EXECUTION COPY





                       AMENDED AND RESTATED LOAN AGREEMENT


                                  by and among


                       GRAY COMMUNICATIONS SYSTEMS, INC.,
                                  as Borrower,

                               NATIONSBANK, N.A.,
                 as Syndication Agent and Administrative Agent,

                           KEY CORPORATE CAPITAL INC.,
                             as Documentation Agent,

                                       and

                   THE FINANCIAL INSTITUTIONS LISTED HEREIN


                               as of July 31, 1998


                                      with


                     NATIONSBANC MONTGOMERY SECURITIES LLC,
                                as Lead Arranger.


                   Powell, Goldstein, Frazer & Murphy LLP,
                                Atlanta, Georgia

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


SECTION 1. DEFINITIONS.......................................................2

  1.1 DEFINITIONS............................................................2
  1.2 OTHER TERMS...........................................................18
  1.3 ACCOUNTING PROVISIONS.................................................19

SECTION 2. THE LOANS AND THE LETTERS OF CREDIT..............................19
  2.1 THE REVOLVING COMMITMENT AND THE REVOLVING LOANS......................19
  2.2 THE TERM COMMITMENT AND THE TERM LOANS................................21
  2.3 LETTER OF CREDIT......................................................21
  2.4 MAKING AND CONTINUATION/CONVERSION OF THE LOANS.......................25
  2.5 THE NOTES.............................................................26
  2.6 FEES..................................................................27
  2.7 PREPAYMENT............................................................27
  2.8 RESERVES OR DEPOSIT REQUIREMENTS, ETC.................................29
  2.9 TAX LAW, INCREASED COSTS, ETC.........................................29
  2.10  EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE....30
  2.11  CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL.......................30
  2.12  FUNDING.............................................................30
  2.13  INDEMNITY...........................................................30
  2.14  CAPITAL ADEQUACY....................................................31
  2.15  TAXES...............................................................31
  2.16  INCREMENTAL COMMITMENT..............................................32

SECTION 3. INTEREST; PAYMENTS...............................................32

  3.1 INTEREST..............................................................32
  3.2 MANNER OF PAYMENTS....................................................33

SECTION 4. CLOSING..........................................................34


SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BORROWER...................34

  5.1 ORGANIZATION AND POWERS TAXES.........................................34
  5.2 AUTHORIZATION.........................................................35
  5.3 FINANCIAL STATEMENTS..................................................35
  5.4 PROJECTIONS...........................................................36
  5.5 CAPITALIZATION OF THE BORROWER AND ITS SUBSIDIARIES...................36
  5.6 TITLE TO PROPERTIES; PATENTS, TRADEMARKS, ETC.........................36
  5.7 LITIGATION; PROCEEDINGS...............................................37
  5.8 TAXES.................................................................37
  5.9 ABSENCE OF CONFLICTS..................................................38
  5.10  INDEBTEDNESS........................................................38
  5.11  COMPLIANCE..........................................................38
  5.12  STATEMENTS NOT MISLEADING...........................................39
  5.13  CONSENTS OR APPROVALS...............................................39
  5.14  MATERIAL CONTRACTS AND COMMITMENTS..................................39
  5.15  EMPLOYEE BENEFIT PLANS..............................................40
  5.16  LICENSES AND OPERATING AGREEMENTS...................................40
  5.17  MATERIAL RESTRICTIONS...............................................41
  5.18  INVESTMENT COMPANY ACT..............................................41

  5.19  ABSENCE OF MATERIAL ADVERSE EFFECT..................................41
  5.20  DEFAULTS............................................................41
  5.21  REAL ESTATE.........................................................41
  5.22  SECURITIES LAWS.....................................................41
  5.23  INSURANCE...........................................................42
  5.24  LABOR MATTERS.......................................................42
  5.25  ENVIRONMENTAL COMPLIANCE............................................42
  5.26  SOLVENCY............................................................44
  5.27  BUSSE PURCHASE AGREEMENT, SUBORDINATED NOTE INDENTURE AND
        REGISTRATION STATEMENTS.............................................45
  5.28  LICENSE SUBSIDIARIES................................................46
  5.29  YEAR 2000 COMPLIANCE................................................46

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BANKS.................46

  6.1 COMPLIANCE............................................................46
  6.2 SECURITY AGREEMENTS...................................................48
  6.3 PLEDGE AGREEMENTS.....................................................48
  6.4 REAL ESTATE MATTERS...................................................48
  6.5 FINANCING STATEMENTS..................................................50
  6.6 SUBSIDIARY GUARANTY...................................................50
  6.7 OPINION OF BORROWER'S COUNSEL.........................................50
  6.8 CONSUMMATION OF BUSSE PURCHASE AGREEMENT..............................51
  6.9 SUBORDINATED NOTES....................................................51
  6.10  PAYMENT OF EXISTING INDEBTEDNESS....................................51
  6.11  FINANCIAL INFORMATION...............................................51
  6.12  ENGINEER'S REPORT...................................................52
  6.13  DUE DILIGENCE.......................................................52
  6.14  BORROWING REQUEST...................................................52
  6.15  INSURANCE CERTIFICATES..............................................52
  6.16  CORPORATE DOCUMENTS.................................................53
  6.17  LIEN SEARCHES, CONSENTS AND RELEASES OF LIENS.......................53
  6.18  NO ORDER, JUDGMENT OR DECREE........................................53
  6.19  NO MATERIAL ADVERSE EFFECT..........................................53
  6.20  FEE LETTER; FEES AND EXPENSES.......................................54
  6.21  LEGAL APPROVAL......................................................54
  6.22  OTHER DOCUMENTS.....................................................54

SECTION 7. AFFIRMATIVE COVENANTS OF THE BORROWER............................54

  7.1 USE OF PROCEEDS.......................................................54
  7.2 CONTINUED EXISTENCE; MAINTENANCE OF RIGHTS AND LICENSES; COMPLIANCE
      WITH LAW..............................................................54
  7.3 INSURANCE.............................................................55
  7.4 OBLIGATIONS AND TAXES.................................................55
  7.5 FINANCIAL STATEMENTS AND REPORTS......................................56
  7.6 NOTICES...............................................................58
  7.7 MAINTENANCE OF PROPERTY...............................................59
  7.8 INFORMATION AND INSPECTION............................................59
  7.9 MAINTENANCE OF LIENS..................................................59
  7.10  TITLE TO PROPERTY...................................................60
  7.11  ENVIRONMENTAL COMPLIANCE AND INDEMNITY..............................60
  7.12  RATE HEDGING OBLIGATIONS............................................61
  7.13  FCC CONSENTS........................................................61
  7.14  APPRAISALS..........................................................62
  7.15  REAL ESTATE.........................................................62
  7.16  YEAR 2000 COMPLIANCE................................................62
  7.17  COVENANTS REGARDING FORMATION OF SUBSIDIARIES AND ACQUISITIONS......62

SECTION 8. NEGATIVE COVENANTS OF THE BORROWER...............................63

  8.1 INDEBTEDNESS..........................................................63
  8.2 LIENS.................................................................63
  8.3 GUARANTIES............................................................64
  8.4 RENTAL AND CONDITIONAL SALE OBLIGATIONS...............................64
  8.5 REAL PROPERTY INTERESTS...............................................64
  8.6 CAPITALIZED LEASE OBLIGATIONS.........................................64
  8.7 NOTES, ACCOUNTS RECEIVABLE AND CLAIMS.................................65
  8.8 CAPITAL DISTRIBUTIONS; RESTRICTIONS ON PAYMENTS TO STOCKHOLDERS.......65
  8.9 DISPOSAL OF PROPERTY; MERGERS; ACQUISITIONS; REORGANIZATIONS..........65
  8.10  INVESTMENTS.........................................................68
  8.11  AMENDMENT OF GOVERNING DOCUMENTS....................................69
  8.12  FINANCIAL COVENANTS.................................................69
  8.13  MANAGEMENT AGREEMENTS AND FEES......................................70
  8.14  FISCAL YEAR.........................................................70
  8.15  ERISA...............................................................70
  8.16  AFFILIATES..........................................................71
  8.17  CHANGE OF NAME, IDENTITY OR CORPORATE STRUCTURE.....................71
  8.18  AMENDMENTS OR WAIVERS...............................................71
  8.19  ISSUANCE OR TRANSFER OF CAPITAL STOCK AND OTHER EQUITY INTERESTS....71
  8.20  CHANGE IN BUSINESS..................................................72
  8.21  REGULATION U........................................................72
  8.22  LICENSE SUBSIDIARIES................................................72
  8.23  SUBORDINATED DEBT...................................................72

SECTION 9. EVENTS OF DEFAULT................................................73

  9.1 NON-PAYMENT...........................................................73
  9.2 FAILURE OF PERFORMANCE IN RESPECT OF OTHER OBLIGATIONS................73
  9.3 BREACH OF WARRANTY....................................................73
  9.4 CROSS-DEFAULTS........................................................73
  9.5 ASSIGNMENT FOR BENEFIT OF CREDITORS...................................74
  9.6 BANKRUPTCY............................................................74
  9.7 APPOINTMENT OF RECEIVER; LIQUIDATION..................................74
  9.8 JUDGMENTS.............................................................74
  9.9 IMPAIRMENT OF COLLATERAL; INVALIDATION OF ANY LOAN DOCUMENT...........74
  9.10  TERMINATION OF LICENSE OR OPERATING AGREEMENT.......................75
  9.11  CHANGE OF CONTROL...................................................75
  9.12  CONDEMNATION........................................................76
  9.13  CESSATION OF OPERATIONS.............................................76
  9.14  SUBORDINATION.......................................................76
  9.15  MATERIAL ADVERSE EFFECT.............................................76

SECTION 10. REMEDIES........................................................76

  10.1  OPTIONAL DEFAULTS...................................................76
  10.2  AUTOMATIC DEFAULTS..................................................77
  10.3  PERFORMANCE BY THE BANKS............................................77
  10.4  OTHER REMEDIES......................................................77
  10.5  ENFORCEMENT AND WAIVER BY THE BANKS.................................77

SECTION 11. THE ADMINISTRATIVE AGENT........................................78

  11.1  APPOINTMENT.........................................................78
  11.2  POWERS..............................................................78
  11.3  GENERAL IMMUNITY....................................................78

  11.4  ACTION ON INSTRUCTIONS OF THE BANKS.................................79
  11.5  EMPLOYMENT OF ADMINISTRATIVE AGENTS AND COUNSEL.....................79
  11.6  RELIANCE ON DOCUMENTS; COUNSEL......................................79
  11.7  ADMINISTRATIVE AGENT'S REIMBURSEMENT AND INDEMNIFICATION............79
  11.8  RIGHTS AS A BANK....................................................80
  11.9  BANK CREDIT DECISION................................................80
  11.10 SUCCESSOR ADMINISTRATIVE AGENT......................................80
  11.11 RATABLE SHARING.....................................................81
  11.12 ACTIONS BY THE ADMINISTRATIVE AGENT AND THE BANKS...................81

SECTION 12. MISCELLANEOUS...................................................81

  12.1  CONSTRUCTION........................................................81
  12.2  FURTHER ASSURANCE...................................................82
  12.3  EXPENSES OF THE ADMINISTRATIVE AGENT AND THE BANKS; INDEMNIFICATION.82
  12.4  NOTICES.............................................................83
  12.5  WAIVER AND RELEASE BY THE BORROWER..................................85
  12.6  RIGHT OF SET OFF....................................................85
  12.7  SUCCESSORS AND ASSIGNS; PARTICIPATIONS..............................85
  12.8  APPLICABLE LAW......................................................87
  12.9  ENFORCEMENT.........................................................88
  12.10 JURY TRIAL WAIVER...................................................88
  12.11 BINDING EFFECT AND ENTIRE AGREEMENT.................................89
  12.12 COUNTERPARTS........................................................89
  12.13 SURVIVAL OF AGREEMENTS..............................................89
  12.14 MODIFICATION........................................................89
  12.15 SEPARABILITY........................................................90
  12.16 SECTION HEADINGS....................................................90
  12.17 TERMINATION.........................................................90
  12.18 FCC COMPLIANCE......................................................91
  12.19 MARSHALING; PAYMENTS SET ASIDE......................................91

                                    EXHIBITS


Exhibit A   -     Form of Borrower Security Agreement
Exhibit B   -     Form of Borrower Pledge Agreement
Exhibit C   -     Form of Subsidiary Guaranty
Exhibit D   -     Form of Subsidiary Pledge Agreement
Exhibit E   -     Form of Subsidiary Security Agreement
Exhibit F   -     Form of Revolving Note
Exhibit G   -     Form of Term Note
Exhibit H   -     Form of Compliance Certificate




                                    SCHEDULES


Schedule 1  -     Permitted Liens
Schedule 2  -     Ratable Share and Notice Addresses
Schedule 3  -     Subsidiaries
Schedule 4  -     Capitalization
Schedule 5  -     Litigation
Schedule 6  -     Permitted Indebtedness
Schedule 7  -     Compliance Issues
Schedule 8  -     Material Contracts
Schedule 9  -     Employee Benefit Plans
Schedule 10 -     Licenses
Schedule 11 -     Real Estate
Schedule 12 -     Environmental Problems

                       AMENDED AND RESTATED LOAN AGREEMENT
                       -----------------------------------


      THIS AMENDED AND RESTATED LOAN AGREEMENT is made and entered into as of July 31, 1998, by and among GRAY COMMUNICATIONS SYSTEMS, INC., a Georgia corporation (the "Borrower"), the FINANCIAL INSTITUTIONS listed on the signature pages hereof (the "Banks"), NATIONSBANK, N.A., as syndication agent (the "Syndication Agent"), KEY CORPORATE CAPITAL INC., as documentation agent (the "Documentation Agent") and NATIONSBANK, N.A., as administrative agent (the "Administrative Agent") for the Banks, the Syndication Agent, and the Documentation Agent.

                                   WITNESSETH:
                                   ----------

      WHEREAS, the Borrower, Key Corporate Capital Inc., as Agent (as defined in the Prior Loan Agreement defined below), and NationsBank, N.A., as Co-Agent (as defined in the Prior Loan Agreement defined below), and the Banks are all parties to the Prior Loan Agreement (as hereinafter defined); and

      WHEREAS, the Borrower has requested that the Administrative Agent, the Documentation Agent and the Banks consent to certain amendments to the Prior Loan Agreement, as more fully set forth in this Amended and Restated Loan Agreement; and

      WHEREAS, the Administrative Agent and the Banks have agreed to amend and restate the Prior Loan Agreement in its entirety as set forth herein; and

      WHEREAS, the Borrower acknowledges and agrees that the security interest granted to the Agent (as defined in the Prior Loan Agreement), for itself and on behalf of the Banks pursuant to the Prior Loan Agreement and the Collateral Documents (as defined in the Prior Loan Agreement) executed in connection therewith shall remain outstanding and in full force and effect in accordance with the Prior Loan Agreement and shall continue to secure the Obligations (as defined herein); and

      WHEREAS, the Borrower acknowledges and agrees that (i) the Obligations (as hereinafter defined) represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Obligations (as defined in the Prior Loan Agreement) arising in connection with the Prior Loan Agreement and the other Collateral Documents executed in connection therewith;
(ii) the parties hereto intend that the Prior Loan Agreement and the other Collateral Documents executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Indebtedness under the Prior Loan Agreement and the other Collateral Documents executed in connection therewith as so amended, restated, restructured, renewed, extended, consolidated and modified hereunder, together with all other Obligations hereunder, (iii) all Liens evidenced by the Prior Loan Agreement and the other Collateral Documents executed in connection therewith are hereby ratified, confirmed and continued; and (iv) the Loan Documents (as hereinafter defined) are intended to restructure, restate, renew, extend, consolidate, amend and modify the Prior Loan Agreement and the other Collateral Documents executed in connection therewith; and

      WHEREAS, the parties hereto intend that (i) the provisions of the Prior Loan Agreement and the other Collateral Documents executed in connection therewith, to the extent restructured, restated, renewed, extended, consolidated, amended and modified hereby, are hereby superseded and replaced by the provisions hereof and of the Loan Documents; and (ii) the Notes (as hereinafter defined) amend, renew, extend, modify, replace, are substituted for and supersede in their entirety, but do not extinguish the indebtedness arising under, the promissory notes issued pursuant to the Prior Loan Agreement;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby amend and restate the Prior Loan Agreement as follows:

SECTION 1   DEFINITIONS.

      1.1 Definitions. All terms typed with leading capitals are terms defined in this Agreement. For the purposes of this Agreement, the terms defined in this
Section 1 shall have the meanings set out below.

      "Adjusted Leverage Ratio" shall mean, as of any date, the ratio of (a) the difference between (i) Total Debt as of such date, minus (ii) the aggregate amount of the Borrower's cash and marketable securities on hand, not to exceed $5,000,000 to (b) Operating Cash Flow for the four (4) quarter period then ended or most recently ended.

      "Administrative Agent" shall mean NationsBank, N.A., in its capacity as Administrative Agent for the Banks or any successor Administrative Agent appointed pursuant to Section 11.10.

      "Administrative Agent's Office" shall mean the office of the Administrative Agent located at NationsBank, N.A., Agency Services, NC1-001-15-04, Independence Center, 101 North Tryon Street, Charlotte, North Carolina 28255, or such other office as may be designated pursuant to Section 12.4.

      "Affiliate" means, with respect to any Person (a) any other Person which is directly or indirectly controlled by, under common control with or controlling the first specified Person; (b) a Person owning beneficially or controlling ten percent (10%) or more of the equity interest in such other Person; (c) any officer, director or partner of such other Person; or (d) any spouse or relative (by blood, adoption or marriage) of any such individual Person. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, partnership interests, by contract or otherwise.

      "Applicable Margin" means, as of any date of determination, the percentage determined from the following table based upon the Leverage Ratio:



                                Applicable Margin     Applicable Margin
     Leverage Ratio:           for Base Rate Loans:   for LIBOR Loans:
     ---------------           --------------------   ----------------


     Greater than 6.5:1.0.           0.500%               2.250%

     Greater than 6.00:1.0,
     but less than or equal to
     6.50:1.0.                       0.250%               2.00%

     Greater than 5.50:1.0,
     but less than or equal to
     6.00:1.0.                       0.000%               1.750%

     Greater than 5.00:1.0,
     but less than or equal to
     5.50:1.0.                       0.000%               1.500%

     Greater than 4.50:1.0 but
     less than or equal to
     5.00:1.0                        0.00%                1.250%

     Greater than 4.00:1.0,
     but less than or equal to
     4.50:1.0.                       0.000%               1.000%
     Less than or equal to
     4.0:1.0.                        0.000%               0.750%

      "Asset Sale" means the sale by the Borrower or any of its Subsidiaries to any Person of any of the stock, partnership interests or other equity interests of any Subsidiary or any other assets of the Borrower or any Subsidiary, other than (a) the sale of assets in one transaction or a series of transactions with an aggregate value which does not exceed $300,000 in any fiscal year and (b) the sale in the ordinary course of business of assets held for resale in the ordinary course of business or the trade in or replacement of assets in the ordinary course of business.

      "Banking Day" means a day on which the office of the Administrative Agent in Charlotte, North Carolina is open to the public for the transaction of business, and on which, with respect to any LIBOR Loan, banks are open for business in London, England, and quoting deposit rates for dollar deposits.

      "Banks" means the financial institutions listed on the signature pages of this Agreement and their respective successors and assigns; the term "Banks" shall include the Issuing Bank.

      "Base Rate" means the rate of interest determined and publicly announced by the Administrative Agent from time to time as its "prime rate" at the Administrative Agent's Office. The prime rate functions as a reference rate index, and the Administrative Agent may charge borrowers more or less than the prime rate. The Base Rate will automatically change as and when such prime rate changes.

      "Base Rate Loans" means those Loans described in Sections 2.1 and 2.2 on which the Borrower shall pay interest at a rate based on the Base Rate.

      "Benefit Arrangement" means any pension, profit-sharing, thrift or other retirement plan, medical, hospitalization, vision, dental, life, disability or other insurance or benefit plan, deferred compensation, stock ownership, stock purchase, stock option, performance share, bonus, fringe benefit, savings or other incentive plan, severance plan or other similar plan, agreement, arrangement or understanding, to which the Borrower or any member of the Controlled Group is, or in the preceding six (6) years was, required to contribute on behalf of its employees or directors, whether or not such plan, agreement, arrangement or understanding is subject to ERISA.

      "Borrower" means Gray Communications Systems, Inc., a Georgia corporation.

      "Borrower Pledge Agreement" means, collectively, that certain Amended and Restated Borrowers Pledge Agreement dated as of July 31, 1998, between the Borrower and the Administrative Agent, or any supplement, in form and substance satisfactory to the Administrative Agent, thereto, or any other similar agreement substantially in the form of Exhibit A attached hereto, pursuant to which the Borrower has pledged to the Administrative Agent, for itself and on behalf of the Banks, all of the Borrower's Capital Stock in any Subsidiaries existing on the Agreement Date or formed or acquired by the Borrower after the Agreement Date.

      "Borrower Security Agreement" means, collectively, that certain Amended and Restated Borrower Security Agreement dated as of July 31, 1998 between the Borrower and the Administrative Agent, or any supplement in form and substance satisfactory to the Administrative Agent, thereto, or any other similar agreement substantially in the form of Exhibit B attached hereto.

      "Busse Bonds" means those certain 11 5/8% Senior Secured Notes due 2000 issued by Busse Broadcasting on October 26, 1995.

      "Busse Broadcasting" means Busse Broadcasting Corporation, a Delaware corporation.

      "Busse Purchase Agreement" means that certain Amended and Restated Stock Purchase Agreement by and among Busse Broadcasting, South Street (Corporate), Greycliff, South Street (Leveraged), South Street (International), and the Borrower, dated as of June 22, 1998.

      "Busse Sellers" means, collectively, Busse Broadcasting, South Street (Corporate), Greycliff, South Street (Leveraged) and South Street
(International).

      "Capital Distribution" means any dividend, payment or distribution made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any stock, partnership interest or other equity interest of the Borrower or any of its Subsidiaries or as a dividend, return of capital or other payment or distribution of any kind to a shareholder or partner of the Borrower or any of its Subsidiaries in respect of the Borrower's or such Subsidiary's stock or partnership interests; provided, however, that any dividend or other distribution with respect to any class of Capital Stock paid or made in such class of Capital Stock shall not constitute a "Capital Distribution" for purposes of this Agreement.

      "Capital Expenditures" means any payments by the Borrower or any of its Subsidiaries for or in connection with the rental, lease, purchase, construction or use of any real or personal property the value or cost of which, under GAAP, should be capitalized and appear on the Borrower's or such Subsidiary's balance sheet in the category of property, plant or equipment, without regard to the manner in which such payments or the instrument pursuant to which they are made are characterized by the Borrower or such Subsidiary or any other Person; provided, however, that neither (a) the capitalized portion of the purchase price payable in connection with the Busse Purchase Agreement or a Permitted Acquisition, nor (b) expenditures of proceeds of casualty insurance policies reasonably and promptly applied to replace insured assets, shall constitute a Capital Expenditure for purposes of this Agreement.

      "Capital Stock" means, as applied to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

      "Capitalized Lease Obligations" means the obligations of the Borrower or any of its Subsidiaries to pay rent or other amounts under leases of, or other agreements conveying the right to use real or personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of the Borrower or such Subsidiary, prepared in accordance with GAAP.

      "Closing" and "Closing Date" have the meanings assigned to them in
Section 4.

      "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

      "Commitments" means, collectively, the Term Commitment and the Revolving Commitment; and "Commitment" shall mean either one of the foregoing Commitments.

      "Controlled Group" means a controlled group of entities which are treated as a single employer under Sections 414(b), 414(c) or 414(m) of the Code of which the Borrower or any of its Subsidiaries is a part.

      "Cosmos Broadcasting" means Cosmos Broadcasting Corporation, a South Carolina corporation.

      "Default Interest Rate" means a simple rate of interest equal to the sum of (a) the Base Rate, plus (b) two percent (2.0%) per annum.

      "Discount Rate" means, with respect to a prepayment or conversion of a LIBOR Loan on a date other than the last day of its Interest Period, a rate equal to the interest rate (as of the date of prepayment or conversion) on United States Treasury obligations in a like amount as such Loan and with a maturity approximately equal to the period between the prepayment or conversion date and the last day of the Interest Period of such Loan, as determined by the Administrative Agent.

      "Environmental Claim" means, with respect to any Person, any written or oral notice, claim, demand, request for information, citation, summons, order or other communication (each, a "claim") by any other Person alleging or asserting the liability of the recipient of such claim for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property or health, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release, of any Hazardous Material at or from any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

      "Environmental Laws" means all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, order, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the emission, release or discharge of substances into, the environment.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

      "Event of Default" means any of the events specified in Section 9.

      "Exchange Parties" means, collectively, the Borrower, WALB Inc., WALB (License), Cosmos Broadcasting, Busse Broadcasting, and WEAU (License).

      "FCC" means the Federal Communications Commission or any governmental authority at any time substituted therefor.

      "Fee Letter" means any letter agreement between the Administrative Agent, the Syndication Agent, the Lead Arranger, the Documentation Agent or any Lender on the one hand, and the Borrower relating to certain fees payable by the Borrower in connection with this Agreement.

      "Final Order" means an action or order issued by the FCC (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests or petitions have been filed for administrative or judicial review, reconsideration, rehearing, appeal or stay, and the time for filing any such requests or petitions and for the FCC to set aside the action on its own motion has expired, (ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired, and
(iii) no appeal to a court or request for stay by a court of such action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

      "Fixed Charge Coverage Ratio" means, as of the end of any fiscal quarter, the ratio of (a) Operating Cash Flow for the four (4) quarter period then ended to (b) the sum of (i) all Interest Expense for such four (4) quarter period, plus, (ii) all required principal payments of Revolving Loans made pursuant to scheduled Revolving Commitment reductions pursuant to Section 2.1 during such four (4) quarter period, plus (iii) all required principal payments due on the Term Loans during such four (4) quarter period, plus (iv) all principal payments required to be made by the Borrower and its Subsidiaries on Total Debt (other than the Loans) during such four (4) quarter period, plus (v) Capital Expenditures made by the Borrower and its Subsidiaries during such four (4) quarter period, plus (vi) any federal, state or local income taxes accrued by the Borrower or any of its Subsidiaries during such four (4) quarter period.

      "GAAP" means generally accepted accounting principles in effect from time to time in the United States, consistently applied.

      "Greycliff" means Greycliff Leveraged Fund 1993, L.P., a Delaware limited partnership.

      "Guarantor" means any Person who pledges its credit or property in any manner, or otherwise becomes responsible for the payment or other performance of the indebtedness, contract or other obligation of another Person and includes, without limitation, any guarantor (whether of payment or of collection), surety, co-maker, endorser or one who agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind and one who has endorsed (otherwise than for collection or deposit in the ordinary course of business), or has discounted with recourse or agreed (continuously or otherwise) to purchase or otherwise acquire or become liable for, any Indebtedness.

      "Hazardous Material" means, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls ("PCBs"), (b) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental

Law and (c) any other chemical or other material or substance, exposure to which is not or hereafter prohibited, limited or regulated under any Environmental Law.

      "Indebtedness" means, with respect to any Person, all liabilities, obligations and reserves, contingent or otherwise, which, in accordance with GAAP, would be reflected as a liability on a balance sheet (excluding trade accounts payable and accrued expenses arising in the ordinary course of business), and (without duplication) (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchase by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, (g) all obligations or liabilities in respect of which such Person is a Guarantor, (h) all Capitalized Lease Obligations of such Person, (i) all Rate Hedging Obligations, and (j) all obligations of such Person as an account party to reimburse any Person in respect of letters of credit (including, without limitation, the Letters of Credit) or bankers' acceptances. The Indebtedness of any Person shall include any recourse Indebtedness of any partnership in which such Person is a general partner.

      "Interest Expense" shall mean, for any period, the gross interest expense accrued by the Borrower and its Subsidiaries in respect of their Indebtedness for such period, determined on a consolidated basis, all fees payable under
Section 2.6 or any Fee Letter and any other fees, charges, commissions and discounts in respect of Indebtedness, including any fees payable in connection with the Letters of Credit. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower with respect to Rate Hedging Obligations.

      "Interest Period" means, with respect to any LIBOR Loan, the period selected by the Borrower, commencing on the date such Loan is made, continued or converted and ending on the last day of such period as selected by the Borrower. The Interest Period for each LIBOR Loan shall be one (1), two (2), three (3) or six (6) months or, if available from all of the Banks, nine (9) or twelve (12) months; provided, however, that whenever the last day of such Interest Period would otherwise occur on a day other than a Banking Day, the last day of such Interest Period shall occur on the next succeeding Banking Day; and provided, further, however, that if such extension of time would cause the last day of such Interest Period to occur in the next calendar month, the last day of such Interest Period shall occur on the next preceding Banking Day; and provided, further, however, that if the first day of an Interest Period is the last Banking Day of a month or a day for which there is no numerically corresponding day in the appropriate subsequent calendar month, then such Interest Period shall end on the last Banking Day of the appropriate subsequent calendar month. The Borrower shall not select any Interest Period which extends beyond any date on which a scheduled payment is or may be required to be made pursuant to
Section 2.1(b), 2.2 or 2.7(b)(i) unless the sum of the amount available to be drawn under the Commitments, plus the aggregate principal balance of all Base Rate Loans and all LIBOR Loans with Interest Periods ending prior to such date is at least equal to the maximum amount that is, or may be, required to be paid on such date.

      "Issuing Bank" means NationsBank, N.A., in its capacity as the issuer of the Letters of Credit, or any successor issuer of the Letters of Credit.

      "KGIN-TV" means the television station KGIN-TV serving Grand Island, Nebraska.

      "KOLN-TV" means the television station KOLN-TV serving Lincoln, Nebraska.

      "Lead Arranger" means NationsBanc Montgomery Securities LLC.

      "Letters of Credit" has the meaning ascribed to it in Section 2.3(a).

      "Leverage Ratio", as of any date, means the ratio of (a) Total Debt as of such date to (b) Operating Cash Flow for the four (4) quarter period then ended or most recently ended.

      "LIBOR" means the average (rounded upwards, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the per annum rates at which deposits in immediately available funds in United States dollars for the relevant Interest Period and in an amount approximately equal to the Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Administrative Agent by prime banks in the London Eurodollar market, determined as of 11:00 a.m. London, England time (or as soon thereafter as practicable), two (2) Banking Days prior to the beginning of the relevant Interest Period.

      "LIBOR Loans" means those Loans described in Sections 2.1 and 2.2 on which the Borrower shall pay interest at a rate based on the applicable LIBOR Rate.

      "LIBOR Rate" means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest one one-hundredth of one percent (1/100%)) by dividing (a) the applicable LIBOR by (b) the difference between (1) 1.0, minus (2) the LIBOR Reserve Percentage.

      "LIBOR Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (as that term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time). The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

      "License" means any license, authorization, permit, consent, franchise, ordinance, registration, certificate, agreement or other right filed with, granted by, or entered into by a federal, state or local governmental authority which permits or authorizes the acquisition, construction or operation of a television broadcasting station, or any part of a television broadcasting station or which is required for the acquisition, ownership or operation of any Station, any Newspaper, the Porta Phone Business or the Satellite Broadcasting Business.

      "License Subsidiary" means each Subsidiary which has no assets other than Licenses issued by the FCC.

      "Licensing Authority" means a governmental authority which has granted or issued a License.

      "Lien" as applied to the property of any Person means: (a) any mortgage, lien, pledge, charge, lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness in priority to the payment of the general, unsecured creditors of such Person;
(c) the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or its equivalent of any jurisdiction in respect of Indebtedness; and (d) in the case of securities or other equity interests, any purchase option, call or similar right of a third party with respect to such securities or other equity interests.

      "Like-Kind Exchange Agreement" means, collectively, the following: (a) that certain Exchange Agreement by and among the Borrower, WALB Inc., WALB (License), Cosmos Broadcasting, Busse Broadcasting, and WEAU (License), dated as of June 22, 1998; (b) that certain Asset Purchase Agreement by and among Busse Broadcasting, WEAU (License), and Cosmos Broadcasting, dated as of June 22, 1998; (c) that certain Asset Purchase Agreement by and among WALB Inc., WALB (License), and Cosmos Broadcasting, dated as of June 22, 1998; and (d) that certain Escrow Agreement by and among WALB Inc., WALB (License), and Cosmos Broadcasting, dated as of June 22, 1998.

      "Loan Documents" shall mean this Agreement, the Notes, the Security Agreements, the Pledge Agreements, the Subsidiary Guarantees, all subordination agreements entered into by creditors of the Borrower or any of its Subsidiaries with respect to Indebtedness for Money Borrowed of the Borrower or any of its Subsidiaries, all legal opinions or reliance letters issued by counsel to the Borrower or any of its Subsidiaries, all Fee Letters, all agreements relating to any Rate Hedging Obligations of the Borrower or any of its Subsidiaries, on the one hand, and the Administrative Agent and the Banks, or any of them, on the other hand, all compliance certificates issued by the Borrower or any of its Subsidiaries and all other documents, agreements, supplements and certificates executed or delivered in connection with or contemplated by this Agreement or any of the foregoing documents, agreements and instruments.

      "Loans" means, collectively, the Revolving Loans and the Term Loans; and "Loan" shall mean any one of the foregoing Loans.

      "Material Adverse Effect" means a material adverse effect upon or change in (a) the properties, assets, business, operations, financial condition or prospects of the Borrower or any of its Subsidiaries or on the ability of the Borrower or any such Subsidiary to conduct its business, (b) the ability of the Borrower, any of its Subsidiaries or any other party to a Loan Document (other than the Administrative Agent or any Bank) to perform its obligations hereunder or under any other Loan Document to which it is a party, (c) the validity or enforceability of this Agreement, the Notes or any other Loan Document, or (d) the rights or remedies of the Administrative Agent or the Banks under this Agreement, the Notes or any other Loan Document or at law or in equity.

      "Maturity Date" shall mean June 30, 2005.

      "Mortgages" has the meaning assigned to it in Section 6.4(a).

      "Net Earnings" means, with respect to the Borrower, the consolidated net income (or deficit) of the Borrower and its Subsidiaries for the period involved, after taxes paid or accrued and after all proper charges and reserves (excluding, however, non-recurring special charges and credits), all as determined in accordance with GAAP.

      "Newspapers" means, as of any date, the newspapers owned or operated by the Borrower or any of its Subsidiaries as of such date.

      "Notes" means, collectively, the Revolving Notes and the Term Notes; and "Note" shall mean any one of the foregoing Notes.

      "Obligations" means any obligation of the Borrower or any of its Subsidiaries (a) to pay to the Banks the principal of and interest on the Loans in accordance with the terms hereof and of the Notes and the contingent liability of the Borrower under all outstanding Letters of Credit, including, without limitation, any interest accruing after the date of any filing by the Borrower or any Subsidiary of any petition in bankruptcy or the commencing of bankruptcy, insolvency or similar proceedings with respect to the Borrower or any of its Subsidiaries, regardless of whether such interest is allowable as a claim in any such proceeding; (b) in respect of any Rate Hedging Obligations owing to any Bank or any Affiliate of any Bank; (c) to pay, satisfy or perform any other liability or obligation to the Administrative Agent or any Bank, arising under this Agreement or any Loan Document, whether now existing or hereafter incurred by reason of future advances or otherwise, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications or renewals thereof and substitutions therefor, and including, without limitation, all fees, indemnification amounts, costs and expenses, including interest thereon and reasonable attorneys' fees, incurred by the Administrative Agent or any Bank for the protection, preservation or enforcement of its rights and remedies arising hereunder or under the Loan Documents; (d) to repay to the Administrative Agent or the Banks all amounts advanced at any time by the Administrative Agent or the Banks hereunder or under any Loan

Document, including, without limitation, advances for principal or interest payments to prior secured parties, mortgagees, lienors or other Persons, or for taxes, levies, insurance, rent or repairs to, or maintenance or storage of, any of the property of the Borrower or any of its Subsidiaries; (e) to perform any covenant or agreement made with the Banks pursuant to this Agreement or any Loan Document; or (f) to take any other action in respect of any other liability of any nature of the Borrower or any of its Subsidiaries to the Banks under this Agreement or any Loan Document.

      "Operating Agreement" means any programming agreement, time brokerage, local marketing or similar agreement, network affiliation agreement, franchise agreement, lease or other agreement of the Borrower or any of its Subsidiaries relating to the operation of a Station, a Newspaper, the Porta Phone Business or the Satellite Broadcasting Business, the termination or adverse modification of which could reasonably be expected to have a Material Adverse Effect.

      "Operating Cash Flow" means, during any period, the consolidated Net Earnings of the Borrower for such period (excluding, to the extent included in Net Earnings, (i) the effect of any exchange of advertising time for non-cash consideration, such as merchandise or services, (ii) any other non-cash income or expense (including the cumulative effect of a change in accounting principles and extraordinary items) and (iii) any gains or losses from sales, exchanges and other dispositions of property not in the ordinary course of business), minus any interest income, investment income and other non-operating income, minus any cash payments made in respect of Programming Obligations, plus the sum of (a) depreciation on or obsolescence of fixed or capital assets and amortization of intangibles and leasehold improvements (including, without limitation, amortization in respect of Programming Obligations) for such period, plus (b) Interest Expense accrued in such period, plus (c) federal, state and local income taxes accrued in such period to the extent deducted in calculating Net Earnings in such period (other than any such taxes resulting from any gains from sales and exchanges and other distributions not in the ordinary course of business), all on a consolidated basis and computed on the accrual method. For purposes of calculating Operating Cash Flow in any period , any acquisition of any Station or Newspaper, and any sale or other disposition of any assets, which occurs during such period shall be deemed to have occurred on the first day of such period.

      "PBGC" means the Pension Benefit Guaranty Corporation or any governmental authority at any time substituted therefor.

      "PCBs" has the meaning assigned to it in the definition of "Hazardous Materials" herein.

      "Pension Plan" means an employee pension benefit plan as defined in
Section 3(2) of ERISA which is subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code.

      "Permitted Acquisition" has the meaning assigned to it in
Section 8.9(b).

      "Permitted Investment" has the meaning assigned to it in Section 8.10.

      "Permitted Lien" means any of the following Liens:

                  (a) Liens for taxes or assessments and similar charges, which are either not delinquent or being contested diligently and in good faith by appropriate proceedings, and (i) as to which the Borrower or its affected Subsidiary has set aside adequate reserves in accordance with GAAP on its books and (ii) which do not entail any significant risk of loss, forfeiture, foreclosure or sale of the property subject thereto;

                  (b) statutory Liens, such as mechanic's, materialman's, warehouseman's, landlord's, artisan's, workman's, contractor's, carrier's or other like Liens, (i) incurred in good faith in the ordinary course of business,
(ii) which are either not delinquent or are being contested diligently and in good faith by appropriate proceedings, (iii) as to which the Borrower or its affected Subsidiary has set aside adequate reserves in accordance with GAAP on its books or bonded satisfactorily to the Administrative Agent and (iv) which do not entail any significant risk of loss, forfeiture, foreclosure or sale of the property subject thereto;

                  (c) encumbrances consisting of zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of real property or minor irregularities of title, provided that none of such encumbrances materially impairs the use or value of any property in the operation of the Borrower's or any of its Subsidiaries' business;

                  (d) Liens securing conditional sale, rental or purchase money obligations permitted under Section 8.4 and Capitalized Lease Obligations permitted under Section 8.6 (and protective UCC-1 financing statements filed by lessors in connection therewith under leases not intended as security), but only in the property which is the subject of such obligations;

                  (e) Liens arising under or pursuant to this Agreement or any Loan Document or otherwise securing any Obligation;

                  (f) Liens in respect of judgments or awards with respect to which the Borrower or any of its Subsidiaries is, in good faith, prosecuting an appeal or proceeding for review and with respect to which a stay of execution upon such appeal or proceeding for review has been secured, and as to which judgments or awards the Borrower or such Subsidiary has established adequate reserves in accordance with GAAP on its books or has bonded in a manner satisfactory to the Administrative Agent;

                  (g) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, old-age pensions or other social security programs;

                  (h) Liens granted to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety, customs, appeal and performance bonds and other similar obligations and not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of any property; and

                  (i) any other Liens listed on Schedule 1 attached hereto or to which the Required Banks have consented in writing.

      "Person" shall include natural persons, corporations, business trusts, associations, companies, limited liability companies, joint ventures and partnerships.

      "Plan" means any employee benefit plan, as defined under Section 3(3) of ERISA, established or maintained by the Borrower or any member of the Controlled Group or any such Plan to which the Borrower or any member of the Controlled Group is, or in the last six (6) years was, required to contribute on behalf of its employees.

      "Pledge Agreements" means, collectively, the Borrower Pledge Agreement and the Subsidiary Pledge Agreements.

      "Porta Phone Business" means, as of any date, the porta phone paging business owned or operated by the Borrower or any of its Subsidiaries as of such date.

      "Possible Default" means an event, condition, situation or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice of both would constitute, an Event of Default.

      "Preferred Stock" means, collectively, the Series A Preferred Stock of the Borrower and Series B Preferred Stock of the Borrower.

      "Prepayment Premium" means, with respect to the prepayment or conversion of any LIBOR Loan or any other receipt or recovery of any LIBOR Loan prior to the end of the applicable Interest Period, whether by voluntary prepayment, acceleration, conversion to a Base Rate Loan or otherwise, an amount equal to the sum of (a) the present value (discounted at the Discount Rate) of the product of (i) the excess, if any, of the rate of interest applicable to such Loan pursuant to Section 3.1 at the time of such prepayment or conversation on the principal amount so prepaid, converted or accelerated, as the case may be, over the Discount Rate, as determined by the Administrative Agent, times (ii) the principal amount so prepaid, converted or accelerated, as the case may be, times (iii) a fraction, the numerator of which is the number of days remaining in the related Interest Period and the denominator of which is three hundred and sixty (360) (taking into installment payments of the Loans being prepaid), plus
(b) reasonable out-of-pocket costs and expenses incurred by the Banks and the Administrative Agent with respect to such prepayment.

      "Prior Loan Agreement" means that certain Loan Agreement by and among the Borrower, Key Corporate Capital Inc., as Agent (as defined therein), NationsBank, N.A. (South), as Co-Agent (as defined therein), and the financial institutions parties thereto dated as of September 23,

1996, as amended by that certain First Amendment to Loan Agreement dated as of September 8, 1997.

      "Pro Forma Debt Service" means, as of the end of any fiscal quarter, the sum of, (a) all required principal payments of Revolving Loans made pursuant to scheduled Revolving Commitment reductions pursuant to Section 2.1 during the four (4) quarter period following such date, plus (b) all principal payments required to be made on the Term Loans pursuant to Section 2.2 during such subsequent four (4) quarter period, plus (c) all principal payments required to be made by the Borrower and its Subsidiaries on Total Debt (other than the Loans) during such subsequent four (4) quarter period, plus (d) all Interest Expense during such subsequent four (4) quarter period. In calculating Pro Forma Debt Service, (i) the interest rate in effect in such subsequent period on any Indebtedness which does not bear interest at a rate which is fixed for the entire subsequent period shall be deemed to be the interest rate in effect on such Indebtedness as of the date of determination, and (ii) for the purpose of determining the amount of principal payments required on the Term Loans pursuant to Section 2.2 in future periods, it shall be assumed that the principal amount of Term Loans outstanding as of the date of determination will be outstanding for the subsequent four (4) quarter period, subject to any required principal payments.

      "Programming Obligations" means all direct or indirect monetary liabilities, contingent or otherwise, with respect to contracts for television broadcast rights relating to television series or other programs produced or distributed for television release.

      "Quarterly Date" means the last day of each of the Borrower's fiscal quarters, which dates shall be March 31st, June 30th, September 30th and December 31st of each year.

      "Ratable Share" means, with respect to any Bank, its pro rata share of the Revolving Commitment, the Term Commitment, the Letters of Credit and the Loans. The Ratable Share of each Bank as of the date of this Agreement is as set forth on Schedule 2 attached hereto.

      "Rate Hedging Obligations" means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidence or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect the Borrower from the fluctuations of interest rates, including, without limitation, interest rate exchange or swap agreements, reverse swap agreements, interest rate cap or collar protection agreements, and interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

      "Regulatory Change" means the adoption of or any change in federal, state or local treaties, laws, rules or regulations or the adoption of or change in any interpretations, guidelines, directives or requests of or under any federal, state or local treaties, laws, rules or regulations (whether or not having the force of law) by any court, governmental authority, central bank or comparable agency charged with the interpretation or administration thereof.

      "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

      "Reportable Event" means a reportable event as that term is defined in Title IV of ERISA, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code and of
Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code).

      "Required Banks" means, at any time, the Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the then aggregate unpaid principal amount of the Loans, or, if no principal amount of the Loans is then outstanding, the Banks having at least sixty-six and two thirds percent (66 2/3%) of the Commitments.

      "Revolving Commitment" has the meaning assigned to it in Section 2.1(a).

      "Revolving Loans" has the meaning assigned to it in Section 2.1(a).

      "Revolving Notes" has the meaning assigned to it in Section 2.5.

      "Satellite Broadcasting Business" means, as of any date, the satellite broadcasting business owned or operated by the Borrower or any of its Subsidiaries on such date.

      "Security Agreements" means, collectively, the Borrower Security Agreement and the Subsidiary Security Agreements.

      "Senior Debt" means (a) Total Debt, minus (b) Subordinated Debt.

      "South Street (Corporate)" means South Street Corporate Recovery Fund I, L.P., a Delaware limited partnership.

      "South Street (Leveraged)" means South Street Leveraged Corporate Recovery Fund, L.P., a Delaware limited partnership.

      "South Street (International)" means South Street Corporate Recovery Fund I (International), L.P., a Delaware limited partnership.

      "Stations" means, as of any date, the television broadcasting stations and all television translators, auxiliary stations and low power television stations owned in connection with the foregoing, or any other communications station owned or operated by the Borrower or any of its Subsidiaries on such date.

      "Subordinated Debt" means all Indebtedness of the Borrower and its Subsidiaries under the Subordinated Note Indenture or any agreements, notes, instruments or documents executed or delivered in connection therewith and all other Indebtedness of the Borrower the repayment of which is subordinated in right of payment to the Obligations pursuant to a subordination agreement in form and substance satisfactory to all of the Banks.

      "Subordinated Note Indenture" means that certain Indenture dated as of September 25, 1996, among the Borrower, all of its Subsidiaries, and Bankers Trust Company in respect of the Borrower's 10-5/8% Senior Subordinated Notes due 2006, as the same may be amended to the extent permitted in Section 8.19.

      "Subsidiary" means each partnership or corporation, the majority of the outstanding partnership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would
be) owned, directly or indirectly, at the time in question by the Borrower.

      "Subsidiary Guaranties" means, collectively, those certain Guaranties dated as of September 23, 1996, in favor of the Agent (as defined in the Prior Loan Agreement) and the Banks given by each Subsidiary of the Borrower, or any supplement, in form and substance satisfactory to the Administrative Agent, thereto, and shall include any similar agreements substantially in the form of Exhibit C attached hereto.

      "Subsidiary Pledge Agreements" means, collectively, those certain Subsidiary Pledge Agreements between each Subsidiary of the Borrower having one or more of its own Subsidiaries, on the one hand, and the Agent (as defined in the Prior Loan Agreement), on the other hand, or any supplement, in form and substance satisfactory to the Administrative Agent, thereto, and any similar agreements substantially in the form of Exhibit D attached hereto.

      "Subsidiary Security Agreements" means, collectively, those certain Subsidiary Security Agreements dated as of September 23, 1996, among each of the Subsidiaries and the Agent (as defined in the Prior Loan Agreement), or any supplement, in form and substance satisfactory to the Administrative Agent, thereto, and shall include any similar agreements substantially in the form of Exhibit E attached hereto.

      "Term Commitment" has the meaning assigned to it in Section 2.2(a).

      "Term Loan" has the meaning assigned to it in Section 2.2(a).

      "Term Notes" has the meaning assigned to it in Section 2.5.

      "Total Debt" means (a) all Indebtedness of the Borrower and its Subsidiaries for borrowed money, including, without limitation, the Loans, (b) all Capitalized Lease Obligations of the Borrower and its Subsidiaries, (c) all other Indebtedness of the Borrower or any of its Subsidiaries represented by notes or drafts representing extensions of credit or on which interest is typically charged, (d) all obligation of the Borrower or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, all such obligations to which any property or asset owned by the Borrower or any of its Subsidiaries is subject, whether or not the obligation secured thereby shall have been assumed), (e) all obligations of the Borrower or any of its Subsidiaries under conditional sale or other title retention agreements relating to purchased assets, (f) all obligations of the Borrower or any of its Subsidiaries which are incurred, issued or assumed as the deferred purchase price of property or services and which are payable over a period in excess of one (1) year, (g) all obligations or liabilities in respect of which the Borrower or any of its Subsidiaries is a Guarantor, (h) at any time after the occurrence and during the continuance of an event of default under any agreement of the Borrower or any of its Subsidiaries' governing Rate Hedging Obligations, the aggregate amount payable by the Borrower or such Subsidiary under such agreement, and (i) all obligations of the Borrower or any of its Subsidiaries as an account party to reimburse any Person in respect of letters of credit (including the stated amount of all Letters of Credit) or bankers' acceptances.

      "WALB Inc." means WALB-TV, Inc., a Georgia corporation.

      "WALB (License)" means WALB Licensee Corp., a Delaware corporation.

      "WALB-TV" means television station WALB-TV serving Albany Georgia.

      "WEAU (License)" means WEAU License, Inc., a Delaware corporation.

      "WEAU-TV" means television station WEAU-TV serving Eau Claire, Wisconsin and LaCrosse, Wisconsin.

      "Working Capital" means, as of any date, the excess of the consolidated current assets, other than cash, of the Borrower and its Subsidiaries over their consolidated current liabilities, other than the current portion of long term debt, as of such date.

      "Year 2000 Compliant" has the meaning assigned to it in Section 5.29.

      "Year 2000 Problem" has the meaning assigned to it in Section 5.29.

            1.2 Other Terms. Except as otherwise specifically provided in this Agreement, each term not otherwise expressly defined herein which is defined in the Uniform Commercial Code, as amended (the "UCC"), as adopted in any applicable jurisdiction shall have the meaning assigned to it in the UCC in effect in such jurisdiction. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections, Schedules or Exhibits shall be deemed to be references to Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. Whenever any agreement, promissory note or other instrument or document is defined in this Agreement, such definition shall be deemed to mean and include, from and after the date of any amendment, restatement or modification thereof, such agreement, promissory note or other instrument or document as so amended, restated or modified. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice versa. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

            1.3 Accounting Provisions. All accounting terms used in this Agreement which are not expressly defined herein shall have the respective meanings given to them in accordance with GAAP, all computations shall be made in accordance with GAAP, and all balance sheets and other financial statements shall be prepared in accordance with GAAP. All financial or accounting calculations or determinations required pursuant to this Agreement unless otherwise expressly provided shall be made on a consolidated basis for the Borrower and is Subsidiaries.

SECTION 2.  THE LOANS AND THE LETTERS OF CREDIT.

            2.1   The Revolving Commitment and the Revolving Loans.

                  (a) Subject to the terms and conditions hereof, during the period from the Closing Date up to but not including the Maturity Date, the Banks severally, but not jointly, shall make loans to the Borrower in such amounts as the Borrower may from time to time request but not exceeding in aggregate principal amount at any one time outstanding $100,000,000 (as such amount may be reduced from time to time, the "Revolving Commitment"); provided, however, that in no event shall (1) the aggregate principal amount of such loans, plus the aggregate stated amount of the Letters of Credit exceed the Revolving Commitment, and (2) the aggregate stated amount of all outstanding Letters of Credit exceed $15,000,000. All amounts borrowed by the Borrower pursuant to this Section 2.1(a) and all amounts drawn under any Letter of Credit and not repaid may be referred to hereinafter collectively as the "Revolving Loans." Each Revolving Loan requested by the Borrower shall be funded by the Banks in accordance with their Ratable Shares of the requested Revolving Loan. A Bank shall not be obligated hereunder to make any additional Revolving Loan if immediately after making such Revolving Loan, the aggregate principal balance of all Revolving Loans made by such Bank, plus such Bank's Ratable Share of any outstanding Letters of Credit would exceed such Bank's Ratable Share of the Revolving Commitment. The Revolving Loans may be comprised of Base Rate Loans or LIBOR Loans, as provided in Section 2.4.

                  (b) On each date set forth in the table below, the Revolving Commitment as of September 29, 2000 shall be automatically reduced by the percentage amount set forth for such date in such table:

      ======================================================================
        Calendar
          Year     March 31      June 30       September 30  December 31
      ---------------------------------------------------------------------
                   Not           Not
      2000         applicable.   applicable.   5.00%         5.00%
      ---------------------------------------------------------------------
      2001         3.75%         3.75%         3.75%         3.75%
      ---------------------------------------------------------------------
      2002         3.75%         3.75%         3.75%         3.75%
      ---------------------------------------------------------------------
      2003         5.00%         5.00%         5.00%         5.00
      ---------------------------------------------------------------------
      2004         6.25%         6.25%         6.25%         6.25%
      ---------------------------------------------------------------------
                                 All
                                 remaining     Not           Not
      2005         7.50%         principal.    applicable.   applicable.
     ======================================================================

                  (c) Prior to the Maturity Date, the Borrower may, at its option, subject to the provisions of Section 2.7, from time to time prepay all or any portion of the Revolving Loans. The Borrower may from time to time reborrow amounts so prepaid up to the amount of the Revolving Commitment in effect at the time of reborrowing.

                  (d) Prior to the Maturity Date, by written notice to the Administrative Agent no later than 11:00 a.m., Charlotte, North Carolina time, five (5) Banking Days prior to such termination or reduction, the Borrower may permanently terminate or, from time to time, permanently reduce the Revolving Commitment. Such notice shall be in writing or by telephonic communication confirmed by telecopy or other facsimile transmission on the same day as such telephone notice. Any such partial reduction hereunder shall be in an amount which is not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. The Administrative Agent shall notify the Banks of any such reduction or termination of the Revolving Commitment.

                  (e) All Revolving Loans, together with all interest accrued thereon, shall be paid in full no later than the Maturity Date.

            2.2   The Term Commitment and the Term Loan.

                  (a) Subject to the terms and conditions hereof, the Banks severally, but not jointly, shall make a loan to the Borrower on the Closing Date not exceeding an aggregate principal amount of $100,000,000 (the "Term Commitment"). All amounts borrowed by the Borrower pursuant to this Section 2.2(a) and not repaid may be referred to hereinafter collectively as the "Term Loan". The Term Loan requested by the Borrower shall be funded on the Closing Date by the Banks in accordance with their Ratable Shares. The Term Loan may be a Base Rate Loan or LIBOR Loan, as provided in Section 2.4.

                  (b) Prior to the Maturity Date, the Borrower may, at its option, subject to the provisions of Section 2.7, from time to time prepay all or any portion of the Term Loan. No amount so repaid may be reborrowed.

                  (c) On each date set forth in the table below, the principal amount of the Term Loan outstanding as of December 30, 1999, shall be repaid by the percentage amount set forth for such date in such table:

=========================================================================

Calendar Year  March 31       June 30        September 30   December 31
--------------------------------------------------------------------------
     1999      Not Applicable Not Applicable Not Applicable     2.50%
--------------------------------------------------------------------------
     2000          2.50%          2.50%          2.50%          2.50%
--------------------------------------------------------------------------
     2001          2.50%          2.50%          2.50%          2.50%
--------------------------------------------------------------------------
     2002          4.375%         4.375%         4.375%        4.375%
--------------------------------------------------------------------------
     2003          4.375%         4.375%         4.375%        4.375%
--------------------------------------------------------------------------
     2004          5.312%         5.312%         5.312%        5.312%
--------------------------------------------------------------------------
                              All remaining       Not            Not
     2005         10.625%       principal.    applicable.    applicable.
==========================================================================

            2.3   Letter of Credit.

                  (a) Issuance. Subject to the terms and conditions hereof, including the provisions of Section 6, the Borrower may request that the Issuing Bank issue, from time to time on and after the Closing Date, and the Issuing Bank agrees to issue, from time to time on and after the Closing Date, standby letters of credit (collectively, the "Letters of Credit") in an aggregate stated amount not exceeding $15,000,000. Each Letter of Credit shall be issued under the Revolving Commitment. No Letter of Credit shall (i) have an expiration date which is later than the Maturity Date, (ii) be issued for a term of more than three hundred sixty-four (364) days and (iii) be issued if after giving effect to such issuance, the sum of the outstanding principal balance of the Revolving Loans (including amounts drawn on Letters of Credit and not repaid), plus the aggregate stated amount of outstanding Letters of Credit, would exceed the Revolving Commitment. Each Letter of Credit shall be (y) issued in the manner and on the conditions set forth in this Section 2.3 and Section 6 and (z) in the Issuing Bank's standard form for letters of credit or in such other form as is acceptable to the Issuing Bank inform and substance.

                  (b) Application. Each request for a Letter of Credit shall be made to the Issuing Bank by an application on the Issuing Bank's standard form or in such other manner as the Issuing Bank may approve. Promptly following the issuance of any Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Banks of such issuance.

                  (c) Participation by the Banks.

                        (i) By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the other Banks in respect thereof, the Issuing Bank hereby grants to each other Bank, and each other Bank hereby agrees to acquire from the Issuing Bank, a participation in such Letter of Credit equal to such Bank's Ratable Share of the stated amount of such Letter of Credit, effective upon the issuance of such Letter of Credit; provided, however, that no Bank shall be required to acquire participations in any Letter of Credit that would result in its Ratable Share of the sum of outstanding Revolving Loans, plus the stated amount of all outstanding Letters of Credit to be greater than its Ratable Share of the Revolving Commitment. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, in accordance with Section 2.3(d), such Bank's Ratable Share of each amount disbursed pursuant to a Letter of Credit; provided, however, that payment by the Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct of the Issuing Bank.

                        (ii) Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to paragraph (i) above in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstances whatsoever, including, without limitation, the occurrence and continuance of an Event of Default or Possible Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  (d) Letter of Credit Disbursements.

                        (i) If the Administrative Agent has not received from the Borrower the payment permitted pursuant to paragraph (ii) of this
Section 2.3(d) by 11:00 a.m., Charlotte, North Carolina time, on the date on which the Issuing Bank has notified the Borrower that payment of a draft presented under any Letter of Credit will be made, as provided in such paragraph
(ii), the Administrative Agent shall promptly notify the Issuing Bank and each other Bank of the disbursement to be made under such Letter of Credit and, in the case of each Bank, its Ratable Share of such disbursement. Each Bank shall pay to the Administrative Agent, not later than 1:00 p.m., Charlotte, North Carolina time, on such date (or, if the Issuing Bank shall elect to defer reimbursement from the Banks hereunder, such later date as the Issuing Bank shall specify by notice to the Administrative Agent and the Banks), such Bank's Ratable Share of such disbursement, which the Administrative Agent shall promptly pay to the Issuing Bank. The

Administrative Agent will promptly remit to each Bank its share of any amount subsequently received by the Administrative Agent from the Borrower in respect of such disbursement; provided, however, that amounts so received for the account of any Bank prior to payment by such Bank of amounts required to be paid by it hereunder in respect of any disbursement shall be remitted to the Issuing Bank.

                        (ii) If the Issuing Bank shall receive any draft presented under any Letter of Credit, the Issuing Bank shall give notice thereof as provided in paragraph (iii) below. If the Issuing Bank shall pay and draft presented under a Letter of Credit, the Borrower may (but shall not be required to) pay to the Administrative Agent, for the account of the Issuing Bank, an amount equal to the amount of such draft before 11:00 a.m., Charlotte, North Carolina time, on the Banking Day on which the Issuing Bank shall have notified the Borrower that payment of such draft will be made. The Administrative Agent will promptly pay any such amounts received by it to the Issuing Bank.

                        (iii) The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit to ascertain that the same appear on their face to be in substantial conformity with the terms and conditions of such Letter of Credit. The Issuing Bank shall as promptly as reasonably practicable give oral notification, confirmed in writing, to the Administrative Agent and the Borrower of such demand for payment and the determination by the Issuing Bank as to whether such demand for payment was in accordance with the terms and conditions of such Letter of Credit and whether the Issuing Bank has made or will make a disbursement thereunder, provided that the failure to give such notice shall not relieve the Borrower of its obligation to reimburse such disbursement, and the Administrative Agent shall promptly give each Bank notice thereof.

                  (e) Obligation to Repay Letter of Credit Disbursements, etc. The Borrower assumes all risks in connection with the Letters of Credit and the Borrower's obligation to repay each disbursement under a Letter of Credit shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of:

                        (i) any lack of validity or enforceability of any Letter of Credit;

                        (ii) the existence of any claim, setoff, defense or other right which the Borrower or any other person may at any time have against the beneficiary under any Letter of Credit, the Administrative Agent, the Issuing Bank or any other Bank (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the gross negligence or willful misconduct of the Issuing Bank) or any other Person in connection with this Agreement or any other agreement or transaction;

                        (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that payment by the Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct of the Issuing Bank; and

                        (iv) any other circumstance or event whatsoever, whether or not similar to any of the foregoing; been the result of gross negligence or willful misconduct of the Issuing Bank.

It is understood that in making any payment under a Letter of Credit: (A) the Issuing Bank's exclusive reliance as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any documents presented pursuant to such Letter of Credit prove to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever; and (B) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof, shall, in each case, not be deemed willful misconduct or gross negligence of the Issuing Bank.

                  (f) Indemnification. The Borrower shall: (i) indemnify and hold each Bank (including, without limitation, the Issuing Bank) harmless from any loss resulting from any claim, demand or liability which may be asserted against such Bank in connection with actions taken under any Letter of Credit; and (ii) reimburse such Bank for any fees or other reasonable expenses paid or incurred by such Bank in connection with any Letter of Credit, other than any loss or expense resulting from such Bank's willful misconduct or gross negligence. Any amounts paid by the Issuing Bank on any Letter of Credit shall be deemed to be a Revolving Loan for all purposes of this Agreement and shall bear interest from the date of payment by the Issuing Bank at the rates provided in Section 3.1 until paid in full.

                  (g) Security. Upon the occurrence of any Event of Default, the Borrower shall, upon demand, pay to the Issuing Bank the stated amount of all outstanding Letters of Credit, which amount the Issuing Bank shall hold as security for the obligations incurred under such Letter of Credit, this Agreement or the Notes. The payment by the Borrower of such security shall not terminate the obligations of the Borrower under this Section 2.3.

                  (h)  Additional Costs. If any Regulatory Change shall either
(i) impose upon, modify, require, make or deem applicable to any Bank (or its holding company) any reserve requirement, special deposit requirement, insurance assessment or similar requirement against or affecting any Letter of Credit issued or to be issued hereunder, or (ii) subject any Bank to any tax, charge, fee, deduction or withholding of any kind whatsoever, or (iii) impose any condition upon or cause in any manner the addition of any supplement to or increase of any kind to any Bank's (or its holding company's) capital or cost base for issuing such Letter of Credit which results in an increase in the capital requirement supporting such Letter of Credit, or (iv) impose upon, modify, require, make or deem applicable to any Bank (or its holding company) any capital requirement, increased capital requirement or similar requirement such as the deeming of such Letters of Credit to be assets held by such bank (or its holding company) for capital calculation or other purposes and the result of any events referred to in clause (i), (ii), (iii) or (iv) of this Section 2.3(h) shall be to increase the costs or decrease the benefit in any way to a Bank (or its holding company) of issuing, maintaining or participating in such Letters of Credit, then and in such event the Borrower shall, within ten (10) days after the mailing of written notice of such increased costs and/or decreased benefits to the Administrative Agent and the Borrower by any Bank, pay to such Bank all such additional amounts which in such Bank's sole good faith calculation as allocated to such Letters of Credit, shall be sufficient to compensate it (or its holding company) for all such increased costs and/or decreased benefits. Such Bank's calculation shall be conclusive absent manifest error.

                  (i) Fees. The Letters of Credit shall be issued for a fee of one and one-eighth percent (1.125%) per annum of the stated amount thereof, payable upon issuance. The fee shall be payable to the Administrative Agent for the benefit of the Banks in accordance with their Ratable Shares. If any Letter of Credit is drawn upon prior to its expiration date, the Banks shall reimburse to the Borrower that portion of the fee allocable to the period from the date of the draw to the expiration date, calculated in accordance with the Issuing Bank's standard letter of credit procedures. In addition, the Borrower shall pay to the Issuing Bank for its own account its standard charges for the issuance of letters of credit and for draws upon letters of credit, which charges, as of the date hereof, are as follows: (i) $200 per Letter of Credit, payable upon issuance; and (ii) $100 per Letter of Credit, payable upon a draw under such Letter of Credit.

            2.4   Making and Continuation/Conversion of the Loans.

                  (a)   Making of the Loans.

                        (i) Each Revolving Loan or Term Loan, as the case may be, shall be made by the Banks in such amount as the Borrower shall request; provided, however, that each borrowing shall be in an amount which is a minimum of, (A) with respect to any LIBOR Loan, $1,000,000, and integral multiples of $500,000 in excess thereof, and (B) with respect to any Base Rate Loan, $500,000, and integral multiples of $200,000 in excess thereof, or in each case such lesser amount as may be equal to the then unused portion of the Revolving Commitment. The obligation of the Banks to make any Loan is conditioned upon the fact that: (x) no Possible Default or Event of Default shall then exist or immediately after the Loan would exist; (y) all of the Loan Documents shall still be in full force and effect; and (z) the representations and warranties contained herein and in the Loan Documents shall be true and correct in all material respects as if made on and as of the date of such borrowing, except to the extent that any thereof expressly relate to an earlier date.

                        (ii) Loans shall be effected at the Administrative Agent's Office, and shall be made at such times as the Borrower may request by notice to the Administrative Agent no later than 11:00 a.m., Charlotte, North Carolina time, (A) three (3) Banking Days prior to the date of a requested LIBOR Loan and (B) on the date of a requested Base Rate Loan. Such notices shall be in writing, or by telephonic communication confirmed by telecopy or other facsimile transmission on the same day as the telephone request, and shall specify the proposed date and the amount of the requested Loan, whether it is to bear interest initially based upon the Base Rate or the LIBOR Rate, and the Interest Period thereof, if applicable.

                        (iii) Upon receipt of each borrowing notice for a Loan, the Administrative Agent shall promptly notify each Bank of the type, Interest Period, if applicable, amount and date of the proposed borrowing. Not later than 1:00 p.m., Charlotte, North Carolina time, on the date of a proposed borrowing, each Bank shall provide the Administrative Agent at its address specified in Section 12.4 with immediately available funds covering such Bank's Ratable Share of the borrowing, and the Administrative Agent shall pay over such immediately available funds to the Borrower.

                  (b) Conversion/Continuation of the Loans. At the Borrower's election pursuant to notice given to the Administrative Agent not later than 11:00 a.m., Charlotte, North Carolina time, three (3) Banking Days prior to such conversion or continuation, any Base Rate Loan may be converted to, or any LIBOR Loan may be continued as, a LIBOR Loan as requested by the Borrower; provided, however, that each conversion shall be in an amount which is a minimum of $1,000,000, and integral multiples of $500,000 in excess thereof; and provided, further, however, that no Loan may be continued as or converted to a LIBOR Loan at any time that an Event of Default or Possible Default exists. If the Borrower has not delivered to the Administrative Agent such notice with respect to any terminating Interest Period at least three (3) Banking Days prior to the end of such Interest Period, the affected LIBOR Loan shall convert to a Base Rate Loan at the end of such Interest Period.

                  (c) Number of Interest Rate Options. In no event shall the Borrower have more than seven (7) LIBOR Loans outstanding at any time.

            2.5. The Notes. All Revolving Loans shall be evidenced by separate promissory notes payable to the Banks substantially in the form attached hereto as Exhibit F to be duly executed and delivered by the Borrower at or prior to the Closing in the aggregate principal amount of the Revolving Commitment (the "Revolving Notes"). The Term Loan shall be evidenced by separate promissory notes payable to the Banks substantially in the form attached hereto as Exhibit G to be duly executed and delivered by the Borrower at or prior to the Closing in the aggregate principal amount of the Term Commitment (the "Term Notes"). The Banks may, and are hereby authorized by the Borrower to, set forth on the grids attached to the Notes, or in other comparable records maintained by them, the amount of each Loan, all payments and prepayments of principal and interest received, the current outstanding principal balance, and other appropriate information. The aggregate unpaid amount of any Loan set forth in any records maintained by a Bank with respect to a Note shall be presumptive evidence of the principal amount owing and unpaid on such Note. Failure of a Bank to record the principal amount of any Loan on the grid(s) attached to a Note shall not limit or otherwise affect the obligation of the Borrower hereunder or under such Note to repay the principal amount of such Loan and all interest accruing thereon.

            2.6   Fees.

                  (a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the benefit of the Banks a non-refundable commitment fee of one-half of one percent (1/2%) per annum (based on a year having three hundred sixty (360) days and actual days elapsed) on the difference between (i) the Revolving Commitment, minus (ii) the sum of (A) the average daily amount of Revolving Loans outstanding plus (B) the aggregate stated amount of the Letters of Credit then outstanding issued under the Revolving Commitment; provided, however, that the commitment fee shall be one-quarter of one percent (1/4%) per annum for any day on which the Leverage Ratio is less than or equal to 5.75 to
1.0. Such commitment fee shall (1) commence to accrue as of the date hereof and continue for each day from the Closing Date to and including the Maturity Date, and, with respect to each fiscal quarter period, until the last Business Day of such fiscal quarter, (2) be in addition to any other fee required by the terms and conditions of this Agreement, (3) be payable in arrears on the fifteenth
(15th) day following each Quarterly Date and on the date the Revolving Commitment is terminated, and (4) be shared by the Banks in accordance with their Ratable Shares.

                  (b) Other Fees. The Borrower shall pay to the Administrative Agent, the Documentation Agent, the Syndication Agent, the Lead Arranger, and/or the Lenders such other fees as are set forth in any Fee Letter.

            2.7   Prepayment.

                  (a) Voluntary Prepayments. By notice to the Administrative Agent (which shall be in writing or by telephonic communication confirmed by telecopy or other facsimile transmission on the same day as such telephone notice) no later than 11:00 a.m., Charlotte, North Carolina time, on the Banking Day of such prepayment (with respect to any Base Rate Loan) or on the third
(3rd) Banking Day prior to such prepayment (with respect to any LIBOR Loan), the Borrower may, at its option, prepay the Loans in whole at any time or in part from time to time without penalty or premium; provided, however, that any such prepayment of any LIBOR Loan shall be made together with the applicable Prepayment Premium; and provided, further, however, that each partial prepayment shall be in the aggregate principal amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Each voluntary prepayment of the Term Loan shall be applied to the principal installments due pursuant to
Section 2.2 in the inverse order of maturity, and no amount so prepaid may be reborrowed.

                  (b)   Mandatory Prepayments.

                       (i) Reduction of Revolving Commitment. If at any time the outstanding principal amount of the Revolving Loans, plus the aggregate stated amount of all Letters of Credit exceeds the Revolving Commitment, as the Revolving Commitment may be reduced pursuant to the terms hereof, the Borrower shall immediately prepay the Revolving Notes without penalty or premium (except that any such prepayment of any LIBOR Loan shall be made together with the applicable Prepayment Premium), in an amount necessary to cause the outstanding principal amount of the Revolving Loans, plus the aggregated stated amount of all Letters of Credit not to exceed the Revolving Commitment, as so reduced.

                       (ii) Proceeds of Asset Sales. The Borrower shall make a mandatory prepayment of the Loans in an amount equal to the cash proceeds of any Asset Sale (including, without limitation, any sale permitted pursuant to Section 8.10(c)), net of any reasonable costs directly incurred in connection with any such Asset Sale and any taxes payable by the Borrower or the selling Subsidiary in connection with such Asset Sale; provided, however, that the Borrower shall not be required to make such a mandatory prepayment of the Loans in respect of any such Asset Sale, so long as (A) no Event of Default or Possible Default exists as of the date of such Asset Sale or at the date of the reinvestment of such proceeds and (B) the Borrower reinvests such proceeds by making a Permitted Acquisition within twelve (12) months of the date of the consummation of such Asset Sale. If any such Event of Default or Possible Default exists or if such proceeds are not so reinvested within such twelve (12) month period, or used to pay such purchase price, then the Borrower shall make a mandatory prepayment of the Loans in an amount equal to the cash proceeds of such Asset Sale, net of any reasonable costs directly incurred in connection with such Asset Sale and any taxes payable by the Borrower or the selling Subsidiary in connection with such Asset Sale. Together with any prepayment required by this Section 2.7(b)(ii), the Borrower shall deliver to the Administrative Agent a certificate executed by the Borrower's chief financial officer setting forth the calculation of the net cash proceeds of such Asset Sale, including a calculation of the taxes payable by the Borrower or the selling Subsidiary in respect of such sale. Such prepayment shall be made simultaneously with the consummation of such Asset Sale.

                      (iii) Insurance Proceeds. Within ninety (90) days after the date of receipt of any cash payments under any insurance policy maintained by the Borrower or any of its Subsidiaries which have not been reinvested in assets of a kind then used or usable in the business of the Borrower or such Subsidiary or used to maintain the business of the Borrower and its Subsidiaries as going concerns as a consequence of any business interruption, the Borrower shall make a mandatory prepayment of the Loans in the amount of such unreinvested or unused proceeds; provided, however, that notwithstanding any of the foregoing to the contrary, upon and during the continuance of any Event of Default or Possible Default, all such insurance proceeds, regardless of reinvestment or other use, received by the Borrower or any Subsidiary shall be applied as a prepayment of the Loans.

                  (c)   Application of Prepayments; Reduction of Commitments.

                        (i) Application to Prepayment Premium, Accrued Interest and Principal. All prepayments made pursuant to this Section 2.7 shall be applied first to any Prepayment Premium and second due, then to accrued interest in accordance with the Administrative Agent's standard operating procedures and then to the principal outstanding under the Loans. For purposes of the calculation of interest and the determination of whether any Prepayment Premium is due in connection with any such prepayment, such principal prepayments shall be applied first to the Base Rate Loans and second to the LIBOR Loans with the shortest remaining Interest Periods

                        (ii) Application to Loans. All mandatory prepayments of principal required to be made pursuant to Section 2.7(b) shall be applied to the Loans on a weighted pro rata basis.

                        (iii) Application to Revolving Loans and Revolving Commitments. Any mandatory prepayment which, pursuant to Section 2.7(c)(ii), is to be applied to the Revolving Loans shall cause the Revolving Commitment to be immediately, automatically and permanently reduced by the amount of such prepayment. Each such mandatory prepayment of the Revolving Loans shall be applied to the subsequent Revolving Commitment reductions set forth in Section 2.1(b) in inverse order of maturity. No amount so prepaid may be reborrowed.

                        (iv) Application to Term Loan and Term Commitment. Any mandatory prepayment which, pursuant to Section 2.7(c)(ii), is to be applied to the Term Loan shall be applied to the principal installments due pursuant to
Section 2.2(c) in the inverse order of maturity. No amount so prepaid may be reborrowed.

                  (d) Prepayment Premium. The Borrower shall pay to the Administrative Agent, for the benefit of the Banks, the applicable Prepayment Premium upon any prepayment or conversion (whether voluntary or involuntary) of any LIBOR Loan not made on the last day of the applicable Interest Period.

            2.8 Reserves or Deposit Requirements, etc. If at any time any Regulatory Change (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) shall impose any reserve and/or special deposit requirement (other than reserves included in the LIBOR Reserve Percentage, the effect of which is reflected in the interest rate of any LIBOR
Loan) against assets held by, or deposits in or for the amount of any loans by, any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of taking or maintaining hereunder any LIBOR Loan or to reduce the amount of principal, interest or fees received by such Bank with respect to any such Loan, then such Bank shall notify the Administrative Agent and the Borrower of such occurrence. Thereafter, upon demand by such Bank the Borrower shall pay to such Bank additional amounts sufficient to compensate and indemnify such Bank for such increased cost or reduced amount. A statement as to the increased cost or reduced amount as a result of any event mentioned in this Section 2.8 shall be submitted by such Bank to the Administrative Agent and the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

            2.9 Tax Law, Increased Costs, etc. In the event that by reason of any Regulatory Change, any Bank shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the net income of such Bank and other than changes in franchise taxes), and if any such measure or any other similar measure shall result in an increase in the costs to such Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal or interest ultimately receivable by such Bank in respect of such Loan, then such Bank shall notify the Administrative Agent and the Borrower stating the reasons therefor. The Borrower shall thereafter pay to such Bank within ten (10) days after written demand such additional amounts as will compensate such Bank for such increased cost or reduced amount. A statement as to any such increased cost or reduced amount shall be submitted by such Bank to the Administrative Agent and the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

            2.10 Eurodollar Deposits Unavailable or Interest Rate Unascertainable. If any Bank determines that dollar deposits of the relevant amount for the relevant Interest Period are not available to it in the applicable Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to such Interest Period, or that the LIBOR Rate does not adequately reflect the cost to such Bank of making such Loan, as the case may be, such Bank shall promptly give notice of such determination to the Administrative Agent and the Borrower, and any request for a new LIBOR Loan or notice of conversion of an existing Loan to a LIBOR Loan given thereafter or previously given by the Borrower and not yet made or converted shall be deemed a notice to make a Base Rate Loan.

            2.11 Changes in Law Rendering LIBOR Loans Unlawful. If at any time any Regulatory Change shall make it unlawful for any Bank to fund any LIBOR Loan which it has committed to make hereunder with moneys obtained in the applicable Eurodollar market, such Bank shall notify the Administrative Agent and the Borrower, and the obligation of the Banks to fund such Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. If any such change makes it unlawful for any Bank to continue in effect the funding in the applicable Eurodollar market of any LIBOR Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Administrative Agent and the Borrower thereof in writing stating the reasons therefor, and the Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such Regulatory Change on such date as shall be specified in such notice, either convert all such Loans to Base Rate Loans or prepay all such Loans in full.

            2.12 Funding. Any Bank may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.

            2.13 Indemnity. Without prejudice to any other provisions of Sections 2.8 through Section 2.12 or to the obligation of the Borrower to pay the Prepayment Premium pursuant to Section 2.7(d), but without duplication, the Borrower hereby agrees to indemnify each Bank against any loss or expense which it may sustain or incur as a consequence of the Borrower's failure to borrow any LIBOR Loan requested pursuant to this Agreement, or the Borrower's failure to continue any LIBOR Loan or convert any Base Rate Loan to a LIBOR Loan, in either case after notice of such continuation or conversion shall have been given to the Administrative Agent pursuant to Section 2.4(b), or any default by the Borrower in payment when due of any amount due hereunder in respect of any LIBOR Loan, including, without limitation, any premium or penalty actually incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such Loan, as determined by such Bank. A statement as to any such loss or expense shall be submitted by such Bank to the Borrower for payment under the aforesaid indemnification, with a copy to the Administrative Agent, which statement shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

            2.14 Capital Adequacy. If any Bank shall determine that any Regulatory Change regarding capital adequacy or compliance by such Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) or any governmental authority, central bank or comparable agency has the effect of reducing the rate of return on such Bank's capital (or on the capital of such bank's holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such Regulatory Change or compliance (taking into consideration such Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount which such Bank deems to be material, then from time to time, within ten (10) days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its holding company) for such reduction. Such Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of such Bank claiming compensation under this Section
2.14 and setting forth the additional amount to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section 2.14 shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.

            2.15 Taxes. Without duplication of any other Section of this Agreement, including, without limitation, Section 2.9, all sums payable by the Borrower hereunder or under the Notes or in respect of the Letters of Credit, whether of principal, interest, fees, expenses or otherwise, shall be paid in full, free of any deductions or withholdings for any and all present and future taxes, levies, imposts, stamps, duties, fees, assessments, deductions, withholdings, and other governmental charges and all liabilities with respect thereto (collectively referred to as "Taxes"). If Borrower shall pay directly to all appropriate taxing authorities any and all present and future Taxes, and all liabilities with respect thereto imposed by law or by any taxing authority on or with regard to any aspect of the transactions contemplated by this Agreement or the execution and delivery of this Agreement or the Notes or the issuance of the Letters of Credit, except for any taxes or other liabilities that the Borrower is contesting in good faith by appropriate proceedings, provided that the Borrower hereby indemnifies the Administrative Agent and the Banks and holds them harmless from and against any and all liabilities, fees or additional expense with respect to or resulting from any delay in paying, or omission to pay, Taxes. Within thirty (30) days after the payment by the Borrower of any Taxes, upon request of the Administrative Agent the Borrower shall furnish the Administrative Agent with the original or a certified copy of the receipt evidencing payment thereof, together with any other information the Administrative Agent may require to establish to its satisfaction that full and timely payment of such Taxes has been made. Each Bank shall notify the Borrower and the Administrative Agent of any payment of Taxes required or requested of it and shall give due consideration to any advice or recommendation given in response thereto by the Borrower, and upon notice from such Bank that Taxes or any liability relating thereto (including, without limitation, penalties and interest) have been paid, the Borrower shall pay or reimburse such Bank therefor within ten (10) days of such notice. The foregoing to the contrary notwithstanding, in no event shall any Bank receive any amount pursuant to this
Section 2.15 in excess of the amount required to be paid by it in respect of any Taxes. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this
Section 2.15 shall survive the payment in full of principal and interest hereunder and under the Notes.

            2.16 Incremental Commitment. At any time prior to September 30, 2000, the Borrower may solicit from the Banks an incremental commitment of up to $100,000,000 (in $25,000,000 increments) in the form of (a) a senior secured reducing revolving credit or, (b) with the consent of the Required Banks, a term credit facility pursuant to which no more than $75,000,000 of the incremental commitment (in $25,000,000 increments) may be term loans which will be secured pari passu with the Obligations, in each case, in form and substance similar to the existing credit facilities hereunder; provided, however, that any such incremental commitment shall be discretionary on the part of the Banks, and no Bank shall be obligated to increase its Commitments beyond the amount it has agreed to as of the Closing Date. Any such increase shall be on terms and conditions, such as the applicable interest rate and amortization, as may be negotiated between the Borrower and the consenting Banks; provided, however, that (i) the terms and conditions of such increase shall be no more favorable than those set forth herein, (ii) any loan made under the increased commitment shall have a longer average term to maturity than the Loans, and (iii) any term loan made under the increased commitment shall mature no earlier than six (6) months after the Maturity Date. Upon any such increase, the Borrower shall enter into any amendments and modifications to this Agreement and the Loan Documents as the Administrative Agent may request to reflect such increase and such additional terms and conditions.

SECTION 3.  INTEREST; PAYMENTS.

            3.1 Interest.

                  (a) Subject to Section 3.1(c), prior to maturity, LIBOR Loans shall bear interest at the LIBOR Rate, plus the Applicable Margin, and Base Rate Loans shall bear interest at the Base Rate, plus the Applicable Margin.

                  (b) The Applicable Margin shall be determined by the Administrative Agent quarterly, and upon the making of each Loan and the issuance of each Letter of Credit, as applicable, based on the financial statements and the Compliance Certificate delivered to the Banks pursuant to Sections 7.5(b) and (d) (in the case of a quarterly determination) and the Compliance Certificate delivered pursuant to Section 6.13(c) (in the case of the determination of the Applicable Margin upon the making of a Loan or the issuance of a Letter of Credit). Any change in the interest rate on the Loans due to a change in the Applicable Margin shall be effective on the fifth (5th) Banking Day after delivery of such financial statements or compliance certificate; provided, however, that if any such quarterly financial statements and Compliance Certificate indicate an increase in the Applicable Margin and such financial statements and certificate are not provided within the time period required in Section 7.5(b), the increase in the interest rate due to such increase in the Applicable Margin shall be effective as of the fifth (5th) Banking Day after the date on which such financial statements and certificate were due. Until delivery of financial statements for the first (1st) fiscal quarter of the Borrower ending after the Closing, for purposes of calculating the Applicable Margin, the Leverage Ratio shall be determined, after giving effect to the Loans made on and after the Closing Date, from the certificate delivered to the Administrative Agent pursuant to Section 6.13(b). The Borrower shall deliver to the Banks with each set of quarterly financial statements which indicate a change in the Applicable Margin a notice with respect to such change, which notice shall set forth the calculation of, and the supporting evidence for, such change.

                  (c) Upon the occurrence of any Event of Default, the entire outstanding principal amount of each Loan and (to the extent permitted by law) unpaid interest thereon and all other amounts due hereunder shall bear interest, from the date of occurrence of such Event of Default until the earlier of the date such Loan is paid in full and the date on which such Event of Default is cured or waived in writing, at the Default Interest Rate which shall be payable upon demand.

                  (d)   Interest shall be computed on a three hundred sixty
(360) day year basis calculated for the actual number of days elapsed. Interest accred on each Base Rate Loan shall be paid quarterly in arrears on each Quarterly Date after the date hereof until such Loan is paid in full, and interest accrued on each LIBOR Loan shall be paid on the last day of the Interest Period thereof and on the date such Loan is paid in full and, in addition, if such Interest Period has a duration of more than three (3) months, on each day that occurs during such Interest Period that is three (3), six (6) or nine (9) months from the first day of such Interest Period.

                  (e) The rate of interest payable on any Note from time to time shall in no event exceed the maximum rate, if any, permissible under applicable law. If the rate of interest payable on any Note is ever reduced as a result of the preceding sentence and any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided for on such Note, then the rate provided for on such Note shall be increased to the maximum rate permitted by applicable law for such period as is required so that the total amount of interest received by the holder of such Note is that which would have been received by such holder but for the operation of the preceding sentence.

            3.2   Manner of Payments.

                  (a)...Prior to each Quarterly Date and the end of each Interest Period, the Administrative Agent shall render a statement to the Borrower of all amounts due to the Banks for principal, interest and fees hereunder. All amounts listed on each such statement shall be due and payable on the Quarterly Date or, for LIBOR Loans, the last day of such Interest Period, in respect of which such statement was sent. As to all other Obligations which become due and payable other than on a fixed date by their terms, the Administrative Agent shall advise the Borrower by a written statement that they are due and payable, and the Borrower shall pay the same within five (5) days of receipt of such statement. Any failure by the Administrative Agent to render any such statement or give any such advice shall in no way relieve the Borrower of any liability for or obligation to pay any amount due and payable hereunder.

                  (b) Whenever any payment to be made hereunder, including, without limitation, any payment to be made on a Note, shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that if such extension of time would cause payment of interest on or principal of a LIBOR Loan to be made in the next calendar month, such payment shall be made on the next preceding Banking Day.

                  (c) Unless otherwise provided in this Agreement, all payments or prepayments made or due hereunder or under the Notes shall be made in immediately available funds by federal funds wire transfer, and without setoff, deduction or counterclaim, to the Administrative Agent prior to 11:00 a.m., Charlotte, North Carolina time, on the date when due, at the Administrative Agent's Office. Funds received after 1:00 p.m., Charlotte, North Carolina time, shall be deemed to have been received on the next Banking Day. To the extent any such payment is made for the ratable benefit of the Banks, the Administrative Agent shall promptly distribute such payment to the Banks in accordance with their respective Ratable Shares.

SECTION 4.  CLOSING.

      The closing of the first Loan to be made hereunder and the other transactions contemplated hereby shall take place at the offices of Heyman & Sizemore, 2300 International Tower, 229 Peachtree Street, N.E., Atlanta, Georgia 30303 on July 31, 1998, or at such other place or on such other date as to which the parties hereto may agree (the "Closing" and the "Closing Date"). Subject to the terms and conditions hereof, upon the fulfillment or waiver in writing of all the conditions precedent set out in Section 6, and the delivery to the Administrative Agent of the Notes, the Banks shall make such Revolving Loans and the Term Loan and issue such Letters of Credit as the Borrower may request.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

      To induce the Banks to enter into this Agreement and to make the Loans and issue the Letters of Credit, the Borrower represents and warrants as follows:

            5.1   Organization and Powers.

                  (a) The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia. The Borrower is duly qualified or registered to conduct business and in good standing under the laws of each other jurisdiction in which the character of its business or the ownership of its assets makes such qualification or registration necessary, except where failure to so qualify or register could not reasonably be expected to have a Material Adverse Effect. The Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into and perform the Busse Purchase Agreement, the Like-Kind Exchange Agreement, this Agreement, the Loan Documents to which it is a party and all other documents to be executed by it in connection with the transactions contemplated hereby and thereby, to acquire the additional Stations pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement and to carry out the terms hereof and thereof.

                  (b) As of the date hereof, the Borrower has no Subsidiaries other than the Subsidiaries listed on Schedule 3 attached hereto. Each Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of its State of incorporation and is duly qualified and in good standing under the laws of each other jurisdiction in which the character of its business or the ownership of its assets makes such qualification or registration necessary, except where failure to so qualify or register could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary is a direct or indirect, wholly-owned Subsidiary of the Borrower. Each Subsidiary has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into and perform the Loan Documents to which it is a party and all other documents to be executed by it in connection with the transactions contemplated hereby and thereby and to carry out the terms hereof and thereof.

            5.2 Authorization. All necessary corporate, shareholder or other actions on the part of the Borrower and its Subsidiaries to authorize the execution and delivery of the Busse Purchase Agreement, the Like-Kind Exchange Agreement, this Agreement and the Loan Documents and the performance of the respective obligations of the Borrower and its Subsidiaries herein and therein have been taken. The Busse Purchase Agreement, the Like-Kind Exchange Agreement, this Agreement and each Loan Document have been duly authorized, executed and delivered by each of the Borrower and its Subsidiaries and are valid and legally binding upon each of the Borrower and its Subsidiaries, to the extent it is a party thereto, and enforceable in accordance with their respective terms, except to the extent that the enforceability hereof and thereof may be limited by bankruptcy, insolvency or like laws affecting creditors rights generally and by the application of general equitable principles.

            5.3 Financial Statements. The Borrower has delivered to the Administrative Agent and the Banks the following (collectively, the "Financial Statements"): (a) the audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 1997, (b) the audited financial statements of Busse Broadcasting for the fiscal year ended December 31, 1997, (c) the unaudited consolidated financial statements of the Borrower and its Subsidiaries as of March 31, 1998, and for the three (3) month period then ended, and (d) the unaudited financial statements of Busse Broadcasting as of March 31, 1998, and for the three (3) month period then ended. The Financial Statements are true and complete in all material respects (including, without limitation, a disclosure of all material contingent liabilities) and present fairly the financial condition and results of operations of the Borrower and its Subsidiaries, or Busse Broadcasting, as the case may be, as of the dates and for the periods indicated and have been prepared in accordance with GAAP, subject in the case of statements for interim periods to normal year-end adjustments and the absence of footnotes.

            5.4 Projections. The Borrower has delivered to the Administrative Agent and the Banks the Borrower's projections for the fiscal years 1997 through 2005. Such projections assume the consummation of the transactions contemplated in the Registration Statements referenced in Section 5.27(c), the Busse Purchase Agreement, and the Like-Kind Exchange Agreement were prepared by the Borrower in good faith on the basis of assumptions the Borrower believes were reasonable in light of the conditions existing at the time of preparation thereof and remain reasonable as of the date hereof, and as of the date hereof there are no facts which are known to the Borrower which the Borrower believes would cause a material adverse change in such projections.

            5.5 Capitalization of the Borrower and its Subsidiaries. The Borrower has delivered to the Administrative Agent and the Lenders statements setting forth the capitalization of the Borrower and the Subsidiaries as of the Closing Date and all of the issued and outstanding shares of Capital Stock of the Subsidiaries are owned as set forth on Schedule 4 attached hereto. Schedule 4 attached hereto identifies each License Subsidiary and, with respect to each other Subsidiary, the Stations, Newspapers or other businesses owned and operated by such Subsidiary. All of the issued and outstanding Capital Stock of the Borrower and of each Subsidiary has been duly and validly issued and is fully paid and nonassessable. All of the issued and outstanding Capital Stock of each Subsidiary is free and clear of any Lien, charge, encumbrance or right or option to purchase except for the Liens granted pursuant to the Subsidiary Pledge Agreement and except for Liens that will be released on the Closing Date. None of the Capital Stock of the Borrower or of any Subsidiary has been issued in violation of the Securities Act of 1933, as amended, or the securities or "Blue Sky" or any other applicable laws, rules or regulations of any applicable jurisdiction. Except as set forth on Schedule 4 attached hereto, as of the Closing Date, neither the Borrower nor any of its Subsidiaries has any commitment or obligation, either firm or conditional, to issue, deliver, purchase or sell, under any offer, option agreement, bonus agreement, purchase plan, incentive plan, compensation plan, warrant, conversion rights, contingent share agreement, shareholders agreement, partnership agreement or otherwise, any shares of its Capital Stock, partnership interests or other equity securities or securities convertible into shares of Capital Stock, partnership interests or other equity securities.

            5.6 Title to Properties; Patents, Trademarks, etc. The Borrower and each of its Subsidiaries have, and will have after giving effect to the closings under the Busse Purchase Agreement and the Like-Kind Exchange Agreement, good and marketable title to all of their assets, whether real or personal, tangible or intangible, free and clear of any Liens or adverse claims, except Permitted Liens. The Borrower and each of its Subsidiaries own or possess, and will own or possess after giving effect to the closing under the Busse Purchase Agreement and the Like-Kind Exchange Agreement, the valid right to use all the patents, patent applications, patent and know-how licenses, inventions, technology, permits, trademark registrations and applications, trademarks, service marks, trade names, copyrights, product designs, applications, formulae, processes, circulation, and other subscriber lists, industrial property rights and licenses and rights in respect of the foregoing used or necessary for the conduct of its business (collectively, "proprietary rights"). The Borrower is not aware of any existing or threatened infringement or misappropriation of (a) any such proprietary rights of others by the Borrower or any of its Subsidiaries or (b) any proprietary rights of the Borrower or any of its Subsidiaries by others.

            5.7 Litigation; Proceedings. Except as disclosed on Schedule 5 attached hereto, there is no action, suit, complaint, proceeding, inquiry or investigation at law or in equity, or by or before any court or governmental instrumentality or agency, nor any order (including, without limitation, any order to show cause or order of forfeiture), decree or judgment in effect, pending or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower, any of its Subsidiaries, any Station (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and Like-Kind Exchange Agreement), any Newspaper, the Porta Phone Business or the Satellite Broadcasting Business, or any of the properties or rights relating to any Station (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and Like-Kind Exchange Agreement), any Newspaper, the Porta Phone Business or the Satellite Broadcasting Business. None of such actions, suits, complaints, proceedings, inquiries or investigations, orders, decrees or judgments could reasonably be expected to have a Material Adverse Effect. No Person has filed, or to the best of the Borrower's knowledge, threatened to file, any material competing application, petition to deny or other opposition against any application, including any renewal application, filed or to be filed by the Borrower or any of its Subsidiaries.

            5.8 Taxes. All Federal, state and local tax returns, reports and statements (including, without limitation, those relating to income taxes, withholding, social security and unemployment taxes, sales and use taxes, and franchise taxes) required to be filed by the Borrower or any of its Subsidiaries have been properly filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, which returns, reports and statements are complete and accurate, and all taxes and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, except where contested in good faith and by appropriate proceedings. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has filed with the Internal Revenue Service or any other governmental authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Federal, state, local or foreign taxes or other impositions. All tax deficiencies asserted or assessments made as a result of any examinations conducted by the Internal Revenue Service or any other governmental authority relating to the Borrower or any of its Subsidiaries have been fully paid or are being contested in accordance with the provisions of Section 7.4. Proper and accurate amounts have been withheld by the Borrower and its Subsidiaries from its employees for all periods to fully comply with the tax, social security and unemployment withholding provisions of the applicable Federal, state, local and foreign law. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

            5.9 Absence of Conflicts. The execution, delivery and performance of the Busse Purchase Agreement, the Like-Kind Exchange Agreement, this Agreement and the Loan Documents and all actions and transactions contemplated hereby and thereby will not (a) violate, be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under (i) any provision of the Articles or Certificate of Incorporation or Bylaws or any shareholders agreement or other organizational document of the Borrower or any of its Subsidiaries, (ii) any arbitration award or any order of any court or of any other governmental agency or authority binding on the Borrower or any of its Subsidiaries, (iii) any License of the Borrower or any of its Subsidiaries or under which the Borrower or any of its Subsidiaries operates or will operate after giving effect to the closing under the Busse Purchase Agreement or the Like-Kind Exchange Agreement, (iv) any applicable law, rule, order or regulation (including without limitation, (A) the Communications Act of 1934, as amended, (B) any law, rule, regulation or policy of the FCC or any other Licensing Authority or (C) Regulations T, U or X of the Board of Governors of the Federal Reserve System or (v) any Operating Agreement, the Subordinated Note Indenture or other material agreement, instrument or document relating to a Station (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and Like-Kind Exchange Agreement), a Newspaper, the Porta Phone Business or the Satellite Broadcasting Business or to which the Borrower or any of its Subsidiaries is a party, or by which the Borrower or any of its Subsidiaries or any of their properties is bound, or (b) result in the creation or imposition of any Lien of any nature whatsoever, other than those Liens arising hereunder or under the Loan Documents, upon any of the properties of the Borrower or any of its Subsidiaries.

            5.10 Indebtedness. As of the Closing Date, the Borrower has no Indebtedness of any nature, whether due or to become due, absolute, contingent or otherwise, including, without limitation, Indebtedness for taxes and any interest or penalties relating thereto, which exceeds in the aggregate, $150,000, except (a) the liability to pay legal and accounting fees and reasonable closing expenses in connection with this Agreement, the Busse Purchase Agreement and the Like-Kind Exchange Agreement, (b) the Obligations,
(c) Indebtedness under the Subordinated Note Indenture and the notes issued pursuant thereto, (d) Indebtedness incurred in the ordinary course of business since June 30, 1997, (e) as disclosed in the Financial Statements, and (f) as disclosed on Schedule 6 attached hereto.

            5.11 Compliance. Except as disclosed in Schedule 7 attached hereto, neither the Borrower nor any of its Subsidiaries, nor the ownership, construction or operation of any Station (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and Like-Kind Exchange Agreement), Newspaper, the Porta Phone Business or the Satellite Broadcasting Business is in material violation of its Articles or Certificate of Incorporation, its Bylaws, any License or any statute, ordinance, law, rule, regulation or order of the United States of America or the FCC (including, without limitation, applicable federal laws and the rules, regulation, policies and orders of the FCC relating to foreign ownership restrictions or to limitations on the nature and number of media outlets that may be held under common ownership or control), the Federal Aviation Administration or any other federal, state, county, municipal or other governmental agency or authority applicable to the Borrower or any of its Subsidiaries, their properties, the ownership, construction or operation of any Station (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and Like-Kind Exchange Agreement), Newspaper, the Porta Phone Business or the Satellite Broadcasting Business or the conduct of their business. Neither the Borrower nor any of its Subsidiaries nor the ownership, construction or operation of any Station (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and Like-Kind Exchange Agreement), any Newspaper, the Porta Phone Business or the Satellite Broadcasting Business is in violation or has breached in any material respect the provisions of the Subordinated Note Indenture or any indenture, License, Operating Agreement, note, lease or other agreement, instrument or document to which it is a party or by which it is bound, nor does there exist any material default, or any event or condition which, upon notice or lapse of time, or both, would become a material default, under the Subordinated Note Indenture or any indenture, License, Operating Agreement, note, lease, or other agreement, instrument or document. The Borrower and each of its Subsidiaries have the legal right and authority to conduct their respective businesses as now conducted or proposed to be conducted.

            5.12 Statements Not Misleading. No statement, representation or warranty made by the Borrower or any of its Subsidiaries in or pursuant to this Agreement or the Schedules or Exhibits attached hereto or any of the Loan Documents contains any untrue statement of a material fact, nor omits to state a material fact necessary to make such statement not misleading in light of the circumstances under which such statement was made, or otherwise violates any federal or state securities laws, rules or regulations. There is no fact known to the Borrower (other than matters of a general economic nature or relating to the broadcasting and newspaper industries generally) that has had or could reasonably be expected to have a Material Adverse Effect.

            5.13 Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person (including, without limitation, the FCC and any other Licensing Authority) is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution, delivery or performance of the Subordinated
Note Indenture, the Busse Purchase Agreement, the Like-Kind Exchange Agreement, this Agreement or any of the Loan Documents, including, without limitation, in connection with the granting of Liens in the assets of the Borrower or in the Capital Stock and the assets of its Subsidiaries, which has not already been obtained or completed, except for (a) the filing with the FCC of this Agreement and certain of the Loan Documents pursuant to FCC rules, which shall be accomplished within the required time period after the Closing, (b) the filing of financing statements, the Mortgages and other actions expressly required to be taken pursuant to the Loan Documents, and (c) the consent of the FCC to the extent required in connection with the exercise by the Administrative Agent or the Banks of their rights and remedies hereunder or under the Loan Documents.

            5.14 Material Contracts and Commitments. Schedule 8 attached hereto contains a true and complete description of all material contracts and commitments of the Borrower or any of its Subsidiaries or which relate to a Station (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and Like-Kind Exchange Agreement), a Newspaper, the Porta Phone Business or the Satellite Broadcasting Business as of the Closing Date, after giving effect to the closing under the Busse Purchase Agreement and the Like-Kind Exchange Agreement, whether oral or written, including, without limitation, (a) any security agreement, pledge agreement, mortgage or guaranty; (b) any material management, construction supervision, service or employment agreements, conditional sale contract or lease of personal property; (c) any collective bargaining agreement; (d) any material contract or commitment for the future purchase or sale of goods in excess of $200,000 in any single case; (e) any contract or commitment which involves a material Capital Expenditures in excess of $200,000 in any single case; (f) all Licenses; and (g) all Operating Agreements. To the best of the Borrower's knowledge, except as disclosed on Schedule 8 attached hereto, as of the Closing Date, all of the items listed on Schedule 8 attached hereto are in full force and effect without material default. Schedule 8 attached hereto further identifies each such contract which requires consent to the granting of a Lien in favor of the Administrative Agent for the benefit of the Banks on the rights of the Borrower or its Subsidiaries under such contract. The Borrower has made available to the Administrative Agent true and complete copies of each of the above.

            5.15 Employee Benefit Plans. Schedule 9 attached hereto contains a true and complete list of all Plans maintained by the Borrower or any member of the Controlled Group. Neither the Borrower nor any member of the Controlled Group has or will have, after giving effect to the closing under the Busse Purchase Agreement and the Like-Kind Exchange Agreement, any liability, or reasonably anticipates any liability, of any kind (including any withdrawal liability under Section 4201 of ERISA) which is in excess, in the aggregate, of $250,000 and which is more than one hundred twenty (120) days past due, to or in respect of any Plan or Benefit Arrangement. With respect to the Plans and Benefit Arrangements maintained by the Borrower or any member of the Controlled
Group: (a) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified since its adoption, and each trust forming a part thereof is exempt from tax under Section 501(a) of the Code; (b) each Plan complies in all material respects with all applicable requirements of law, has been administered in accordance with its terms and all required contributions have been made; (c) neither the Borrower nor any member of the Controlled Group knows or has reason to know that the Borrower or any member of the Controlled Group has engaged in a transaction which would subject it to any material tax, penalty or liability under ERISA or the Code for any prohibited transaction; (d) no Plan is subject to the minimum funding requirements under Section 302 of ERISA or Section 412 of the Code, is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), is a defined benefit plan (as defined under Section 3(35) of ERISA or Code 414(j) of the Code), or is a multiple employer plan (as defined in Section 4063 of ERISA). No Plan or Benefit Arrangement maintained by the Borrower or any member of the Controlled Group is a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

            5.16 Licenses and Operating Agreements. The Licenses and Operating Agreements shown on Schedule 10 attached hereto constitute all of the Licenses and Operating Agreements which, as of the Closing Date, are necessary for the lawful ownership, construction or operation of the Stations (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement), the Newspapers, the Porta Phone Business and the Satellite Broadcasting Business and of the other businesses of the

Borrower and its Subsidiaries in the manner and to the full extent they are currently owned, constructed or operated. Schedule 10 attached hereto sets forth a correct and complete list, as of the Closing Date, of the expiration date of each License and of each pending application for a License. Except as specified on Schedule 10 attached hereto all of the Licenses relating to the Stations (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and Like-Kind Exchange Agreement), Newspapers, the Porta Phone Business or the Satellite Broadcasting Business and all other Licenses of the Borrower and its Subsidiaries have been duly and validly issued or assigned to and are legally held by the Borrower or one of its Subsidiaries and are in full force and effect without condition except those of general application. All such Licenses have been issued in compliance with all applicable laws and regulations, are legally binding and enforceable in accordance with their terms and are in good standing. The Borrower knows of no facts or conditions which would constitute grounds for any Licensing Authority to deny any pending application for a License, to suspend, revoke, materially adversely modify, designate for a hearing, annul, fail to renew on or before its renewal date, or renew for less than a full license period any License or to impose a material financial penalty on the Borrower or any of its Subsidiaries.

            5.17 Material Restrictions. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or other instrument or subject to any other restriction which has had or could reasonably be expected to have a Material Adverse Effect.

            5.18 Investment Company Act. Neither the Borrower nor any of its Subsidiaries (a) is an investment company as that term is defined in the Investment Company Act of 1940, as amended, (b) directly or indirectly controls, or is directly or indirectly controlled by, a company which is an investment company as that term is defined in such act or (c) is otherwise subject to regulation under such act.

            5.19 Absence of Material Adverse Effect. No Material Adverse Effect has occurred since December 31, 1997.

            5.20 Defaults. No Possible Default or Event of Default now exists or will exist upon the making of any Loan.

            5.21 Real Estate. Schedule 11 attached hereto lists all real estate owned as of the Closing Date by the Borrower or any of its Subsidiaries and all real estate which the Borrower or any Subsidiary will acquire pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement and all leases pursuant to which the Borrower or any of its Subsidiaries has acquired, as of the Closing Date, or will acquire pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement, a leasehold interest in real estate. Schedule 11 lists the use of such owned and leased property in the Borrower's or its Subsidiary's operations and the Borrower's good faith estimate of the fair market value of each such parcel of owned real estate.

            5.22 Securities Laws. No proceeds of any Loan will be used by the Borrower or any of it Subsidiaries to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended. Neither the registration of any security under the Securities Act of 1933, as amended, or the securities laws of any state, nor the qualification of any indenture in respect thereof under the Trust Indenture Act of 1939, as amended, is required in connection with the consummation of this Agreement or the Busse Purchase Agreement and the Like-Kind Exchange Agreement or the execution and delivery of the Notes.

            5.23 Insurance. All policies of insurance of any kind or nature owned by or issued to the Borrower or any of its Subsidiaries are in compliance with the requirements of Section 7.3 and are in full force and effect. In the past three (3) years neither the Borrower nor any of it is Subsidiaries has been refused insurance for which it applied or had any policy of insurance terminated (except at its own request).

            5.24 Labor Matters. There are no material strikes, unfair labor practice charges or other material labor disputes or grievances pending or, to the best of the Borrower's knowledge, threatened against the Borrower, any of its Subsidiaries or any Station (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and Like-Kind Exchange Agreement), any Newspaper, the Porta Phone Business or the Satellite Broadcasting Business. The Borrower has not received any written complaints or knowledge or any threatened complaints, nor to the best of the Borrower's knowledge, any such complaints on file with any Federal, state or local governmental agency, alleging employment discrimination by the Borrower or any of its Subsidiaries or in connection with any Station (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and Like-Kind Exchange Agreement), any Newspaper, the Porta Phone Business or the Satellite Broadcasting Business. All payments due under any collective bargaining agreement to which the Borrower or any of its Subsidiaries is a party have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.

            5.25  Environmental Compliance.

      Except as set forth in Schedule 12 attached hereto and after giving effect to the consummation of the Busse Purchase Agreement and the Like-Kind Exchange
Agreement:

                  (a) the Borrower and each of its Subsidiaries have obtained all material permits, licenses and other authorizations which are required under all Environmental Laws. The Borrower and each of its Subsidiaries are in material compliance with all terms and conditions of all such permits, licenses and authorizations and are also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, including, without limitation, all Environmental Laws in all jurisdictions in which the Borrower or such Subsidiary owns or operates a Station, a Newspaper, a facility or site, arranges or has arranged for disposal or treatment of Hazardous Materials, solid waste or other wastes, accepts or has accepted for transport any Hazardous

Materials, solid waste or other wastes or holds or has held any interest in real property or otherwise;

                  (b) no Environmental Claim has been issued, no complaint has been filed, no penalty has been assessed and no litigation, proceeding, investigation or review is pending or, to the best of the Borrower's knowledge, threatened by any Person with respect to any alleged failure by the Borrower, any of its Subsidiaries or any property owned by the Borrower or any Subsidiary to comply with any Environmental Law or to have any permit, license or authorization required in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, use disposal or Release of any Hazardous Materials generated by the Borrower or any of its Subsidiaries or with respect to any real property in which the Borrower or any of its Subsidiaries hold or has held an interest or any past or present operation of the Borrower or any of its Subsidiaries;

                  (c) there are no Environmental Laws requiring any material work, repairs, construction, Capital Expenditures or other remedial work of any nature whatsoever, with respect to any real property in which the Borrower or any of its Subsidiaries holds or has held an interest or any past or present operation of the Borrower or any Subsidiary;

                  (d) neither the Borrower nor any of its Subsidiaries has handled any Hazardous Material, on any property now or previously owned or leased by the Borrower or any of its Subsidiaries to an extent that it has, or could reasonably be expected to have, a Material Adverse Effect;

                  (e)  to the best of the Borrower's knowledge:

                        (i) no PCBs or asbestos is present at any property now or previously owned or any premises now or previously leased by the Borrower or any of its Subsidiaries;

                        (ii) no underground storage tanks for Hazardous Materials, active or abandoned, are now or were previously operated at any property now or previously owned by the Borrower or any of its Subsidiaries, and, with respect to premises now or previously leased by the Borrower or any of its Subsidiaries, no underground storage tanks for Hazardous Materials, active or abandoned, are now or were previously operated by the Borrower or any of its Subsidiaries;

                        (iii) no Hazardous Materials have been Released, in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by the Borrower or any of its Subsidiaries; and

                        (iv) no Hazardous Materials have been otherwise Released at, on or under any property now or previously owned or any premises now or previously leased by the Borrower or any of its Subsidiaries to an extent that it has, or could reasonably be expected to have, a Material Adverse Effect;

                  (f) neither the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion of the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. ss.300.5 ("CERCLIS"), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that may lead to Environmental Claims against the Borrower or any of its Subsidiaries;

                  (g) no Hazardous Material generated by the Borrower or any of its Subsidiaries has been recycled, treated, stored, disposed of or Released by the Borrower or any of its Subsidiaries at any location;

                  (h) no oral or written notification of a Release of a Hazardous Material has been given or filed by or on behalf of the Borrower or any of its Subsidiaries and no property now or previously owned or premises leased by the Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priorities list promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or cleanup;

                  (i) there are no Liens arising under or pursuant to any Environmental Laws or any of the property owned or premises leased by the Borrower or any of its Subsidiaries, and no government actions have been taken or are in process which could subject any of such property to such Liens, and neither the Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property;

                  (j) neither the Borrower nor any of its Subsidiaries has retained or assumed any liabilities (contingent or otherwise) in respect to any Environmental Claims under the terms of any contract or agreement or by operation of law as a result of the sale of assets or stock; and

                  (k) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Borrower or any of its Subsidiaries in relation to any property or facility now or previously owned or leased by the Borrower or such Subsidiary which has not been made available to the Banks.

            5.26 Solvency. The Borrower has received, or has the right hereunder to receive, consideration which is the reasonably equivalent value of the obligations and liabilities that the Borrower has incurred to the Banks. The Borrower is not insolvent as defined in Section 101 of Title 11 of the United States Code or any applicable state insolvency statute, nor, after giving effect to the consummation of the transactions contemplated herein, in the Busse

Purchase Agreement, the Like-Kind Exchange Agreement, and in the Subordinated
Note Indenture, will the Borrower be rendered insolvent by the execution and delivery of this Agreement, the Notes or the Loan Documents to the Banks. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to the Banks incurred hereunder. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

            5.27 Busse Purchase Agreement, Like-Kind Exchange Agreement, Subordinated Note Indenture and Registration Statements.

                  (a) The Borrower has provided to the Administrative Agent a complete and correct copy of each of the Busse Purchase Agreement and the Like-Kind Exchange Agreement. All of the representations and warranties of the Borrower and, to the best of the Borrower's knowledge, each other party thereto in the Busse Purchase Agreement and the Like-Kind Exchange Agreement are true and correct in all material respects as of the date hereof as if given as of the date hereof and will be true and correct in all material respects as of the Closing Date as if given as of such date. No party to the Busse Purchase Agreement or the Like-Kind Exchange Agreement has given notice of any breach of its representations, warranties or covenants therein. All of the representations and warranties of the Borrower in this Section 5 shall be deemed to be given after giving effect to the consummation of the closing under the Busse Purchase Agreement, and the television stations being acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement shall be deemed to be Stations for all purposes of these representations and warranties.

                  (b) The Borrower has provided to the Administrative Agent a complete and correct copy of the Subordinated Note Indenture and the notes and other agreements and documents executed and delivered pursuant thereto. All of the representations and warranties of the Borrower in the Subordinated Note Indenture are true and correct in all material respects as of the date hereof as if given as of the date hereof, and will be true and correct in all material respects as of the Closing Date as if given as of such date, and no default or event of default exists thereunder or will exist after giving effect to the making of any Loan or the issuance of any Letter of Credit hereunder. The Subordinated Note Indenture has not been amended or modified, and no provisions thereof have been waived.

                  (c) The Borrower has provided to the Administrative Agent complete and correct copies of (i) the Registration Statement on Form S-1 (Registration No. 333-4338) relating to the notes issued pursuant to the Subordinated Note Indenture and (ii) the Registration Statement on Form S-1 (Registration No. 333-4340) relating to the Borrower's issuance of 3,500,000 shares of its Class B Common Stock. No statement, representation or warranty made in either such Registration Statement (including the prospectus contained therein) contains any untrue statement of a material fact, nor omits to state a material fact necessary to make such statement not misleading in light of the circumstances under which such statement was made, or otherwise violates any federal or state securities laws, rules or regulations.

            5.28 License Subsidiaries. Neither the Borrower nor any of its Subsidiaries (other than License Subsidiaries) holds any License issued by the FCC. No License Subsidiary (a) has any Indebtedness (other than pursuant to the Subsidiary Guaranty and the Subsidiary Security Agreement executed by such License Subsidiary and the subordinated guaranty executed by such License Subsidiary pursuant to the Subordinated Note Indenture), (b) has any assets other than FCC Licenses, (c) is a party to or bound by any contract or agreement, (d) conducts any business or (e) has any employees, and there are no Liens of any nature whatsoever on any of the property or assets of any License Subsidiary except in favor of the Administrative Agent, for the benefit of the Banks. All of the Licenses issued by the FCC in connection with the ownership and operation of the Stations (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement), the Porta Phone Business and the Satellite Broadcasting Business, have been, or at the closing under the Busse Purchase Agreement and the Like-Kind Exchange Agreement will be, duly assigned to a Licensed Subsidiary.

            5.29 Year 2000 Compliance. The Borrower has (i) initiated a review and assessment of substantially all areas within its and each of its Subsidiaries' business and operations, or will initiate a review and assessment in all remaining areas by December 31, 1998 (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Borrower or any of its Subsidiaries (or suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. Based on the foregoing, the Borrower believes that all computer applications (including those of its suppliers, vendors and customers) that are material to its or any of its Subsidiaries' businesses and operations are reasonably expected by June 30, 1999 to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Complaint", except to the extent that a failure to do so could not reasonably be expected to have a Materially Adverse Effect.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BANKS.

      The obligations of the Banks to make any Loan or to issue or renew any Letter of Credit and the performance by the Banks of the other actions to be taken by them on or after the Closing Date are subject to the fulfillment or waiver in writing of each of the following conditions precedent. The Borrower shall deliver to the Administrative Agent copies for each Bank of each document, instrument or other item to be delivered pursuant to this Section 6.

            6.1 Compliance. All of the representations and warranties of the Borrower and its Subsidiaries herein and in the Loan Documents shall be true and correct on and as of the Closing Date and the date of any subsequent Loan (other than a Loan resulting from the funding of a Letter of Credit) or the issuance or renewal of a Letter of Credit, as if made on and as of such date and time before and after giving effect to the making of the proposed loan or the issuance of the proposed Letter of Credit, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date. The Borrower and its Subsidiaries shall have performed and shall be in compliance with all the applicable terms and provisions of this Agreement and the Loan Documents and no Possible Default or Event of Default shall have occurred and be continuing, on and as of the Closing Date and the date of any subsequent Loan (other than a Loan resulting from the funding of a Letter of Credit) or the issuance or renewal of a Letter of Credit, before and after giving effect to the making of the proposed Loan or the issuance of the proposed Letter of Credit. On the Closing Date, the Borrower shall deliver to the Banks a certificate, dated as of the Closing Date and signed by an executive officer of the Borrower certifying compliance with the conditions of this Section 6.1. Each request by the Borrower for a Loan or the issuance of a Letter of Credit shall, in and of itself, constitute a representation and warranty that the Borrower, as of the date of such Loan, is in compliance with this Section 6.1.

            6.2   Security Agreements.

                  (a) The Borrower shall have executed and delivered to the Administrative Agent a Borrower Security Agreement granting to the Administrative Agent, for the benefit of the Banks, a first priority security interest in substantially all of the Borrower's personal property, including, without limitation, the property acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement; and the Borrower Security Agreement, or supplement thereto and the security interests granted pursuant thereto, shall be in full force and effect.

                  (b) Each Subsidiary shall have executed and delivered to the Administrative Agent a Subsidiary Security Agreement granting to the Administrative Agent, for the benefit of the Banks, a first priority security interest in substantially all of each Subsidiary's personal property, including, without limitation, the property acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement; and each Subsidiary Security Agreement, or supplement thereto and the security interests granted pursuant thereto, shall be in full force and effect.

            6.3   Pledge Agreements.

                  (a) The Borrower shall have executed and delivered to the Administrative Agent a Borrower Pledge Agreement granting to the Administrative Agent, for the benefit of the Banks, a first priority security interest in all of the issued and outstanding Capital Stock of each of the Borrower's direct Subsidiaries; the Borrower shall have delivered to the Administrative Agent stock certificates evidencing all of such Capital Stock and stock powers, duly endorsed in blank, with respect thereto; the Borrower shall have taken all actions as may be required to effect the grant and perfection of the Administrative Agent's security interest in such Capital Stock; and the Borrower Pledge Agreement, or supplement thereto, and the security interests granted pursuant thereto, shall be in full force and effect.

                  (b) Each Subsidiary of the Borrower which has a Subsidiary shall have executed and delivered to the Administrative Agent a Subsidiary Pledge Agreement granting to the Administrative Agent, for the benefit of the Banks, a first priority security interest in all of the issued and outstanding Capital Stock of each Subsidiary owned by such Subsidiary; each such Subsidiary shall have delivered to the Administrative Agent stock certificates evidencing all of such Capital Stock and stock powers, duly endorsed in blank, with respect thereto; each such Subsidiary shall have taken all actions as may be required to effect the grant and perfection of the Administrative Agent's security interest in such Capital Stock; and each Subsidiary Pledge Agreement or supplement thereto, and the security interests granted pursuant thereto, shall be in full force and effect.

            6.4   Real Estate Matters.

                  (a) With respect to each parcel of real property owned by the Borrower or any of its Subsidiaries, to the extent requested by the Administrative Agent, the Borrower or such Subsidiary shall, with respect to real property owned or to be acquired as of the Closing Date on or prior to the Closing Date, and, with respect to real property thereafter acquired, promptly after acquisition thereof, have executed and delivered a first priority mortgage or deed of trust, in form and substance satisfactory to the Administrative Agent, covering such parcel of real property. With respect to each parcel of real property leased by the Borrower or any of its Subsidiaries, to the extent requested by the Administrative Agent, the Borrower or such Subsidiary shall (on or prior to the Closing Date with respect to leases held or to be acquired as of the Closing Date and, with respect to leases thereafter acquired, promptly after acquisition thereof) have executed and delivered a first priority leasehold mortgage or collateral assignment of lease, in form and substance satisfactory to the Administrative Agent, covering such leasehold interest. Such mortgages, deeds of trust, leasehold mortgages and collateral assignments of leases may be referred to hereinafter collectively as the "Mortgages". Each Mortgage shall have been duly recorded, and the Borrower shall have paid all taxes, fees or charges incurred in connection with the execution or recording thereof.

                  (b) The Borrower shall have procured and delivered to the Administrative Agent a commitment from a title insurance company satisfactory to the Administrative Agent for an ALTA mortgagee's policy of title insurance (Form 1970 if available, or 1984 or 1990 with 1970 Endorsement) covering each parcel of real estate owned by the Borrower or any of its Subsidiaries which is subject to a Mortgage, which policy shall be for the benefit of the Administrative Agent on behalf of the Banks and satisfactory to the Administrative Agent and shall insure that such Mortgage is a valid first mortgage lien on the property covered thereby. Such policy shall, to the extent available and appropriate: (i) insure title to the real property and all recorded easements benefiting such real property, (ii) contain an "Extended Coverage Endorsement" insuring over the general exceptions contained customarily in such policy, (iii) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the survey delivered with respect to such property, (iv) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (v) if the real property consists of more than one record parcel, contain a "contiguity" endorsement, if applicable, insuring that all of the record parcels are contiguous to one another, (vi) contain appropriate endorsements insuring against encroachments, and (vii) contain a commercial revolving line of credit endorsement insuring that advances made subsequent to the date of the title insurance policy are included in the title coverage, not to exceed the face amount of the title policy. No title indemnities shall be established in connection with the issuance of the aforesaid lender's title insurance policy.

                  (c) With respect to each parcel of real property owned by the Borrower or any of its Subsidiaries which is subject to a Mortgage, the Borrower shall have procured and delivered to the Administrative Agent evidence as to whether such parcel of property is located within a flood hazard area for purpose of the National Flood Insurance Act of 1968, as amended.

                  (d) The Borrower shall obtain from each lessor under a lease, in respect of which the Borrower or any of its Subsidiaries has granted to the Administrative Agent a Mortgage or collateral assignment, written consent to such grant in form and substance satisfactory to the Administrative Agent.

                  (e) The Borrower shall have provided to the Administrative Agent copies of (i) phase I environmental surveys, acceptable to the Administrative Agent, conducted by a company acceptable to the Administrative Agent, with respect to each parcel of real estate acquired pursuant to the Busse Purchase Agreement which is subject to a Mortgage, (ii) to the extent available, all environmental surveys or audits performed during the past five (5) years in connection with each of the parcels of real estate which is subject to a Mortgage, and the results of any existing search of the public records of the authorities in the relevant jurisdictions responsible for environmental matters with respect to any proceeding or action affecting any parcel of real estate which is subject to a Mortgage and (iii) such other evidence concerning compliance (both past and present) with Environmental Laws by the Borrower and its Subsidiaries as the Administrative Agent may request. The results of each phase I environmental survey shall be satisfactory to the Administrative Agent.

                  (f) The Administrative Agent shall have received a survey (collectively, the "Surveys") of each parcel of real estate acquired pursuant to the Busse Purchase Agreement or the Like-Kind Exchange Agreement which is the subject of a Mortgage, which survey shall be made in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" established and adopted by the American Land Title Associated and American Congress on Surveying and Mapping in 1992, and meeting the accuracy requirement of an "Urban" survey as defined therein, showing all buildings and other improvements, if any, all encroachments, if any, all set-back lines, if any, and all areas affected by any easements or other instruments of record, if any (the recording data in respect of which shall be marked on the survey), containing metes and bounds description of such parcel, setting forth the flood zone designations, if any, in which such parcel is located.

            6.5 Financing Statements. Any financing statements or fixture filings required by the Security Agreements, the Pledge Agreements and the Mortgages shall have been filed for record with the appropriate governmental authorities.

            6.6 Subsidiary Guaranty. Each Subsidiary shall have executed and delivered to the Administrative Agent, for the benefit of the Banks, a Subsidiary Guaranty pursuant to which such Subsidiary shall guarantee the Obligations of the Borrower to the Banks.

            6.7 Opinion of Borrower's Counsel. On the Closing Date, the Administrative Agent shall have received the favorable written opinions of special counsel to the Borrower and the Subsidiaries, of FCC counsel to the Borrower and the Subsidiaries, and of local counsel in the States of Florida, Georgia, Kentucky, Nebraska and Wisconsin, in each case dated the Closing Date, addressed to the Banks and in form and substance satisfactory to the Administrative Agent.

            6.8 Consummation of Busse Purchase Agreement and the Like-Kind Exchange Agreement.

                  (a) The transactions contemplated by the Busse Purchase Agreement and the Like-Kind Exchange Agreement shall have been consummated, or shall be consummated simultaneously with the making of the initial Loans hereunder, without the waiver of any material term or condition by and party thereto, and the FCC shall have issued its consent to the assignment of the FCC Licenses relating to WALB-TV, WEAU-TV, KOLN-TV, and KGIN-TV, respectively. Without limiting the foregoing sentence, the Borrower and such License Subsidiaries shall have purchased or otherwise acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement substantially all of the operating assets of WEAU-TV, KOLN-TV and KGIN-TV free and clear of all Liens, except Permitted Liens. The consummation of the transactions contemplated by the Busse Purchase Agreement and the Like-Kind Exchange Agreement shall be completed in a manner satisfactory to the Administrative Agent, and the Administrative Agent shall have received conformed copies of photocopies of all conveyance and other material documents relating thereto. The Borrower shall use its best efforts to cause all opinions and certificates delivered to the Borrower in connection with such closing to be addressed to the Banks.

                  (b) The Borrower shall have delivered to the Administrative Agent certified copies of the Busse Purchase Agreement and the Like-Kind Exchange Agreement and of all agreements, documents and instruments entered into in connection therewith.

            6.9 Subordinated Notes. The Borrower shall have delivered to the Administrative Agent certified copies of the Subordinated Note Indenture and the notes issued pursuant thereto. The Borrower shall have delivered evidence satisfactory to the Administrative Agent that the requested Loan, or the stated amount of the requested Letter of Credit, constitutes "Senior Debt" for all purposes of the Subordinated Note Indenture.

            6.10 Payment of Existing Indebtedness. The existing senior secured indebtedness of the Borrower shall have been paid in full, the agreements and instruments governing and evidencing such indebtedness shall have been terminated and cancelled, all Liens in connection therewith shall have been released and the instruments and documents related thereto shall be satisfactory to the Administrative Agent and the Banks in their sole discretion.

            6.11  Financial Information.

                  (a) Audits. The Borrower shall have delivered to the Administrative Agent on or prior to the Closing Date (i) unaudited consolidated financial statements for the three (3) month period ended March 31, 1998, including consolidated balance sheets and income and expense statements, of the Borrower and its Subsidiaries as of, and for the three (3) month period ended, March 31, 1998, and the results of their operations during such period.

                  (b) Pro Forma Financial Statements. On the Closing Date, the Borrower shall have delivered to the Administrative Agent (i) a consolidated pro forma balance sheet and income statement, for the four (4) quarter period ended June 30, 1998, after giving effect to closing under this Agreement, the Busse Purchase Agreement, and the Like-Kind Exchange Agreement and (ii) a certificate in form and substance satisfactory to the Administrative Agent showing in detail the calculation of the Applicable Margin (using pro forma four (4) quarter trailing cash flow as of June 30, 1998) after giving effect to the closings under this Agreement, the Busse Purchase Agreement and the Like-Kind Exchange Agreement.

                  (c) Compliance Certificate. The Borrower shall have delivered to the Administrative Agent a pro forma compliance certificate in form and substance satisfactory to the Administrative Agent showing the Leverage Ratio as the date of such borrowing or issuance of a Letter of Credit and the Borrower's compliance with the financial covenants set forth in Section 8.

                  (d) Solvency Certificate. On the Closing Date, the Borrower shall have delivered to the Administrative Agent a solvency certificate in form and substance satisfactory to the Administrative Agent executed by the chief financial officer of the Borrower.

            6.12 Engineer's Report. On the Closing Date, the Borrower shall have delivered to the Administrative Agent a detailed engineering report from the Borrower's engineer, acceptable in form and substance to the Administrative Agent, as to the construction, engineering, installation and operation of each of the Stations, including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement, and its facilities and equipment. Such certificate shall also list any material equipment problems at such Station and any material upgrades of equipment which are currently, or which will within six (6) months be, required at such Station.

            6.13 Due Diligence. The Administrative Agent and its counsel shall have conducted a due diligence investigation of the Borrower, its Subsidiaries and the businesses being acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement, and the results of such investigation shall have been satisfactory to the Administrative Agent in all respects.

            6.14 Borrowing Request. On the date of each Loan, the Borrower shall have delivered to the Administrative Agent a borrowing request for such Loan in form and substance satisfactory to the Administrative Agent, setting forth the application of the proceeds of such Loan, evidence that such application is permitted pursuant to Section 7.1, and showing the recipient, the amount of the payment and the wire transfer instructions.

            6.15 Insurance Certificates. On the Closing Date, the Borrower shall have furnished to the Administrative Agent certificates of insurance together with copies, if requested by the Administrative Agent, of all policies or other satisfactory evidence that the insurance required by Section 7.3 is in full force and effect.

            6.16 Corporate Documents. On the Closing Date, the Borrower shall delivered to the Administrative Agent the following:

                  (a) certificates of good standing for each of the Borrower and its Subsidiaries from the Secretary of State of the state of its incorporation and from the Secretary of State of each other state in which the Borrower or such Subsidiary is qualified or registered to do business, in each case dated as of a date as near to the Closing Date as practicable;

                  (b) a certificate signed by the Secretary or Assistant Secretary of the Borrower, dated as of the Closing Date, certifying that attached thereto are true and complete copies of (i) the Articles of Certificate of Incorporation and Bylaws of the Borrower and each Subsidiary, (ii) resolutions adopted by the respective Boards of Directors of the borrower and each of its Subsidiaries authorizing the execution, delivery and performance of the Busse Purchase Agreement, the Like-Kind Exchange Agreement, the Subordinated
Note Indenture, this Agreement, the Loan Documents and the Obligations;

                  (c) incumbency certificates for the Borrower and each Subsidiary; and

                  (d) such other documents as any Bank may reasonably request in connection with the proceedings taken by the Borrower or any of its Subsidiaries authorizing this Agreement and the Loan Documents.

            6.17 Lien Searches, Consents and Releases of Liens. The Administrative Agent shall have received: (a) certified copies of UCC, judgment and tax lien search reports for each jurisdiction in which the Borrower or any Subsidiary owns any property or conducts any business listing all effective financing statements and other Liens on any of the property of the Borrower or such Subsidiary, (b) consents to the granting of Liens in all Operating Agreements and other material contracts and leases of the Borrower and each of its Subsidiaries (including, without limitation, any acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement), which by their terms require such consent, and (c) releases of any existing Liens encumbering any assets of the Borrower or any of its Subsidiaries (including assets being acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement), except for Permitted Liens.

            6.18 No Order, Judgment or Decree. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain the Banks from making the Loans.

            6.19 No Material Adverse Effect. There shall have occurred no Material Adverse Effect since December 31, 1997. No material disruption of or material adverse change in financial, banking or capital markets shall have occurred since March 31, 1998, and be continuing as of the Closing Date that, in the Administrative Agent's reasonable judgment, would have a material adverse effect on any Bank's ability to fund the initial Loans hereunder. No material disruption of or material adverse change in the primary or secondary loan syndication markets, shall have occurred since March 31, 1998, and be continuing as of the

Closing Date that, in the Administrative Agent's reasonable judgment, would have a material adverse effect on the syndication of the Loans.

            6.20 Fee Letter; Fees and Expenses. The Borrower shall have paid all fees, expenses and other amounts due pursuant hereto and pursuant to any Fee Letter.

            6.21 Legal Approval. All legal matters incident to this Agreement and the consummation of the transactions contemplated hereby shall be satisfactory to Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia, special counsel to the Administrative Agent.

            6.22 Other Documents. The Administrative Agent shall have received all Loan Documents duly executed, and each Bank shall have received such other certificates, opinions, agreements and documents, in form and substance satisfactory to it, as it may reasonably request.

SECTION 7.  AFFIRMATIVE COVENANTS OF THE BORROWER.

      The Borrower agrees with the Banks that so long as this Agreement shall remain in effect or any of the Obligations shall remain unpaid or to be performed or any Letter of Credit shall remain outstanding, it shall perform and comply with the affirmative covenants contained in this Section.

            7.1 Use of Proceeds. The Borrower shall use the proceeds of the Loans only for the following purposes: (i) to finance the Busse Purchase Agreement, (ii) to fund Permitted Acquisitions and Permitted Investments, (iii) to refinance Indebtedness outstanding under the Prior Loan Agreement, (iv) to fund Capital Expenditures to the extent permitted by Section 8.7, (v) for working capital and general corporate purposes (including the payment of closing costs and expenses in connection with the Busse Purchase Agreement, the Like-Kind Exchange Agreement, and this Agreement), (vi) to redeem Preferred Stock as permitted hereunder and (vii) to defease the Busse Bonds and to finance any fees associated with such defeasance.

            7.2 Continued Existence; Maintenance of Rights and Licenses; Compliance with Law. The Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence and its material rights and Licenses. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect, until termination in accordance with their respective terms, any and all Licenses, Operating Agreements and other material contracts and other rights necessary to operate the Stations (including, without limitation, the Stations being acquired under the Busse Purchase Agreement and the Like-Kind Exchange Agreement), the Newspapers, the Porta Phone Business and the Satellite Broadcasting Business, not breach or violate the same in any material respect, and take all actions which may be required to comply in all material respects with all applicable laws, statutes, rules, regulations, orders and decrees now in effect or hereafter promulgated by any governmental authority, including without limitation, the FCC. The Borrower shall, and shall cause each of its Subsidiaries to, obtain, renew and extend all of the foregoing rights, Licenses and the like which may be necessary for the continuance of the operation of the Stations

(including, without limitation, the Stations being acquired under the Busse Purchase Agreement and the Like-Kind Exchange Agreement), the Newspapers, the Porta Phone Business and the Satellite Broadcasting Business.

            7.3 Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, keep its insurable properties insured to the full replacement cost thereof at all times by financially sound and reputable insurers reasonably acceptable to the Administrative Agent, and maintain such other insurance, to such extent and against such risks, including, without limitation, fire, lightning, vandalism, malicious mischief, flood (to the extent required by the Administrative Agent, if any of the Borrower's or any of its Subsidiaries' property is located in an identified flood hazard area, in which insurance has been made available pursuant to the National Flood Insurance Act of 1968) and other risks insured against by extended coverage, as is customary with companies in the broadcasting and media businesses. All such insurance shall be in amounts sufficient to prevent the Borrower or any of its Subsidiaries from becoming a coinsurer, shall name the Administrative Agent, for the benefit of the Banks, as loss payee and may contain loss deductible provisions which shall not exceed $250,000. The Borrower shall maintain, for itself and its Subsidiaries, in full force and effect liability insurance, business interruption insurance, errors and omissions insurance, general accident and public liability insurance and all other insurance as is usually carried by companies engaged in the same or similar businesses similarly situated against claims for personal or bodily injury, death or property damage occurring upon, in, about or in connection with the use or operation of any property or motor vehicles owned, occupied, controlled or used by the Borrower, its Subsidiaries and their employees or Administrative Agents, or arising in any other manner out of the business conducted by the Borrower and its Subsidiaries. All of such insurance shall be in amounts reasonably satisfactory to the Administrative Agent and shall be obtained and maintained by means of policies with generally recognized, responsible insurance companies authorized to do business in such states as may be necessary depending upon the locations of the Borrower's and its Subsidiaries' assets and shall name the Administrative Agent, for the benefit of the Banks, as an additional insured or loss payee, as the case may be. The insurance to be provided may be blanket policies. Each policy of insurance shall be written so as not to be subject to cancellation or substantial modification without not less than thirty (30) days advance written notice to the Administrative Agent. The Borrower shall furnish the Administrative Agent annually with certificates or other evidence satisfactory to the Administrative Agent that the insurance required hereby has been obtained and is in full force and effect and, prior to the expiration of any such insurance, the Borrower shall furnish the Administrative Agent with evidence satisfactory to the Administrative Agent that such insurance has been renewed or replaced. The Borrower shall, upon request of the Administrative Agent, furnish the Administrative Agent such information about such insurance as the Administrative Agent may from time to time reasonably request.

            7.4 Obligations and Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, pay and perform all of its material Indebtedness and other material liabilities and obligations in a timely manner in accordance with normal business practices and with the terms governing the same. The Borrower shall, and shall cause each of its Subsidiaries to, comply with the terms and covenants of all material agreements and all material leases of real or personal property and shall keep them all in full force and effect until termination thereof in accordance with their respective terms. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or in respect of its property before the imposition of any penalty, as well as all lawful claims for labor, materials, supplies or other matters which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay and discharge any such tax, assessment, charge, levy or claim so long as (a) the validity thereof is being contested diligently and in good faith by appropriate proceedings and the enforcement thereof is stayed, pending the outcome of such proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves in accordance with GAAP with respect thereto, and (c) such contest will not endanger the Lien of the Administrative Agent in any of the Borrower's or such Subsidiary's assets.

            7.5 Financial Statements and Reports. The Borrower shall, and shall cause each of its Subsidiaries to, maintain true and complete books and records of account in accordance with GAAP. The Borrower shall furnish to the Administrative Agent, for delivery to the Banks, the following financial statements and projections at the following times:

                  (a)   as soon as available, but in no event later than ninety
(90) days after the end of each fiscal year of the Borrower, the Borrower shall furnish (i) audited consolidated financial statements, including audited consolidated balance sheets and income and expense statements, of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations during such fiscal year, and a consolidated statement of cash flows for such fiscal year, together with such additional statements, schedules and footnotes as are customary in a complete accountant's report; such financial statements shall be certified by independent certified public accountants selected by the Borrower and acceptable to the Administrative Agent, and the opinion of such accountants shall be unqualified; and (ii) a statement signed by such accountants to the effect that in connection with their examination of such financial statements they have reviewed the provisions of this Agreement and have no knowledge of any event or condition which constitutes an Event of Default or Possible Default or, if they have such knowledge, specifying the nature and period of existence thereof; provided, however, that in issuing such statement, such independent accountants shall not be required to go beyond normal auditing procedures conducted in connection with their opinion referred to above;

                  (b) as soon as available, but in no event later than forty-five (45) days after the end of each fiscal quarter of the Borrower, the Borrower shall furnish unaudited consolidated and consolidating financial statements, including consolidated and consolidating balance sheets and income and expense statements, of the Borrower and its Subsidiaries as of the end of such period and the results of their operations during such period and for the then elapsed portion of the fiscal year, and a consolidated statement of cash flows for the portion of the fiscal year ended with the last day of such quarter; all such financial statements shall set forth, in comparative form, corresponding figures for the equivalent period of the prior year and a comparison to budget for the applicable quarter shall be in form and detail satisfactory to the Administrative Agent, and shall be certified as to accuracy and completeness by the chief financial officer of the Borrower;

                  (c) as soon as available, but in no event later than forty-five days after the end of each month for the first eleven (11) month of fiscal year, and within sixty (60) days after the end of the last month of each fiscal year, the Borrower shall furnish unaudited statements of income and expense for each Station, each Newspaper, the Porta Phone Business and the Satellite Broadcasting Business, which shall contain a comparison with budget or projections for such period and a comparison to the comparable period for the prior year, and which shall be certified by the chief financial officer of the Borrower;

                  (d) the financial statements required under (a) and (b) above shall be accompanied by a compliance certificate in the form attached hereto as Exhibit H of the chief financial officer of the Borrower (i) setting forth the computations showing compliance with the financial covenants set forth in
 Section 8 below, and (ii) certifying that no Possible Default or Event of Default has occurred, or if any Possible Default or Event of Default has occurred, stating the nature thereof and the actions the Borrower intends to take in connection therewith;

                  (e) the Borrower shall furnish (i) no later than sixty (60) days after the commencement of each fiscal year, an annual operating budget or fiscal projections for such fiscal year, and (ii) promptly upon preparation thereof, any material revisions of such annual budget or fiscal projections;

                  (f) promptly upon their becoming available, the Borrower shall furnish (i) copies of any periodic or special reports filed by the Borrower or any of its Subsidiaries with the FCC or any other federal, state or local governmental agency or authority if such reports indicate any material change in the ownership of the Borrower or such Subsidiary, or any materially adverse change in business, operations, affairs or condition of the Borrower or such Subsidiary, (ii) copies of any material notices and other material communications from the FCC or any other federal, state or local governmental agency or authority which specifically relate to the Borrower, any of its Subsidiaries, any Station, the Porta Phone Business or the Satellite Broadcasting Business or any material License, and the substance of which relates to a matter that could reasonably be expected to have a Material Adverse Effect, and (iii) copies of the results of each survey conducted by the Borrower or any of its Subsidiaries for the purpose of certifying to the FCC compliance with federal laws and the rules, regulations, policies and orders of the FCC relating to foreign ownership restrictions and to limitations on the nature and number of media outlets that may be held under common ownership or control;

                  (g) promptly upon their becoming available, the Borrower shall furnish (i) copies of any registration statements and regular periodic reports, if any, which any Borrower or any Subsidiary shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange, and (ii) copies of all financial statements, reports and proxy statements mailed to its stockholders;

                  (h) the Borrower shall furnish (i) upon request, promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan established or maintained by the Borrower or any member of the Controlled Group for each plan year, including (A) where required by law, a statement of assets and liabilities of such

Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement in changes in net assets available for plan benefits, for such plan year, certified by an independent public accountant satisfactory to the Administrative Agent, and (B) if prepared by or available to the Borrower, an actuarial statement of such Plan applicable to such plan year, certified by an enrolled actuary of recognized standing acceptable to the Administrative Agent; and (ii) promptly after receipt thereof, a copy of any notice the Borrower or a member of the Controlled Group may receive from the Department of Labor or the Internal Revenue Service with respect to any Plan (other than notices of general application) which could result in a material liability to the Borrower; the Borrower will promptly notify the Administrative Agent of any material taxes assessed, proposed to be assessed or which the Borrower has reason to believe may be assessed against the Borrower or any member of the Controlled Group by the Internal Revenue Service with respect to any Plan or Benefit Arrangement within thirty days (30) after the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the PBGC if a copy of such notice is available to the Borrower; notice within thirty (30) days after the Borrower or any other member of the Controlled Group knows or has reason to know that any multiemployer plan (as defined in Section 414(f) of the Code) under which the Borrower or member of the Controlled Group is an employer, is in reorganization (as defined in Section 418 of the Code or Title IV of ERISA) or is insolvent; the Borrower will promptly notify the Administrative Agent of any withdrawal liability asserted against the Borrower or any member of the Controlled Group under Section 4201(a) of ERISA with respect to any Plan;

                  (i) without duplication of any delivery requirements otherwise set forth herein, copies of any reports, notices or other communications that the Borrower is required to deliver to the trustee under the Subordinated Note Indenture; and

                  (j) upon the Administrative Agent's written request, such other information about the financial condition, properties and operations of the Borrower or any of its Subsidiaries as any Bank may from time to time reasonably request.

            7.6 Notices. The Borrower shall give the Administrative Agent, for distribution to the Banks, notice within five (5) days after its receipt of notice or knowledge thereof, (a) of any action, suit, investigation or proceeding by or against the Borrower or any of its Subsidiaries, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, including, without limitation, any material admonition, censure or adverse citation or order by the FCC or any other governmental authority or regulatory agency, (b) (i) of any action or event constituting an event of default or violation of the Subordinated Note Indenture, or any License, Operating Agreement, or other material contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary is bound, and (ii) of any competing application, petition to deny or other opposition to any license renewal application filed by the Borrower or any of its Subsidiaries with the FCC, if such event of default, violation or other matter could reasonably be expected to have a Material Adverse

Effect, (c) of the occurrence of any Possible Default or Event of Default and the actions the Borrower intends to take in connection therewith, (d) of any cancellation of or any material amendment to any of the insurance policies maintained in accordance with the requirements of this Agreement, except for cancellations and amendments that occur in the ordinary course of business, (e) of any material, adverse change in the business or financial condition of the Borrower or any of its Subsidiaries, and (f) of any material strike, labor dispute, slow down or work stoppage due to a labor disagreement (or any material development regarding any thereof) affecting the Borrower or any of its Subsidiaries.

            7.7 Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain and preserve its towers, printing presses, machinery, equipment, motor vehicles, fixtures and other property in good working order, condition and repair, normal wear and tear excepted, and in compliance with all material applicable standards, rules or regulations imposed by any governmental authority or agency (including, without limitation, the FCC, the Federal Aviation Administration or any other License Authority) or policy of insurance , except for such property which, in the judgment of the Borrower, is no longer necessary to the business of the Borrower or any of its Subsidiaries.

            7.8 Information and Inspection. The Borrower shall furnish to the Administrative Agent and the Banks form time to time, promptly upon request, information reasonably requested by the Administrative Agent or any Bank pertaining to any covenant, provision or condition hereof or of any Loan Document, or to any matter connected with the books, records, operations, financial condition, properties, activities or business of the Borrower or of any of its Subsidiaries. At all reasonable times, the Borrower shall permit any authorized representative designated by any Bank to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, and their books and records, and to take extracts therefrom and make copies thereof, and to discuss the Borrower's and its Subsidiaries' affairs, finances and accounts with the management of the Borrower and its Subsidiaries and with the Borrower's independent accountants.

            7.9 Maintenance of Liens. The Borrower shall do all things necessary or requested by the Administrative Agent to preserve and perfect the Liens of the Administrative Agent, for the benefit of the Banks, arising pursuant hereto and pursuant to the Loan Documents as first Liens, except for Permitted Liens, and to insure that the Administrative Agent, for the benefit of the Banks, has a Lien on substantially all of the assets of the Borrower and in all of the Capital Stock and substantially all of the assets of each of its Subsidiaries. If the Borrower or any of its Subsidiaries purchases any real property, the Borrower or such Subsidiary shall notify the Administrative Agent and execute, deliver and cause to be recorded any Mortgage requested by the Administrative Agent in connection therewith, which shall be first lien, except for Permitted Liens and take such other actions as would have been required pursuant to
Section 6.4 has such property been owned on the Closing Date. If the Borrower or any of its Subsidiaries enters into a new Operating Agreement or other material contract or lease which prohibits the assignment thereof or the granting of a security interest therein without the consent of the other party, the Borrower shall use its best efforts to obtain the written consent of such other party to


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


the grant to the Administrative Agent, for the benefit of the Banks, of a security interest therein pursuant to the Security Agreements.

            7.10 Title to Property. The Borrower shall, and shall cause each of its Subsidiaries to, own and hold title to all of its assets in its own name and not in the name of any nominee.

            7.11  Environmental Compliance and Indemnity.

                  (a). The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which the Borrower or any of its Subsidiaries owns or operates a facility or site, arranges for disposal or treatment of Hazardous Materials, solid waste or other wastes, accepts for transport any Hazardous Materials, solid wastes or other wastes or hold any interest in real property or otherwise. Neither the Borrower nor any of its Subsidiaries shall cause or allow the Release of Hazardous Materials, solid waste or other wastes on, under or to any real property in which the Borrower or such Subsidiary holds any interest or performs any of its operations, in material violation of any Environmental Law. The Borrower shall notify the Banks promptly after its receipt of notice thereof, of any Environmental Claim which the Borrower receives involving any potential or actual material liability of the Borrower or any of its Subsidiaries arising in connection with any noncompliance with or violation of the requirements of any Environmental Law or a material Release or threatened Release of any Hazardous Materials, solid waste or other waste into the environment. The Borrower shall promptly notify the Banks (i) of any material Release of Hazardous Material on, under or from the real property in which the Borrower or any of its Subsidiaries holds or has held an interest, upon the Borrower's learning thereof by receipt of notice that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of such Release or that the Borrower or such Subsidiary has been identified as potentially responsible for, or is subject to investigation by any governmental authority relating to, such Release, and (ii) of the commencement or threat of any judicial or administrative proceeding alleging a violation of any Environmental Laws.

                  (b) If the Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Law by, or any liability arising thereunder of, the Borrower or any of its Subsidiaries or related to any real property owned, leased or operated by the Borrower or any of its Subsidiaries or real property adjacent to such real property, which violation or liability could reasonably be expected to have a Material Adverse Effect, then the Borrower shall, upon request from the Administrative Agent, provide the Administrative Agent with such reports, certificates, engineering studies or other written material or data as the Administrative Agent may require so as to satisfy the Administrative Agent that the Borrower or such Subsidiary is in material compliance with all applicable Environmental Laws.

                  (c) The Borrower shall defend, indemnify and hold the Administrative Agent and the Banks, and their respective officers, directors, shareholders, employees, agents, affiliates, successors and assigns harmless from and against all costs, expenses, claims, demands,


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

damages, penalties and liabilities of every kind or nature whatsoever incurred by them (including, without limitation, reasonable attorney fees) arising out of, resulting from or relating to (i) the noncompliance of the Borrower, any of its Subsidiaries of any property owned or leased by the Borrower or any of its Subsidiaries with any Environmental Law, or (ii) any investigatory or remedial action involving the Borrower, any of its Subsidiaries or any property owned or leased by the Borrower or any of its Subsidiaries and required by Environmental Laws or by order of any governmental authority having jurisdiction under any Environmental Laws, or (iii) any injury to any person whatsoever or damage to any property arising out of, in connection with or in any way relating to the breach of any of the environmental warranties or covenants contained in this Agreement or any facts or circumstances that cause any of the environmental representations or warranties contained in this Agreement to cease to be true, or (iv) the existence, treatment, storage, Release, generation, transportation, removal, manufacture or other handling of any Hazardous Material on or affecting any property owned or leased by the Borrower of any of its Subsidiaries, or (v) the presence of any asbestos-containing material or underground storage tanks, whether in use or closed, under or on any property owned or leased by the Borrower or any of its Subsidiaries; provided, however, that the foregoing indemnity shall not apply to any such costs, expenses, claims, demands, damages, penalties or liabilities that are determined in a final non-appealable order of a court of competent jurisdiction to have arisen solely out of the gross negligence or willful misconduct of the indemnified person.

            7.12 Rate Hedging Obligations. The Borrower shall within sixty (60) days after the Closing enter into, and shall at all times thereafter maintain in full force and effect, agreements in form and substance reasonably satisfactory to the Administrative Agent regarding Rate Hedging Obligations so that the sum of the notional amount subject to such agreements, plus the aggregate principal amount of all Total Debt which bears interest at a fixed interest rate equals, at all times, at least fifty percent (50%) of the principal amount of Total Debt then outstanding.

            7.13 FCC Consents. The Borrower acknowledges that certain transactions contemplated by this Agreement or the Loan Documents, and certain actions which may be taken by the Administrative Agent or the Banks in the exercise of their rights under this Agreement or the Loan Documents, may require the consent of the FCC. If the counsel to the Administrative Agent determines that the consent of the FCC is required in connection with the execution, delivery and performance of any of the aforesaid documents or any documents delivered to the Administrative Agent or the Banks in connection therewith or as a result of any action which may be taken pursuant thereto, then the Borrower, at its sole cost and expense, shall use its best efforts, and shall cause its Subsidiaries to use their best efforts, to secure such consent and to cooperate with the Administrative Agent and the Banks in any action commenced by the Administrative Agent or the Banks to secure such consent. The Borrower shall not, and shall not permit any Subsidiary to, take any action which interferes with the exercise or completion of any such action taken by the Administrative Agent or the Banks. The Borrower further consents to the transfer of control or assignment of Licenses to a receiver or trustee or similar official or to any purchaser of the collateral securing the Loans pursuant to any public or private sale, judicial sale, foreclosure or exercise of other remedies available to the Administrative Agent or the Banks as permitted by applicable law upon the occurrence of an Event of Default

            7.14 Appraisals. If at any time any Bank determines that it must have current appraisals of any of the real property subject to a Mortgage to comply with any law, rule or regulation applicable to it, then, upon request by such Bank, the Borrower shall, at its expense, order appraisals of all of such real property. Such appraisals shall be in form and substance acceptable to the Banks, shall be prepared by appraisers acceptable to the Banks and shall be delivered to the Administrative Agent within forty-five (45) days of the request therefor.

            7.15 Real Estate. Within forty-five (45) days after any reasonable request by the Administrative Agent, the Borrower shall deliver to the Administrative Agent copies of documentation evidencing the security interest of the Administrative Agent in the assets acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, in respect of any parcel of real estate owned by the Borrower or any of its Subsidiaries and in respect of which such items were not delivered to the Administrative Agent on the Closing Date.

            7.16 Year 2000 Compliance. The Borrower will promptly notify the Administrative Agent in the event the Borrower discovers or determines that any computer application (including, without limitation, those of its suppliers and vendors) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Materially Adverse Effect.

            7.17 Covenants Regarding Formation of Subsidiaries and Acquisitions. At the time of (i) any Permitted Acquisition or (ii) the formation of any new Subsidiary of the Borrower or any of its Subsidiaries which is permitted under this Agreement, including, without limitation, the formation of any License Subsidiary, the Borrower will, and will cause its Subsidiaries, as appropriate, to (a) provide to the Administrative Agent (1) an executed Subsidiary Security Agreement for such new Subsidiary, in substantially the form of Exhibit E attached hereto, together with appropriate UCC-1 financing statements, and (2) an executed Subsidiary Guaranty for such new Subsidiary, in substantially the form of Exhibit C attached hereto; (b) pledge to the Administrative Agent all of the Capital Stock of such Subsidiary or Person which is acquired or formed, beneficially owned by the Borrower or any of its Subsidiaries, as the case may be, as additional collateral for the Obligations to be held by the Administrative Agent in accordance with the terms of the Borrower Pledge Agreement, an existing Subsidiary Pledge Agreement, or a new Subsidiary Pledge Agreement in substantially the form of Exhibit D attached hereto, and execute and deliver to the Administrative Agent all such other documentation for such pledge as, in the opinion of the Administrative Agent, is appropriate; and (c) provide revised financial projections for the remainder of the fiscal year and for each subsequent year until the Maturity Date which reflect such Permitted Acquisition or formation, certified by the chief financial officer of the Borrower, together with a statement by such Person that no Event of Default exists or would be caused by such Permitted Acquisition or formation, and all other documentation, including one or more opinions of counsel, which are satisfactory to the Administrative Agent and which in its opinion is appropriate with respect to such Acquisition or the formation of such


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

Subsidiary. Any document, agreement or instrument executed or issued pursuant to this Section 7.17 shall be a "Loan Document" for purposes of this Agreement.

SECTION 8.  NEGATIVE COVENANTS OF THE BORROWER.

      The Borrower agrees with the Banks that so long as this Agreement shall remain in effect or any of the Obligations shall remain unpaid or to be performed or any Letter of Credit shall remain outstanding, the Borrower shall not, directly or indirectly, take any of the actions set out in this Section 8 nor permit any of the conditions set out herein to occur.

            8.1 Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, incur, create, assume or permit to exist any Indebtedness, except:

                  (a)   the Obligations;

                  (b)   Indebtedness permitted under Sections 8.3, 8.4, 8.5 or
8.6 hereof and any other Indebtedness secured by a Permitted Lien which, in the aggregate, shall not exceed $5,000,000;

                  (c) unsecured trade accounts payable and other unsecured current Indebtedness incurred in the ordinary course of business (but excluding any Indebtedness for borrowed money);

                  (d) Indebtedness for taxes, assessments, governmental charges, liens or similar claims to the extent that payment thereof shall not be required to be made by the provisions of Section 7.4;

                  (e) Indebtedness incurred in respect of Rate Hedging Obligations required pursuant to Section 7.12;

                  (f) Subordinated Debt incurred pursuant to the terms of the Subordinated Note Indenture, or Indebtedness incurred in refinancing such Subordinated Debt, provided such Indebtedness is on terms and conditions satisfactory to the Required Banks, as in effect on the date hereof in a principal amount not to exceed $150,000,000; and

                  (g)   existing Indebtedness listed on Schedule 6 attached
                                                        ----------
hereto.

            8.2 Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, incur, create, assume or permit to exist any Lien of any nature whatsoever on any property or assets now owned or hereafter acquired by the Borrower or any of its Subsidiaries, other than Permitted Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating or incurring any Lien on any of its assets, other than (a) leases and agreements regarding purchase money Indebtedness permitted pursuant to Section 8.4 (so long as such prohibition only relates to the asset which is subject to such lease or which secure such Indebtedness, (b) provisions in agreements which prohibit the assignment of such agreements and (c) restrictions on the creation of Liens contained in the Subordinated Note Indenture as in effect as of the date hereof.

            8.3 Guaranties. The Borrower shall not, and shall not permit any of its Subsidiaries to, become a Guarantor for any Person, except with respect to
(a) endorsements of negotiable instruments for collection in the ordinary course of business, (b) the Subsidiary Guaranties, (c) guaranties by the Borrower's Subsidiaries of the Borrower's obligations under the Subordinated Debt, so long as such guaranties are subordinate to the obligations of the Borrower's Subsidiaries under the Subsidiary Guaranties to the same extent as the Subordinated Debt under the Subordinated Note Indenture is subordinate to the Obligations, (d) contingent obligations under indemnity agreements to title insurers to cause such title insurers to issue to the Administrative Agent mortgagee title insurance policies, as provided in Section 6.4, and (e) contingent obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding, together with Indebtedness permitted under Sections 8.1(b), 8.4, 8.5 or 8.6, at any time outstanding $5,000,000 in the aggregate.

            8.4 Rental and Conditional Sale Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, incur, create, assume or permit to exist, with respect to any personal property, any conditional sale obligation, any purchase money obligation, any rental obligation, any purchase money security interest or any other arrangement for the use of personal property of any other Person, which in any such case has an unexpired term of not less than one (1) year, other than an arrangement constituting a Capitalized Lease Obligation, if the aggregate amount payable by the Borrower and its Subsidiaries pursuant to all such arrangements in any fiscal year would exceed, together with Indebtedness permitted under Section 8.1(b), 8.3, 8.5, or 8.6, at any time outstanding $5,000,000 in the aggregate, plus the amount of any such obligations incurred pursuant to a Permitted Acquisition.

            8.5 Real Property Interests. The Borrower shall not, and shall not permit any of its Subsidiaries to, be obligated under, enter into, assume or permit to exist any lease or rental obligation for real property which has an unexpired term of not less than one (1) year, if the aggregate amount payable in respect of all such arrangements by the Borrower and its Subsidiaries in any fiscal year would exceed, together with Indebtedness permitted under Section 8.1(b), 8.3, 8.4, or 8.6, at any time outstanding $5,000,000 in the aggregate, plus the amount of any such obligations incurred pursuant to a Permitted Acquisition.

            8.6 Capitalized Lease Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, incur, create, assume or permit to exist Capitalized Lease Obligations if the aggregate amount payable by the Borrower and its Subsidiaries in respect of all such Capitalized Lease Obligations in any fiscal year would exceed, together with Indebtedness permitted under Section 8.1(b), 8.3, 8.4, or 8.5, at any time outstanding $5,000,000 in the aggregate, plus the amount of any such obligations incurred pursuant to a Permitted Acquisition.

            8.7 Notes, Accounts Receivable and Claims. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, discount or otherwise dispose of any note, account receivable or other right to receive payment, with or without recourse, except for collection in the ordinary course of business, or fail to timely assert any claim, cause of action or contract right which it possesses against any third party or agree to settle or compromise any such claim, cause of action or contract right except in any case in the exercise of good business judgment and except for settlements or compromise made in the reasonable exercise of business judgment in the ordinary course of business.

            8.8   Capital Distributions; Restrictions on Payments to
Stockholders.

                  (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, make, or declare or incur any liability to make, any Capital Distribution; provided, however, that:

                        (i) any Subsidiary of the Borrower may make Capital Distributions to the Borrower or to a wholly-owned Subsidiary of the Borrower; and

                        (ii) the Borrower may make Capital Distributions so long as: (A) prior to making any such distribution, the Borrower shall have demonstrated to the satisfaction of the Administrative Agent that the Borrower will be in compliance with all of the covenants contained herein after giving effect to such distribution; (B) no Possible Default or Event of Default exists at the time of making such distribution or would exist after giving effect thereto; and (C) prior to making any such distribution, the Borrower shall have delivered to the Administrative Agent a certificate of its chief financial officer in form and substance satisfactory to the Administrative Agent which shall contain calculations demonstrating on a pro forma basis the Borrower's compliance with the financial covenants set forth in this Section 8 after giving effect to such distribution.

                  (b) The Borrower shall not permit any of its Subsidiaries to enter into or agree, or otherwise become subject to any agreement, contract or other arrangement with any Person pursuant to the terms of which (a) such Subsidiary is or would be prohibited from or limited in declaring or paying any cash dividends or distributions on any class of its Capital Stock or any other ownership interests owned directly or indirectly by the Borrower or from making any other distribution on account of any class of any such Capital Stock or ownership interests (herein referred to as "Upstream Dividends") or (b) the declaration or payment of Upstream Dividends by a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower, on an annual or cumulative or other basis, is or would be otherwise limited or restricted.

            8.9   Disposal of Property; Mergers; Acquisitions;
Reorganizations.

                  (a) Except as provided in paragraphs (b) and (c) below, the Borrower shall not, and shall not permit any of its Subsidiaries to, (i) dissolve or liquidate; (ii) make any Asset Sale, except for (A) Asset Sales in the ordinary course of business in an aggregate amount not to exceed $1,000,000 in any transaction or related series of transactions, and (B) the disposition of substantially all of the assets of the Porta Phone Business, so long as in each such case the Borrower has complied with the provisions of Section 2.7(b)(ii); (iii) be a party to any consolidation, merger, recapitalization or other form of reorganization; (iv) make any acquisition of all or substantially all the assets of any Person, or of a business division or line of business of any Person, or of any other assets constituting a going business; (v) create, acquire or hold any Subsidiary (other than Subsidiaries existing on the date hereof and Subsidiaries created pursuant to Permitted Acquisitions); or (vi) be or become a party to any joint venture or other partnership.

                  (b) The Borrower may make the acquisitions contemplated in the Busse Purchase Agreement and the Like-Kind Exchange Agreement. In addition, the Borrower or any of its wholly owned Subsidiaries may make acquisitions of substantially all of the assets of any television station or newspaper operation or of all of the Capital Stock or other equity interests of a Person which owns a television station or newspaper operation, subject to the satisfaction of the following conditions (any acquisition which satisfies all of the following conditions, together with any acquisition under Section 8.10(c), being referred to hereinafter as a "Permitted Acquisition").

                        (i) any television station to be acquired (A) shall be located in any of the top one hundred twenty-five (125) United States markets, as ranked by Designated Market Area as determined by Nielsen Media Research, (B) shall be a CBS, NBC or ABC network affiliate and located in a market ranked one hundred twenty-six (126) through and including one hundred seventy-five (175), as ranked by Designated Market Area as determined by Nielsen Media Research, or
(C) if permitted by law and the rules and regulations of the FCC, shall be an affiliate of the Fox network and located in a market in which the Borrower or any of its Subsidiaries owns a television station;

                        (ii) any newspaper to be acquired shall be a daily newspaper with a minimum paid circulation of 25,000;

                        (iii) the Borrower shall have given to the Administrative Agent written notice of such acquisition at least fifteen (15) days prior to executing any binding commitment with respect thereto, which notice shall state the additional amounts, if any, by which the Borrower proposes to increase the dollar limitations set forth in Sections 8.4 and 8.5; and the structure of the transaction shall be acceptable to the Administrative Agent in form and substance;

                        (iv) the Borrower shall have demonstrated to the satisfaction of the Administrative Agent that the Borrower will be in compliance with all of the covenants contained herein after giving effect to such acquisition and that no Event of Default or Possible Default then exists or would exist after giving effect to such acquisition, and the Borrower shall have delivered to the Administrative Agent within ten (10) days prior to the consummation of such acquisition an acquisition report signed by an executive officer of the Borrower in form and substance satisfactory to the Administrative Agent which shall contain (A) calculations demonstrating on a pro forma basis the Borrower's compliance with the financial covenants set forth in this Section 8 after giving effect to such acquisition, (B) projections for the Borrower for a five (5) year period after the closing of such acquisition giving effect to the acquisition and including a statement of sources and uses of funds for such acquisitions showing, among other things, the source of financing for the acquisition and (C) if such acquisition is of a television station, a detailed engineering report from the Borrower's engineer, acceptable in form and substance to the Administrative Agent, as to the construction, engineering, installation and operation of the station being acquired and its facilities and equipment, which certificate shall also list any material equipment problems at such station and any material upgrades of equipment which will, within six (6) months of such acquisition, be required at such Station;

                       (v) if such acquisition is of a television stations that does not have an affiliation agreement with ABC, CBS or NBC, the Borrower shall negotiate in good faith with the Banks regarding a limitation, to be added as a negative covenant to this Agreement, on the annual amount of its Programming Obligations;

                        (vi) the agreement governing such acquisition and all related documents and instruments shall be in form and substance satisfactory to the Administrative Agent;

                       (vii) any FCC Licenses acquired in connection with such acquisition shall be transferred immediately upon consummation of such acquisition to a License Subsidiary or to a direct wholly-owned Subsidiary of the Borrower which shall have no other assets or liabilities;

                       (viii) the Borrower shall have delivered to the Administrative Agent UCC, judgment and tax lien searches for each relevant jurisdiction with respect to the assets being acquired and shall have taken any actions as may be necessary or requested by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Banks, perfected Liens in all assets, real and personal, tangible and intangible, acquired by the Borrower or any of its Subsidiaries in such acquisition pursuant to the Loan Documents, subject to no prior Liens except Permitted Liens;

                       (ix) if the Borrower acquires a Subsidiary or creates a Subsidiary (including, without limitation, a License Subsidiary) pursuant to or in connection with such acquisition,

                         (A) the Borrower shall, or shall cause its Subsidiary
which is the stockholder of such newly acquired or created Subsidiary to, pledge to the Administrative Agent, for the benefit of the Banks, all of the stock or other securities or equity interests of such acquired or created Subsidiary pursuant to documentation in form and substance satisfactory to the Administrative Agent; and

                         (B) such acquired or created Subsidiary shall execute
and deliver to the Administrative Agent, for the benefit of the Banks, a guaranty of all of the Obligations of the Borrower, in form and substance satisfactory to the Administrative Agent, and


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

shall grant to the Administrative Agent, for the benefit of the Banks, a first priority, perfected lien or security interest in substantially all of its assets, real and personal, tangible and intangible, subject to no prior Liens, except for Permitted Liens, pursuant to documentation in form and substance satisfactory to the Administrative Agent; and

                        (x) the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent to the effect that all approvals, consents or authorizations required in connection with such acquisition (including, without limitation, the formation of any License Subsidiary and the transfer of any FCC Licenses to such Subsidiary) from any Licensing Authority or other governmental authority shall have been obtained and that any consent of the FCC shall have become a Final Order, and such opinions as the Administrative Agent may reasonably request as to the Liens granted to the Administrative Agent, for the benefit of the Banks, as required pursuant to this Section 8.9, as to any required regulatory approvals for such acquisition and as to such other matters as the Administrative Agent may reasonably request.

                  (c) The Borrower may make such other acquisitions as may be approved from time to time by the Required Banks in their sole discretion.

            8.10 Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, purchase or otherwise acquire, hold or invest in any Capital Stock or other securities or evidences of indebtedness of, or any interest or investment in, or make or permit to exist any loans or advances to, any other Person, except the following (each a "Permitted Investment"):

                  (a) direct obligations of the United States Government maturing within one (1) year;

                  (b) certificates of deposit of a member bank of the Federal Reserve System having capital, surplus and undivided profits in excess of $2,000,000,000;

                  (c) any investment in commercial paper which at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody's Investors Service, Inc. or Standard & Poor's Corporation;

                  (d)   money market funds;

                  (e) securities received pursuant to a plan of reorganization adopted in an insolvency proceeding or otherwise in immaterial amounts in exchange for accounts receivable of the entity which is the subject of such insolvency proceeding generated in the ordinary course of the Borrower's or any of its Subsidiaries' business; and

                  (f) investments in its existing Subsidiaries and in Subsidiaries created pursuant to Section 8.10(b) or (c).



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


            8.11 Amendment of Governing Documents. The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, modify or supplement its Certificate or Articles of Incorporation, Bylaws or other organizational or governing documents or any shareholders or security holders agreement, unless required by law, in any manner that is adverse to the interests of the Banks (as may be determined by the Administrative Agent).

            8.12  Financial Covenants.

                  (a)...Leverage Ratio. As of any calculation date, the Borrower shall not permit the Leverage Ratio at any time during any period listed in Column A below to be greater than the ratio set forth in Column B below opposite such period:

Column A                                                    Column B
--------                                                    --------

Period:                                                     Permitted Ratio:
------                                                      ----------------


Closing Date through September 30, 1998                           6.90:1.0

October 1, 1998, and thereafter                                   6.40:1.0


                  (b) Adjusted Leverage Ratio. As of any calculation date, the Borrower shall not permit the Adjusted Leverage Ratio at any time during any period listed in Column A below to be greater than the ratio set forth in Column B below opposite such period:

Column A                                                    Column B
--------                                                    --------

Period:                                                    Permitted Ratio:
------                                                     ----------------


Closing Date through September 30, 1998                           6.75:1.0

October 1, 1998, through December 31, 1999                        6.25:1.0

January 1, 2000, through December 31, 2000                        5.75:1.0

January 1, 2001, through December 31, 2001                        5.25:1.0

January 1, 2002, and thereafter                                   4.75:1.0

                  (c) Senior Debt to Operating Cash Flow Ratio. As of any calculation date, the Borrower shall not permit the ratio of (i) Senior Debt on such date to (ii) Operating Cash Flow for the four (4) fiscal quarter period then ended, or most recently ended, (1) for any date from the Closing Date through and including December 31, 1999, to be greater than 4.25 to 1.00, and
(2) at all other times, to be greater than 3.50 to 1.00.


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


                  (d) Operating Cash Flow to Interest Expense. As of any calculation date, the Borrower shall not permit the ratio of (i) Operating Cash Flow for the four (4) fiscal quarter period then ended or most recently ended, to (ii) the sum of (A) Interest Expense, plus (B) Capital Distributions for the same such four (4) quarter period to be less than 1.50 to 1.00.

                  (e) Pro Forma Debt Service Coverage Ratio. As of any calculation date, the Borrower shall not permit the ratio of (i) Operating Cash Flow for the four (4) fiscal quarter period then ended or most recently ended, to (ii) Pro Forma Debt Service as of the end of the same such four (4) quarter period to be less than 1.10 to 1.00.

                  (f) Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.00 to 1.00.

            8.13  Management Agreements and Fees.

                  (a)...Except for agreements permitted pursuant to Section 8.14(b), the Borrower shall not, and shall not permit any of its Subsidiaries to, make or enter into, or pay any management fees pursuant to, any management or service agreement or joint operating agreement whereby management, supervision or control of its business, or any significant aspect thereof, shall be delegated to or placed in any Person other than the Borrower, an employee of the Borrower or such Subsidiary. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or enter into, or receive any management fees pursuant to, any management or service agreement or joint operating agreement whereby management, supervision or control of the business of any other Person (other than a Subsidiary of the Borrower), or any significant aspect thereof, shall be delegated to or placed in the Borrower or any of its Subsidiaries.

                  (b) Without the prior written consent of the Administrative Agent, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into, or otherwise be obligated under any local marketing agreement, time brokerage agreement, program service agreement, joint sales agreement, facilities leasing agreement or similar arrangement.

            8.14 Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary to, change its fiscal year.

            8.15 ERISA. Neither the Borrower nor any member of the Controlled Group shall fail to make any contributions which are required pursuant to the terms of any Plan or any Benefit Arrangement. Neither the Borrower nor any member of the Controlled Group shall contribute to or agree to contribute to any Plan which is (a) subject to the minimum funding requirements under Section 302 of ERISA or Section 412 of the Code; (b) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA); (c) a defined benefit plan (as defined under
Section 3(35) of ERISA or Section 414(j) of the Code); (d) a multiple employer plan (as defined in Section 4063 or ERISA); or (e) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).


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



            8.16 Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction or agreement with any Affiliate of the Borrower or pay any compensation or salary to any such Person unless such transaction or agreement is in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and the terms of such transaction or agreement are not less favorable to the Borrower or such Subsidiary than could be obtained in an arms-length transaction with an unaffiliated third party or unless the amount paid to such person is not in excess of the fair value of the services rendered by such person.

            8.17 Change of Name, Identity or Corporate Structure. The Borrower shall not, and shall not permit any of its Subsidiaries to, change its name, identity or corporate structure without thirty days prior written notice to the Administrative Agent.

            8.18 Amendments or Waivers. The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, alter or modify, or consent to or suffer any amendment, alteration or modification of, (a) the Subordinated Note Indenture or any notes or other documents or agreements issued or entered into pursuant to the Subordinated Note Indenture without the prior written consent of all of the Banks if such amendment, alteration or modification affects the subordination provisions thereof or imposes any more onerous term or condition on the Borrower or any of its Subsidiaries than is contained in such agreement, note or document as of the date hereof or is otherwise materially adverse to the Borrower, any of its Subsidiaries or the Banks, or without the prior written consent of the Required Banks if such amendment, alteration or modification does not affect the subordination provisions thereof or impose any more onerous term or condition on the Borrower or any of its Subsidiaries than is contained in such agreement, note or document as of the date hereof and is not otherwise materially adverse to the Borrower, any of its Subsidiaries or the Banks, in either case as reasonably determined by the Administrative Agent, or (b) the Like-Kind Exchange Agreement without the prior written consent of the Administrative Agent, the Busse Purchase Agreement, the Like-Kind Exchange Agreement, any License, or any Operating Agreement or other material contract to which the Borrower or such Subsidiary is a party, except for any amendments, alterations or modifications to any License or Operating Agreement which could not reasonably be expected to have a Material Adverse Effect. The Administrative Agent shall deliver to the Banks promptly after its receipt thereof a copy of each amendment or modification to the Busse Purchase Agreement and the Like-Kind Exchange Agreement.

            8.19 Issuance or Transfer of Capital Stock and other Equity Interests. The Borrower shall not issue any stock that by its terms (or the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part or that by its terms is entitled to a mandatory distribution or dividend. The Borrower shall not permit any of its Subsidiaries to sell or issue any Capital Stock, partnership interests or other equity interests or any warrants, options or other securities convertible into or exercisable for any Capital Stock, partnership interests or other equity interests, and the Borrower shall not permit any of its Subsidiaries to permit the transfer of any Capital Stock, partnership interests or other such equity interests.


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


            8.20 Change in Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, change the nature of its business in any material respect. Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the ownership and operation of the Stations (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement), the Newspapers, the Porta Phone Business and the Satellite Broadcasting Business and other activities incidental or related thereto.

            8.21 Regulations T, U or X. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder, (b) extend credit to others for the purpose of purchasing or carrying any such margin stock, or (c) retire Indebtedness which was incurred to purchase or carry any such margin stock.

            8.22 License Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary (other than a License Subsidiary) to, hold any FCC Licenses, but rather shall cause all FCC Licenses to be issued to and held by License Subsidiaries. The Borrower shall not permit any License Subsidiary to
(a) incur, create, assume or permit to exist any Indebtedness (other than pursuant to a Subsidiary Guaranty and Subsidiary Security Agreement executed by such License Subsidiary, and the subordinated guaranty executed by such License Subsidiary pursuant to the Subordinated Note Indenture), (b) incur, create, assume or permit to exist any Lien of any nature whatsoever on any property or assets now owned or hereafter acquired by it except in favor of the Administrative Agent, for the benefit of the Banks, (c) make any Capital Expenditures, (d) acquire any assets other than the Licenses, (e) conduct any business, or (f) hire or engage any employees.

            8.23 Subordinated Debt. The Borrower shall not redeem, purchase, discharge, pay, prepay or defease all or any portion of the principal or interest of any Subordinated Debt, prior to the indefeasible payment in full in cash of all Obligations, except that (a) the Borrower may pay interest on the Subordinated Debt in accordance with the provisions of the Subordinated Note Indenture as in effect on the date hereof or as amended in accordance with the provisions of Section 8.18 so long as no Event of Default or Possible Default then exists, and (b) the Borrower may make open market purchases of notes issued pursuant to the Subordinated Note Indenture (to the extent permitted in, and in accordance with the provisions of, the Subordinated Note Indenture as in effect on the date hereof) so long as: (i) prior to making any such purchase, the Borrower shall have demonstrated to the satisfaction of the Administrative Agent that the Borrower will be in compliance with all of the covenants contained herein after giving effect to such purchase; (ii) no Possible Default or Event of Default exists at the time of making such distribution or would exist after giving effect thereto; and (iii) prior to making any such purchase, the Borrower shall have delivered to the Administrative Agent a certificate of its chief financial officer in form and substance satisfactory to the Administrative Agent which shall contain calculations demonstrating on a pro forma basis the Borrower's compliance with the financial covenants set forth in this Section 8 after giving effect to such purchase. The Borrower shall not take any action in violation of any of the provisions of Article X of the Subordinated Note Indenture and shall not permit any Subsidiary to take any action in violation of any of the provisions of Article XI of the Subordinated
Note Indenture.

SECTION 9.  EVENTS OF DEFAULT.

      The occurrence of any one or more of the following events, whether voluntarily or involuntarily or by operation of law, shall constitute an Event of Default hereunder:

            9.1 Non-Payment. The Borrower shall fail to pay when due, whether by acceleration of maturity or otherwise, any installment of principal due hereunder or under any Note or shall fail to pay within three (3) days of the date when due, whether by acceleration of maturity or otherwise, any installment of interest due hereunder or under any Note or any fee or other payment obligation in respect of the Obligations or payable pursuant to any Fee Letter.

            9.2   Failure of Performance in Respect of Other Obligations.

                  (a) The Borrower shall fail to observe, perform or be in compliance with any of the provisions of Section 7.1, 7.3, 7.8, or 8, or the first sentence of Section 7.2; or

                  (b) the Borrower, any of its Subsidiaries or any other party to a Loan Document (other than the Administrative Agent or a Bank) shall fail to observe, perform or be in compliance with the terms of any Obligation, covenant or agreement (other than those referred to in Section 7.1, 7.3, 7.8, 8 or 9.1, or the first sentence of Section 7.2) to be observed, performed or complied with by the Borrower, any of its Subsidiaries or such other party hereunder or under any Loan Document and, provided that such failure is of a type which can be cured, such failure shall continue and not be cured for thirty (30) days after:
(i) written notice thereof from the Administrative Agent or a Bank; or (ii) the Administrative Agent or the Banks are notified thereof or should have been notified thereof pursuant to the provisions of Section 7.6 hereof, whichever is earlier.

            9.3 Breach of Warranty. Any financial statement, representation, warranty, statement or certificate made or furnished by the Borrower, any of its Subsidiaries or any other party to a Loan Document (other than the Administrative Agent or a Bank) in or in connection with this Agreement or any Loan Document, or as an inducement to the Administrative Agent or the Banks to enter into this Agreement and the Loan Documents, including, without limitation, those in Section 5 above, shall have been false, incorrect or incomplete when made or deemed made in any material respect.

            9.4 Cross-Defaults. Any Change in Control or Event of Default, as those terms are defined in the Subordinated Note Indenture as in effect as of the date hereof, shall occur; or the Borrower or any of its Subsidiaries shall default in any payment due on any Total Debt in excess of $250,000 and such default shall continue for more than the period of grace, if any, applicable thereto; or the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term of any evidence of such Total Debt or of any


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

mortgage, indenture or other agreement relating thereto, and any such default shall continue for more than the period of grace, if any, specified therein if such default causes, or permits the holder thereof to cause, the acceleration of such Total Debt.

            9.5 Assignment for Benefit of Creditors. The Borrower or any of its Subsidiaries shall make any assignment for the benefit of its creditors, or shall admit its insolvency or shall fail to pay its debts generally as such debts become due.

            9.6 Bankruptcy. Any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, shall be filed by or against the Borrower or any of its Subsidiaries or any proceeding shall be commenced by or against the Borrower or any of its Subsidiaries with respect to relief under the provisions of any other applicable bankruptcy, insolvency or other similar law of the United States or any State providing for the reorganization, winding-up or liquidation of Persons or an arrangement, composition, extension or adjustment with creditors; provided, however, that no Event of Default shall be deemed to have occurred if any such involuntary petition or proceeding shall be discharged within sixty days of its filing or commencement.

            9.7 Appointment of Receiver; Liquidation. Other than in connection with a proceeding described in Section 9.6, a receiver or trustee shall be appointed for the Borrower or any of its Subsidiaries or for any substantial part of its assets, and such receiver or trustee shall not be discharged within sixty (60) days of his appointment; any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any of its Subsidiaries and such proceedings shall not be dismissed or discharged within sixty (60) days of their commencement; or the Borrower or any of its Subsidiaries shall discontinue its business.

            9.8 Judgments. The Borrower or any of its Subsidiaries shall incur final judgments for the payment of money aggregating at any one time in excess of $250,000 (to the extent not covered by insurance) and shall not discharge (or make adequate provision for the discharge of) the same within a period of thirty
(30) days unless, pending further proceedings, execution thereon has been effectively stayed; or a non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period in excess of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

            9.9 Impairment of Collateral; Invalidation of any Loan Document. (i) A creditor of the Borrower or of any of its Subsidiaries shall obtain possession of any significant portion of the collateral for the Obligations by any means, including, without limitation, levy, distraint, replevin or self-help, or any creditor shall establish or obtain any right in such collateral which is equal or senior to a Lien of the Administrative Agent, for the benefit of the Banks, in such collateral; or (ii) any material damage to, or loss, theft or destruction of, any material collateral for the Loans shall occur, except to the extent such loss, damage or injury is covered by insurance; or (iii) the Administrative Agent, for the benefit of the Banks, shall cease to have a first priority perfected lien (except for Permitted Liens) in all of the issued and outstanding

Capital Stock of each Subsidiary of the Borrower and in substantially all of the properties and assets of the Borrower and each Subsidiary; or (iv) any Lien granted or created or purported to be granted or created by this Agreement or any Loan Document shall cease or fail to be perfected with respect to any significant portion of the collateral purported to be covered thereby; or (v) this Agreement, any Note or any Loan Document ceases to be a legal, valid and binding agreement or obligation enforceable against any party thereto (including, without limitation, the Banks or the Administrative Agent) in accordance with its terms, or shall be terminated, invalidated, set aside or declared ineffective or inoperative and such cessation, termination, invalidity, set aside or declaration could reasonably be expected to have a Material Adverse Effect; or (vi) any party to any Loan Document shall contest or deny the validity or enforceability of such Loan Document or any lien, security interest or obligation purported to be created thereby.

            9.10 Termination of License or Operating Agreement. The FCC or any other Licensing Authority shall (a) revoke, terminate, substantially and adversely modify or fail to renew any material License, or (b) designate any material License for hearing or commence proceedings to suspend, revoke, terminate or substantially and adversely modify any such License and such proceedings shall not be dismissed or discharged within sixty (60) days; or any Operating Agreement or any other agreement which is necessary to the operation of a Station (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement), a Newspaper, the Porta Phone Business or the Satellite Broadcasting Business shall be revoked or terminated or materially, adversely modified and not replaced by a substitute acceptable to the Required Banks within thirty (30) days of such revocation, termination or modification.

            9.11 Change of Control. (i) any Person (or group of Persons) is or becomes the "beneficial owner" (within the meaning of Rules 13d-3 and 13d-5 under the federal Securities Exchange Act of 1934, as amended), directly or indirectly, of a percentage of the voting Capital Stock of the Borrower greater than thirty-five percent (35%), other than J. Mack Robinson or Robert S. Prather, Jr., the spouse and lineal descendants or either such individual, the estate, executor, administrator, or other personal representative of either such individual, or any trust created for either such individual or for the spouse or lineal descendants of either such individual; or (ii) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Borrower was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or
(iii) except as permitted pursuant to this Agreement, the Borrower shall cease or fail to own, directly or indirectly, beneficial and legal title to all of the issued and outstanding Capital Stock of each of its Subsidiaries or any Subsidiary of the Borrower shall cease to be a wholly owned Subsidiary of the Borrower.

            9.12 Condemnation. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of any substantial portion of the assets of the Borrower or any of its Subsidiaries pursuant to a final, non-appealable order.

            9.13 Cessation of Operations. The Borrower's on-the-air broadcast operations at any Station shall be interrupted at any time for more than forty-eight (48) hours, whether or not consecutive, during any period of five
(5) consecutive days, unless (a) the broadcasting operations of all or substantially all of the television stations in the relevant market also are interrupted for a like period of time, or (b) the Borrower shall be receiving during such period of interruption insurance sufficient to assure that its per diem Operating Cash Flow during such period is at least equal to that which could reasonably have been expected during such period but for the interruption.

            9.14 Subordination. The Borrower or any holder of Subordinated Debt shall fail to comply with the agreement or instrument governing or evidencing such Subordinated Debt or any separate subordination agreement, and the Administrative Agent shall have determined that such failure to comply could reasonably be expected to have a material adverse effect on the Borrower or any of its Subsidiaries or on its ability to perform its obligations hereunder or under any of the Loan Documents or on the rights and remedies of the Administrative Agent and the Banks hereunder or under the Loan Documents.

            9.15 Material Adverse Effect. Any Material Adverse Effect shall occur.

SECTION 10. REMEDIES.

      Notwithstanding any contrary provision or inference herein or elsewhere,

            10.1 Optional Defaults. If any Event of Default referred to in
Section 9.1 through and including Section 9.4 or Section 9.8 through and including Section 9.15 shall occur, the Issuing Bank shall not be required to issue any additional Letters of Credit, and the Administrative Agent, with the consent of the Required Banks, upon written notice to the Borrower, may:

                  (a) terminate the Commitments and the credit hereby established and forthwith upon such election the obligations of the Banks to make any further Loans hereunder (other than Loans resulting from the funding of Letters of Credit) immediately shall be terminated;

                  (b) accelerate the maturity of the Loans and all other Obligations, whereupon all Obligations shall become and thereafter be immediately due and payable in full without any presentment of demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower; and/or

                  (c) demand the payment to the Issuing Bank of the aggregate stated amount of the outstanding Letters of Credit, which amount the Issuing Bank shall hold as security for the obligations incurred under the Letters of Credit.

            10.2 Automatic Defaults. If any Event of Default referred to in Sections 9.5 through and including 9.7 shall occur:

                  (a) the Commitments and the credit hereby established shall automatically and forthwith terminate, and the Banks thereafter shall be under no obligation to grant any further Loans hereunder (other than Loans resulting from the funding of Letters of Credit);

                  (b) the principal of and interest on the Notes, then outstanding, and all of the other Obligations shall thereupon become and thereafter be immediately due and payable in full, all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower; and

                  (c) the Issuing Bank shall not be required to issue any additional Letters of Credit, and the aggregate stated amount of the outstanding Letters of Credit shall be immediately payable by the Borrower to the Issuing Bank, which amount the Issuing Bank shall hold as security for the obligations incurred under the Letters of Credit.

            10.3 Performance by the Banks. If at any time after the occurrence and during the continuance of an Event of Default the Borrower or any of its Subsidiaries fails or refuses to pay or perform any material obligation or duty to any third Person, except for payments which are the subject of bona fide disputes in the ordinary course of business, the Administrative Agent or the Banks may, in their sole discretion, but shall not be obligated to, pay or perform the same on behalf of the Borrower or such Subsidiary, and the Borrower shall promptly repay all amounts so paid, and all costs and expenses so incurred. This repayment obligation shall become one of the Obligations of the Borrower hereunder and shall bear interest at the Default Interest Rate.

            10.4 Other Remedies. Upon the occurrence of an Event of Default, the Administrative Agent and the Banks may exercise any other right, power or remedy as may be provided herein, in the Notes or in any other Loan Document, or as may be provided at law or in equity, including, without limitation, the right to recover judgment against the Borrower for any amount due either before, during or after any proceedings for the enforcement of any security or any realization upon any security.

            10.5 Enforcement and Waiver by the Banks. The Administrative Agent and the Banks shall have the right at all times to enforce the provisions of this Agreement and all Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Administrative Agent or the Banks in refraining from so doing at any time, unless the Administrative Agent or the Banks shall have waived such enforcement in writing in respect of a particular instance. The failure of the Administrative Agent or the Banks at any time to enforce their rights under such provisions shall not be construed as having created


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a custom or course of dealing in any way contrary to the specific provisions of this Agreement or the Loan Documents, or as having in any way modified or waived the same. All rights, powers and remedies of the Administrative Agent and the Banks are cumulative and concurrent and the exercise of one right, power or remedy shall not be deemed a waiver or release of any other right, power or remedy.

SECTION 11. THE ADMINISTRATIVE AGENT.

            11.1 Appointment. NationsBank, N.A. is hereby appointed Administrative Agent hereunder, and each of the Banks irrevocably authorizes the Administrative Agent to act as the Administrative Agent of such Bank. The Administrative Agent agrees to act as such upon the express conditions contained in this Section 11. NationsBank, N.A. is hereby appointed Syndication Agent, Key Corporate Capital Inc. is hereby appointed Documentation Agent, and NationsBanc Montgomery Securities LLC is hereby appointed Lead Arranger. NationsBank, N.A., as Syndication Agent, Key Corporate Capital Inc., as Documentation Agent, and NationsBanc Montgomery Securities LLC, as Lead Arranger, shall have no rights or obligations hereunder or under any of the Loan Documents in its capacity as Syndication Agent, Documentation Agent and Lead Arranger, respectively. None of the Administrative Agent, the Syndication Agent, the Documentation Agent or the Lead Arranger shall have a fiduciary relationship in respect of any Bank by reason of this Agreement.

            11.2 Powers. The Administrative Agent shall have any may exercise such powers hereunder as are specifically delegated to it by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any implied duties or any obligation to the Banks to take any action hereunder except any action specifically provided by this Agreement to be taken by the Administrative Agent.

            11.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, affiliates, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, none of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Lead Arranger, or any of their respective directors, officers, affiliates, agents or employees shall be responsible for, or have any duty to examine (a) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of this Agreement, any Loan Document, or any other document or instrument furnished pursuant to or in connection with this Agreement or any Loan Document, (b) the collectibility of any amounts owed by the Borrower, (c) any recitals, statements, reports, representations or warranties made in connection with this Agreement or any Loan Document, (d) the performance or satisfaction by the Borrower or any Subsidiary of any covenant or agreement contained herein or in any Loan Document, (e) any failure of any party to this Agreement to receive any communication sent, including any telegram, teletype, bank wire, cable, radiogram or telephone message sent or any writing, application, notice, report, statement, certificate, resolution, request, order, consent letter or other instrument or paper or communication entrusted to the mails or to a delivery service, or (f) the assets or liabilities or financial condition or results of operations or business or credit-worthiness of the Borrower or


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any of its Subsidiaries. The Administrative Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any Loan Document.

            11.4 Action on Instructions of the Banks. The Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks (subject to Section 11.12 hereof), and such instructions shall be binding upon all the Banks and all holders of the Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or applicable law. The foregoing provisions of this Section 11.4 shall not limit in any way the exercise by any Bank of any right or remedy granted to such Bank pursuant to the terms of this Agreement or any Loan Document. Except as otherwise expressly provided herein, any reference in this Agreement to action by the Banks shall be deemed to be a reference to the Required Banks. The Banks hereby direct the Administrative Agent and the Documentation Agent to execute and deliver to the Borrower documentation necessary to effect the release of collateral required to consummate the Like-Kind Exchange Agreement.

            11.5 Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder by or through employees, Administrative Agents and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized Administrative Agents, for the default or misconduct of any such Administrative Agents or attorneys-in-fact selected by it with reasonable care.

            11.6 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper, document or other communication believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, with respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent, concerning all matters pertaining to the agency hereby created and its duties hereunder.

            11.7 Administrative Agent's Reimbursement and Indemnification. The Banks agree to reimburse and indemnify the Administrative Agent (which indemnification shall be shared by the Banks ratably in proportion to their respective Ratable Shares of the Loans) (a) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower hereunder or under any Loan Document, (b) for any other expenses reasonably incurred by the Administrative Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration, amendment or enforcement hereof or of any of the Loan Documents and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any Loan Document or any other document related hereto or thereto or the transactions contemplated hereby or the enforcement of any of the terms


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hereof or thereof or of any such other document; provided, however, that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

            11.8 Rights as a Bank. With respect to its Ratable Share of the Commitments, the Loans made by it, the Notes issued to it, and the Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Administrative Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Administrative Agent, in its individual capacity. Each of the Administrative Agent, may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower or any of its Subsidiaries as if it were not the Administrative Agent, hereunder.

            11.9 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. The Administrative Agent shall not be required to keep the Banks informed as to the performance or observance by the Borrower and its Subsidiaries of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries which may come into its possession.

            11.10 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the notice of resignation, then the retiring Administrative Agent may appoint a successor Administrative Agent. Such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder.


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


            11.11 Ratable Sharing. All principal and interest payments on Loans and commitment fees received by the Administrative Agent shall be remitted to the Banks in accordance with their Ratable Shares. Any amounts received by the Administrative Agent or any other Bank upon the sale of any collateral for the Loans or upon the exercise of any remedies hereunder or under any of the Loan Documents or upon the exercise of any rights of setoff shall be remitted to the Banks in accordance with their Ratable Shares of the Loans; provided, however, that, solely for purposes of the sharing of any amounts received by the Administrative Agent or any other Bank, if at the time of any such receipt the Borrower has defaulted under any agreements regarding Rate Hedging Obligations entered into pursuant to Section 7.12 with any Bank or any Affiliate of any Bank, then the Ratable Share of the affected Bank shall be proportionately increased and the Ratable Shares of the other Banks shall be proportionately decreased based upon the amount due to the affected Bank (or such Bank's Affiliate) pursuant to such agreements. If any Bank shall obtain any payment hereunder (whether voluntary, involuntary, through exercise of any right of set-off or otherwise) in excess of its Ratable Share, then such Bank shall immediately remit such excess to the other Banks pro rata.

            11.12 Actions by the Administrative Agent and the Banks. The Administrative Agent shall take formal action following the occurrence of a Possible Default or an Event of Default only upon the agreement of the Required Banks; provided, however, that if the Administrative Agent gives notice to the Banks of a Possible Default or an Event of Default, and the Required Banks cannot agree (which agreement shall not be unreasonably withheld) on a mutual course of action within thirty (30) days following such notice, the Administrative Agent may (but shall not be required to) pursue such legal rights and remedies against the Borrower as it deems necessary and appropriate to protect the Banks and any collateral under the circumstances.

SECTION 12. MISCELLANEOUS.

            12.1 Construction. The provisions of this Agreement shall be in addition to those of the Loan Documents and to those of any other guaranty, security agreement, note or other evidence of the liability relating to the Borrower held by the Banks, all of which shall be construed as complementary to each other. Nothing contained herein shall prevent the Administrative Agent or the Banks from enforcing any or all of such instruments in accordance with their respective terms. Each right, power or privilege specified or referred to in this Agreement or in any Loan Document is in addition to any other rights, powers or privileges that the Administrative Agent or the Banks may otherwise have or acquire by operation of law, by other contract or otherwise. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power or privilege by the Administrative Agent or the Banks shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other, as each right, power or privilege may be exercised independently or concurrently with others and as often and in such order as the Administrative Agent or the Banks may deem expedient. Notwithstanding any other provision of this Agreement, the Borrower shall not be required to pay any amount of interest pursuant hereto which is in excess of the maximum amount permitted by law.


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


            12.2 Further Assurance. From time to time, the Borrower shall execute and deliver to the Banks, and shall cause its Subsidiaries to execute and deliver to the Banks, such additional documents and take such actions as the Administrative Agent may reasonably require to carry out the purposes of this Agreement or any of the Loan Documents, or to preserve and protect the rights of the Administrative Agent and the Banks hereunder or thereunder.

            12.3 Expenses of the Administrative Agent and the Banks; Indemnification.

                  (a) Whether or not the transactions contemplated by this Agreement are consummated, the Borrower shall pay the costs and expenses, including, without limitation, the reasonable fees and disbursements of the Administrative Agent's special counsel, incurred by the Administrative Agent and the Banks in connection with: (i) the negotiation, preparation, amendment or enforcement of this Agreement and the Loan Documents and any amendment or modification thereof and the closing of the transactions contemplated hereby and thereby; (ii) the perfection of the Liens granted pursuant hereto and pursuant to the Loan Documents; (iii) the making of the Loans and the issuance of the Letters of Credit hereunder; (iv) the negotiation, preparation or enforcement of any other document in connection with this Agreement, the Loan Documents or the Loans made hereunder; (v) any proceeding brought or formal action taken by the Administrative Agent or the Banks to enforce any provision of this Agreement or any Loan Document, or to enforce or exercise any right, power or remedy hereunder or thereunder; or (vi) any action which may be taken or instituted by any Person against the Administrative Agent or any Bank as a result of any of the foregoing; provided, however, that the Borrower shall not be responsible for the legal fees of any Bank other than the Administrative Agent in respect of any period prior to the occurrence of a Possible Default. The estimated fees and expenses of the Administrative Agent's special counsel, Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia, through the Closing shall be paid on the Closing Date.

                  (b) The Borrower hereby indemnifies and holds harmless the Administrative Agent and each Bank and their respective directors, officers, employees, Administrative Agents, counsel, subsidiaries and affiliates (the "Indemnified Persons") from and against any and all claims, losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys fees) which may be imposed on, incurred by, or asserted against any Indemnified Person in any way relating to or arising out of this Agreement, the Loan Documents, or any of them, or the Loans made pursuant hereto or the Letters of Credit issued pursuant hereto, or the use of the proceeds thereof or any of the transactions contemplated hereby or thereby or the ownership or operation of the Stations (including, without limitation, the Stations being acquired pursuant to the Busse Purchase Agreement and the Like-Kind Exchange Agreement), the Newspapers, the Porta Phone Business or the Satellite Broadcasting Business or any of the other assets or businesses of the Borrower or its Subsidiaries or the breach by the Borrower or any of its Subsidiaries of any of the representations, warranties, covenants and agreements contained herein or in any Loan Document; provided, however, that the Borrower shall not be liable to any Indemnified Person, if there is a final non-appealable judicial determination that such claims, losses, liabilities, obligations, damages, penalties, actions,


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judgments, suits, costs, expenses or disbursements resulted solely from the gross negligence or willful misconduct of such Indemnified Person.

            12.4 Notices. Except as otherwise expressly provided herein, all notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of receipt (as shown on the return receipt) if mailed by registered or certified mail, postage prepaid and return receipt requested, (c) on the next business day after delivery to a courier service that guarantees delivery on the next business day if the conditions to the courier's guarantee are complied with, or (d) on the date of receipt by telecopy, in each case addressed as follows:

TO THE ADMINISTRATIVE AGENT:

                       NationsBank, N.A.
                       Agency Services
                       NC1-001-15-04
                       Independence Center
                       101 North Tryon Street
                       Charlotte, Norh Carolina
                       Attention:  Angela Berry
                       Telecopy:  (704) 388-9436

With a copy to:
                       NationsBank, N.A.
                       Financial Strategies Group
                       600 Peachtree Street, N.E.
                       19th Floor
                       Atlanta, Georgia  30308
                       Attention:  Melinda Bergbom
                       Telecopy: (404) 607-6343

With a copy to:
                       Powell, Goldstein, Frazer & Murphy LLP
                       191 Peachtree Street, N.E.
                       16th Floor
                       Atlanta, Georgia  30303
                       Attention:  Cindy A. Brazell, Esq.
                       Telecopy:  (404) 572-6999

TO THE BANKS, THE SYNDICATION AGENT OR THE DOCUMENTATION AGENT, AT THE ADDRESSES LISTED ON THE SCHEDULE 2 ATTACHED HERETO OR IN THE ASSIGNMENT INSTRUMENT DELIVERED PURSUANT TO SECTION 12.7(b)

TO THE BORROWER OR ANY OF ITS SUBSIDIARIES:



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                        Gray Communications Systems, Inc.
                        126 North Washington Street
                        Albany, Georgia  31701
                        Attention:  Chief Financial Officer
                        Telecopy:  (912) 888-9374




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



With a copy to:

                        Neal H. Ray, Esq.
                        Heyman & Sizemore
                        2300 Cain Tower
                        229 Peachtree Street, N.E.
                        Atlanta, Georgia  30303
                        Telecopy:  (404) 521-2838

or to such other address or addresses as the party to which such notice is directed may have designated in writing to the other parties hereto.

            12.5 Waiver and Release by the Borrower. Neither the Administrative Agent, nor any Bank, nor any Affiliate, officer, director, employee, attorney or Administrative Agent of the Administrative Agent or any Bank shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue any of them upon, any claim for any special, indirect, incidental or consequential damages suffered or incurred by the Borrower or any of its Subsidiaries in connection with, arising out of, or in any way related to, this Agreement or any of the Loan Documents, or any of the transactions contemplated by this Agreement or any of the Loan Documents, unless arising from the gross negligence or willful misconduct of such Person as determined by a final non-appealable judgment of a court of competent jurisdiction.

            12.6 Right of Set Off. Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank or an Affiliate of such Bank to or for the credit or the account of the Borrower or any of its Subsidiaries against any and all of the obligations of the Borrower or any of its Subsidiaries now or hereafter existing hereunder or under any Loan Document, irrespective of whether or not such Bank shall have made any demand hereunder or under any Loan Document and although such obligations may be unmatured. Such Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Banks under this Section 12.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Notes may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower or any of its Subsidiaries in the amount of such participation.

            12.7  Successors and Assigns; Participations.

                  (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder


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

or under the Notes without the prior written consent of all of the Banks and the Administrative Agent.

                  (b) Each Bank may assign all or any part of any of its Loans, its Notes, and its share of the Commitments and the Letters of Credit with the consent of the Borrower and the Administrative Agent, which consent shall not be unreasonably withheld; provided, however, that (i) no such consent by the Borrower shall be required (A) for any such assignment by any Bank to an Affiliate of such Bank, (B) if, at the time of such assignment, an Event of Default or Possible Default has occurred and is continuing, (C) in the case of any assignment to another branch or a principal office of a Bank, or (D) for any such assignment to another Bank or an Affiliate of another Bank; (ii) any such partial assignment shall be in an amount at least equal to $5,000,000; and (iii) each such assignment shall be made by a Bank in such manner that the same portion of its Loans, its Notes, its share of the Commitments and its participation in the Letters of Credit is assigned to the assignee. Upon execution and delivery by the assignor and the assignee to the Borrower and the Administrative Agent of an instrument in writing pursuant to which such assignee agrees to become a "Bank" hereunder (if not already a Bank) having the share of the Commitments, Loans and Letters of Credit specified in such instrument, and upon consent thereto by the Administrative Agent and the Borrower (to the extent required), the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Administrative Agent), the obligations, rights and benefits of a Bank hereunder holding the share of the Commitments, Loans and Letters of Credit (or portions thereof) assigned to it (in addition to the share of the Commitments, Loans and Letters of Credit, if any, theretofore held by such assignee) and the assigning Bank shall, to the extent of such assignment, be released from the share of the Commitments, the Letters of Credit and the obligations hereunder so assigned.

                  (c) Upon its receipt of an assignment pursuant to Section 12.7(b) above duly executed by an assigning Bank and the assignee, together with any Notes subject to such assignment and the Administrative Agent's standard processing and recordation fee of $3,500, the Administrative Agent shall, if such assignment has been completed, accept such assignment. Within five (5) business days after receipt of such notice, the Borrower, at the Borrower's own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes new Notes to the order of the assignee in an amount equal to the share of the Commitments, of the Loans and of the Letters of Credit assumed by the assignee and, if the assigning Bank has retained a portion of the Commitments, the Loans and the Letters of Credit hereunder, new Notes to the order of the assigning Bank in an amount equal to the share of the Commitments and the Loans retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of Exhibit G attached hereto in the case of Revolving Notes, or Exhibit F attached hereto in the case of Term Notes. Cancelled Notes shall be returned to the Borrower.

                  (d) A Bank may sell or agree to sell to one or more other Persons (each, a "Participant") a participation in all or any part of any Loans held by it, or in its share of the Commitments and the Letters of Credit. Except as otherwise provided in the last sentence of


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

this Section 12.7(d), no Participant shall have any rights or benefits under this Agreement or any Note or any other Loan Documents (the Participant's rights against such Bank in respect of such participation to be those set forth in the agreements executed by such Bank in favor of the Participant). All amounts payable by the Borrower to any Bank under Section 2 hereof in respect of Loans held by it, and its share of the Commitments, shall be determined as if such Bank had not sold or agreed to sell any participations in such Loans and share of the Commitments, and as if such Bank were funding each of such Loans and its share of the Commitments in the same way that it is funding the portion of such Loans and its share of the Commitments in which no participations have been sold. In no event shall a Bank that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document, except that such Bank may agree with the Participant that it will not, without the consent of the Participant, agree to any modification, supplement or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section 12.12, requires the consent of each Bank. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8 through and including 2.15 and Section 12.6 with respect to its participating interest.

                  (e) In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.7, any Bank may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

                  (f) A Bank may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants).

                  (g) Anything in this Section 12.7 to the contrary notwithstanding, no Bank may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates without the prior written consent of all of the Banks.

            12.8 APPLICABLE LAW. THIS AGREEMENT AND THE LOAN DOCUMENTS, AND THE DUTIES, RIGHTS, POWERS AND REMEDIES OF THE PARTIES HERETO AND THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT ANY LOAN DOCUMENT PROVIDES THAT THE LOCAL LAW OF ANOTHER JURISDICTION GOVERNS THE GRANT, PERFECTION OR ENFORCEMENT OF THE LIENS GRANTED PURSUANT TO SUCH LOAN DOCUMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE BORROWER AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE BANKS AND SHALL BE SUBJECT TO NO EXCEPTIONS. THE BORROWER HAS MADE THIS CHOICE OF GOVERNING LAW KNOWINGLY AND WILLINGLY AND AFTER CONSULTING WITH ITS COUNSEL. NONE OF THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE DOCUMENTATION AGENT, THE LEAD ARRANGER, ANY BANK, NOR THE


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

BORROWER HAVE AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

            12.9 ENFORCEMENT. THE BORROWER (A) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF GEORGIA AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF BROUGHT BY THE ADMINISTRATIVE AGENT OR THE BANKS OR THEIR SUCCESSORS OR ASSIGNS AND (B) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (C) HEREBY WAIVES AND AGREES NOT TO SEEK ANY REVIEW BY ANY COURT OF ANY OTHER JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF THE JUDGMENT OF ANY SUCH GEORGIA STATE OR FEDERAL COURT. THE BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN. THE BORROWER AGREES THAT ITS SUBMISSION TO JURISDICTION AND ITS CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE ADMINISTRATIVE AGENT AND THE BANKS. FINAL JUDGMENT AGAINST THE BORROWER IN ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, OR IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT OR THE BANKS MAY AT THEIR OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS, AGAINST THE BORROWER OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE BORROWER, OR SUCH ASSETS, MAY BE FOUND.

            12.10 JURY TRIAL WAIVER. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS EACH WAIVE IRREVOCABLY, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE BANKS AND THE BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE NOTES OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN


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CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO AND THERETO. THE SCOPE OF
THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT
AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION,
CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW
AND STATUTORY CLAIMS. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (UNLESS EXPRESSLY MODIFIED IN
WRITING BY ALL PARTIES HERETO), AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

            12.11 Binding Effect and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. This Agreement, the Schedules and Exhibits hereto, which are hereby incorporated in this Agreement, and the Loan Documents constitute the entire agreement among the parties on the subject matter hereof.

            12.12 Counterparts. This Agreement may be executed in any number of counterparts or duplicate originals, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            12.13 Survival of Agreements. All covenants, agreements, representations and warranties made herein or in any Loan Document shall survive any investigation and the Closing and shall continue in full force and effect so long as any of the Obligations remain to be performed or paid or the Banks have any obligation to advance sums hereunder or any Letters of Credit remain outstanding.

            12.14 Modification. Any term of this Agreement or of the Notes may be amended and the observance of any term of this Agreement or of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Borrower and the Required Banks or, if there are only two (2) Banks each of which holds a Ratable Share of eighty percent (80%) or less of the Loans, with the written consent of the Borrower and both Banks; provided, however, that no such amendment or


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waiver or other action shall, without the prior written consent of all of the
Banks or the holders of all of the Notes at the time outstanding, (a) extend the maturity or reduce the principal amount of, or reduce the rate or extend the time of payment of interest on, or reduce the amount or extend the time of payment of any principal installment of, any Note, (b) reduce the amount or extend the time of payment of the commitment fees, (c) change the Commitments or the Ratable Share of any Bank (other than any change in Commitments or Ratable Share resulting from the sale of a participation in or assignment of any Bank's interest in the Commitments and Loans in accordance with subsection 12.7 or resulting from an increase in Commitments under Section 2.16), (d) change the percentage referred to in the definition of "Required Banks" contained in
Section 1.1 or reduce the number of Banks required to approve any waiver, amendment or modification, (e) amend this Section 12.14, (f) amend or waive compliance with Section 2.7(b), (g) release any collateral or any guaranty for the Loans except in connection with a sale permitted pursuant to Section 8.10,
(h) amend or waive any of the conditions precedent set forth in Section 6 for the making of the initial Loans on the Closing Date, or (i) extend the expiration date of any outstanding Letter of Credit or postpone the reimbursement obligations of the Borrower in respect of any Letter of Credit or reduce the fees payable by the Borrower in respect of any Letter of Credit; and provided, further, however, that notwithstanding the foregoing provisions of this Section 12.14, this Agreement and the Notes may be amended or modified in the manner contemplated by Section 12.7 for the purpose of permitting any Bank to assign its interest, rights and obligations hereunder to another Person if the appropriate assignment agreement or counterparts thereof are executed by the Borrower (to the extent required), the Administrative Agent and the appropriate Bank assignor and assignee. Any amendment or waiver effected in accordance with this Section 12.14 shall be binding upon each holder of any Note at the time outstanding, each future holder of any Note and the Borrower.

            12.15 Separability. If any one or more of the provisions contained in this Agreement or any Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all remaining provisions shall not in any way be affected or impaired. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

            12.16 Section Headings. The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            12.17 Termination. This Agreement shall terminate when all amounts due hereunder, under the Notes and under each Loan Document shall have been indefeasibly paid in full in cash and all other Obligations hereunder or thereunder shall have been fully performed, so long as no Letters of Credit are then outstanding and the Banks have no further obligation to advance sums hereunder. Upon such termination, at the request of the Borrower, the Administrative Agent and the Banks shall release all Liens granted herein or in any Loan Document at the Borrower's expense and return all collateral held pursuant hereto or to any Loan Document without recourse or representation. Notwithstanding anything to the contrary


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contained herein, each expense reimbursement and indemnification provision in this Agreement or in any Loan Document shall survive the repayment in full of the Loans and the termination of this Agreement.

            12.18 FCC Compliance.

                  (a) Notwithstanding anything herein or in any of the Loan Documents to the contrary, but without limiting or waiving the Borrower's or any of its Subsidiaries' obligations hereunder or under any of the Loan Documents, the Administrative Agent's and the Banks' remedies hereunder and under the Loan Documents are subject to compliance with the Communications Act of 1934, as amended, and to all applicable rules, regulations and policies of the FCC, and neither the Administrative Agent nor the Banks will take any action pursuant to this Agreement or any of the Loan Documents that will constitute or result in any assignment of a License issued by the FCC or any change of control of the Borrower or any of its Subsidiaries which owns any FCC License if such assignment of License or change of control would require under then existing law (including, without limitation, the written rules and regulations promulgated by the FCC), the prior approval of the FCC, without first obtaining such approval of the FCC. This Agreement, the Loan Documents and the transactions contemplated hereby and thereby do not and will not constitute, create, or have the effect of constituting or creating, directly or indirectly, actual or practical ownership of the Borrower or any of its Subsidiaries by the Administrative Agent or the Banks or control, affirmative or negative, direct or indirect, of the Borrower or any of its Subsidiaries by the Administrative Agent or the Banks, over the management or any other aspect of the operation of the Borrower or any of its Subsidiaries, which ownership and control remain exclusively and at all times in the stockholders and directors of the Borrower and its Subsidiaries until such time as the Administrative Agent and the Banks have complied with such law, rules, regulations and policies.

                  (b) Furthermore, the parties acknowledge their intent that, upon the occurrence of an Event of Default, the Administrative Agent and the Banks shall receive, to the fullest extent permitted by applicable law and governmental policy (including, without limitation, the rules, regulations and policies of the FCC), all rights necessary or desirable to obtain, use or sell the Licenses and the collateral securing the Loans, and to exercise all remedies available to them under this Agreement, the Loan Documents, the Uniform Commercial Code or other applicable law. Therefore, the parties agree that, in the event of changes in law or governmental policy occurring after the date hereof that affect in any manner the Administrative Agent's or the Banks' rights of access to, or ability to obtain a Lien in, or use or sale of, the Licenses or such collateral, or the procedures necessary to enable the Administrative Agent or the Banks to obtain such rights of access, Liens, use or sale, the Administrative Agent, the Banks and the Borrower shall amend this Agreement and the Loan Documents in such manner as the Administrative Agent shall reasonably request, in order to provide the Administrative Agent and the Banks such rights to the greatest extent possible consistent with then applicable law and governmental policy.

            12.19 Marshaling; Payments Set Aside. The Administrative Agent and the Banks shall not be under any obligation to marshal any assets in favor of the Borrower or any


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other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower or any of its Subsidiaries makes a payment or payments to the Administrative Agent or the Banks or the Administrative Agent or any Bank enforces its security interest or exercises its rights of setoff, and such payment or payments or the process of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy or insolvency law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement had not occurred.

              [Remainder of This Page Intentionally Left Blank]




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      TO WITNESS THE ABOVE, the Borrower, the Banks and the Administrative Agent
have caused this Loan Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

BORROWER:              .            GRAY COMMUNICATIONS SYSTEMS, INC.


                                       By: /s/ Frederick J. Erickson
                                          __________________________
                                           Frederick J. Erickson
                                           Chief Financial Officer

                                    NATIONSBANK, N.A., as Administrative
                                    Agent, Syndication Agent, and a Bank


                                    By: /s/ Melinda M. Bergbom
                                        __________________________________
                                    Name: Melinda M. Bergbom
                                          ________________________________
                                    Title: Senior V. President
                                          ________________________________

                                    KEY CORPORATE CAPITAL INC. (f/k/a KeyBank
                                    National Association), as Documentation
                                    Agent, and a Bank


                                    By: /s/ Kenneth J. Keeler
                                         _____________________________________
                                    Name: Kenneth J. Keeler
                                         _____________________________________
                                    Title: Senior Portfolio Manager
                                          ____________________________________

                                    CIBC INC., as a Bank


                                    By:/s/ Michele E. Roller
                                        ___________________________________
                                    Name: Michele E. Roller
                                          _________________________________
                                    Title: Executive Director
                                           ________________________________

                                    THE BANK OF NEW YORK, as a Bank


                                    By:/s/ John R. Ciulla
                                       ________________________________
                                    Name: John R. Ciulla
                                         ______________________________
                                    Title: Vice President
                                          _____________________________

                                    FIRST UNION NATIONAL BANK
                                    (f/k/a CoreStates Bank, N.A.), as a Bank


                                    By:/s/ Jim Redman
                                       _____________________________________
                                    Name:  Jim Redman
                                         ___________________________________
                                    Title: Senior Vice President
                                          __________________________________